As filed with the Securities and Exchange Commission on March 25, 2005

                           Registration No. 333-122710

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM SB-2 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               IQ BIOMETRIX, INC.

                               f/k/a "JVWeb, Inc."
                 (Exact name of Registrant specified in charter)

  Delaware                           7372                       76-0552098
--------------------------------------------------------------------------------
 (State of                  (Primary Industrial              (I.R.S.  Employer
Incorporation)                 Classification)                     I.D.#)

                      39111 Paseo Padre Parkway, Suite 304
                         Fremont, California 94538
                               Tel: (510) 795-2900

              (Address and telephone number of principal executive
                    offices and principal place of business)

        Michael Walsh                           With a copy to:
        Chief Financial Officer                 The Crone Law Group,LLP
        IQ Biometrix, Inc.                      201 Mission Street
        2000 Bridge Parkway, Suite 201          Suite 1930
        Redwood Shores, CA 94538                San Francisco, CA 94105
        Tel:(888) 321-5553                      Tel: (415) 495-8900
        Fax: (650) 551-5225                     Fax: (415) 495-8901

                       (Name, address, including zip code
                         and telephone number, including
                         area code of agent for service)

Approximate date of commencement date or proposed sale to the public: From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

Title of each class                                  Proposed                Proposed
of securities to be       Amount to be           maximum offering         maximum aggregate           Amount of
registered                registered(1,3)        price per share(2)       offering price(2)      registration fee(4)
-------------------       ---------------        ------------------       -----------------      -------------------
Common Stock(3)              3,600,000                 $3.60                  $12,960,000               $1,525.39

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a).

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low prices as reported on the Over-The-Counter Bulletin Board on March 21, 2005.

 (3) Includes (i) 62,917 common shares outstanding; (ii) up to 1,823,851 common shares issuable to holders of convertible debentures upon conversion thereof, which includes 1,782,994 common shares issuable upon conversion of outstanding principal and 40,857 common shares issuable up conversion of interest estimated through June 30, 2005; and (iii) up to 1,406,809 common shares issuable to holders of warrants upon exercise thereof

(4) Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS SUBJECT TO COMPLETION, DATED MARCH 25, 2005

                               IQ BIOMETRIX, INC.
                      39111 PASEO PADRE PARKWAY, SUITE 304
                            FREMONT, CALIFORNIA 94538
                               TEL: (510) 795-2900

                        3,600,000 SHARES OF COMMON STOCK

This prospectus relates to the resale or other disposition of up to 3,600,000 shares of our common stock, $0.01 par value per share, or interests therein by the persons who are, or will become, our stockholders. These persons, together with their transferees, are referred to throughout this prospectus as "selling stockholders." Of these shares:

      o     62,917 shares are outstanding;

      o 1,823,851 shares are issuable to holders of outstanding convertible debentures, of which includes 1,782,994 common shares are issuable upon conversion of outstanding principal and 40,857 common shares are issuable upon conversion of interest estimated through June 30, 2005;and

      o 1,406,809 shares issuable to holders of outstanding warrants upon exercise thereof.

All of the shares, warrants, and debentures described above were previously issued in private placement transactions completed prior to the filing of this registration statement. See "Summary of Offering" and "Selling Stockholders" on pages ___ and ____, respectively, for a more detailed description of these transactions.

We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from this offering. We may receive proceeds upon the exercise of outstanding warrants for shares of common stock covered by this prospectus if the warrants are exercised for cash. If the warrants are exercised in a "net exercise", we will not receive any additional proceeds. We will not receive any additional cash proceeds upon the conversion of the debentures. All costs associated with this registration will be borne by us. The selling stockholders may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions or in trading markets for our common stock. See "Plan of Distribution" on page ___.

Our common stock trades on the OTC Bulletin Board under the symbol "IQBX.OB" The closing price of our common stock on the OTC Bulletin Board on March 21, 2005 was $3.60 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 25, 2005.

                                TABLE OF CONTENTS

SUMMARY OF OFFERING........................................................... 3

RISK FACTORS ..................................................................5

USE OF PROCEEDS ..............................................................16

DIVIDEND POLICY ..............................................................16

PRICE RANGE OF COMMON STOCK ..................................................16

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS..............................17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............................18

BUSINESS .....................................................................21

MANAGEMENT ...................................................................28

EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS ..............................29

PRINCIPAL STOCKHOLDERS .......................................................32

DESCRIPTION OF CAPITAL STOCK .................................................34

SELLING STOCKHOLDERS .........................................................37

PLAN OF DISTRIBUTION .........................................................38

EXPERTS ......................................................................39

INDEX TO FINANCIAL STATEMENTS................................................F-1

                               SUMMARY OF OFFERING

      This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

                                IQ Biometrix Inc.

      IQB is a provider of facial composite software to federal, state and local law enforcement agencies in the U.S. and worldwide. IQB is the result of a reverse merger of JVWeb, Inc., a Delaware corporation, and IQ Biometrix California, Inc., a California corporation. IQB's headquarters are located at 39111 Paseo Padre Parkway, Suite 304, Fremont, CA 94538. IQB's telephone number is (510) 795-2900. IQB's web site is http:/ /www.iqbiometrix.com. Information contained in IQB's web site shall not be deemed to be a part of this joint proxy statement/prospectus. FACESTM is an unregistered trademark in the U.S. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective holders.

                                  The Offering

Common stock that may be offered by
selling stockholders: ................. Up to 3,600,000 shares

Common stock outstanding
after this offering:                    10,107,126 shares (1) See "Selling
                                        Stockholders" for a more detailed
                                        description of the transactions pursuant to which the Selling Stockholders acquired the shares offered in this prospectus.

Total proceeds raised by offering ..... We will not receive any proceeds from the resale or other disposition of the
                                        shares covered hereby or interests
                                        therein by any selling stockholder. We
                                        received proceeds from the issuance of
                                        the convertible debentures and warrants
                                        whose underlying shares of common stock
                                        are covered by this prospectus.

                                        We may receive proceeds from the
                                        exercise of the warrants whose
                                        underlying shares of common stock are
                                        covered by this prospectus if the
                                        warrants are exercised for cash.

Risk Factors .......................... There are significant risks involved in investing in our company. For a
                                        discussion of risk factors you should
                                        consider before buying our common stock, see "RISK FACTORS" beginning on page 5.

(1) Based on 6,876,466 shares of common stock outstanding as of March 16, 2005 and includes:

      o 255,729 common shares issuable to Enable Growth Partners L.P. upon conversion of an outstanding debenture, of which 250,000 shares are issuable upon conversion of outstanding principal and 5,729 shares are issuable upon conversion of interest estimated through June 30, 2005; and (ii) 125,000 shares issuable upon exercise of an outstanding warrant. The debenture and warrant were issued to Enable Growth Partners as part of IQB's private placement of $3.3 million of convertible debentures and warrants on January 11, 2005.

      o 51,146 common shares issuable to Ron Nash upon conversion of an outstanding debenture, of which 50,000 shares are issuable upon conversion of outstanding principal and 1,146 shares are issuable upon conversion of interest estimated through June 30, 2005; and
            (ii) 25,000 shares issuable upon exercise of an outstanding warrant. The debenture and warrant were issued to Ron Nash as part of IQB's private placement of $3.3 million of convertible debentures and warrants on January 11, 2005.

      o 127,864 common shares issuable to Meadowbrook Opportunity Fund LLC upon conversion of an outstanding debenture, of which 125,000 shares are issuable upon conversion of outstanding principal and 2,864 shares are issuable upon conversion of interest estimated through June 30, 2005; and (ii) 62,500 shares issuable upon exercise of an outstanding warrant. The debenture and warrant were issued to Meadowbrook Opportunity Fund LLC as part of IQB's private placement of $3.3 million of convertible debentures and warrants on January 11, 2005.

      o 51,146 common shares issuable to Nite Capital, LP upon conversion of an outstanding debenture, of which 50,000 shares are issuable upon conversion of outstanding principal and 1,146 shares are issuable upon conversion of interest estimated through June 30, 2005; and
            (ii) 25,000 shares issuable upon exercise of an outstanding warrant. The debenture and warrant were issued to Nite Capital, LP as part of IQB's private placement of $3.3 million of convertible debentures and warrants on January 11, 2005.

      o 102,291 common shares issuable to Schottenfeld Group LLC upon conversion of an outstanding debenture, of which 100,000 shares are issuable upon conversion of outstanding principal and 2,291 shares are issuable upon conversion of interest estimated through June 30, 2005; and (ii) 50,000 shares issuable upon exercise of an outstanding warrant. The debenture and warrant were issued to Schottenfeld Group LLC as part of IQB's private placement of $3.3 million of convertible debentures and warrants on January 11, 2005.

      o 38,359 common shares issuable to Briarwood Investments upon conversion of an outstanding debenture, of which 37,500 shares are issuable upon conversion of outstanding principal and 859 shares are issuable upon conversion of interest estimated through June 30, 2005; and (ii) 18,750 shares issuable upon exercise of an outstanding warrant. The debenture and warrant were issued to Briarwood Investments as part of IQB's private placement of $3.3 million of convertible debentures and warrants on January 11, 2005.

      o 409,166 common shares issuable to Special Situations Private Equity Fund, L.P. upon conversion of an outstanding debenture, of which 400,000 shares are issuable upon conversion of outstanding principal and 9,166 shares are issuable upon conversion of interest estimated through June 30, 2005; and (ii) 200,000 shares issuable upon exercise of an outstanding warrant. The debenture and warrant were issued to Special Situations Private Equity Fund, L.P. as part of IQB's private placement of $3.3 million of convertible debentures and warrants on January 11, 2005.

      o     86,948 common shares issuable to Special Situations Technology
            Fund, L.P. upon conversion of an outstanding debenture, of which 85,000 shares are issuable upon conversion of outstanding principal and 1,948 shares are issuable upon conversion of interest estimated through June 30, 2005; and (ii) 42,500 shares issuable upon exercise of an outstanding warrant. The debenture and warrant were issued to Special Situations Technology Fund, L.P. as part of IQB's private placement of $3.3 million of convertible debentures and warrants on January 11, 2005.

      o 526,802 common shares issuable to Special Situations Technology Fund II, L.P. upon conversion of an outstanding debenture, of which 515,000 shares are issuable upon conversion of outstanding principal and 11,802 shares are issuable upon conversion of interest estimated through June 30, 2005; and (ii) 257,500 shares issuable upon exercise of an outstanding warrant. The debenture and warrant were issued to Special Situations Technology Fund II, L.P. as part of IQB's private placement of $3.3 million of convertible debentures and warrants on January 11, 2005.

      o 25,573 common shares issuable to W. Austin Lewis upon conversion of an outstanding debenture, of which 25,000 shares are issuable upon conversion of outstanding principal and 573 shares are issuable upon conversion of interest estimated through June 30, 2005; and (ii) 12,500 shares issuable upon exercise of an outstanding warrant. The debenture and warrant were issued to W. Austin Lewis as part of IQB's private placement of $3.3 million of convertible debentures and warrants on January 11, 2005.

      o 108,825 common shares issuable to Forte Capital Partners, LLC upon conversion of outstanding debentures, of which 106,388 shares are issuable upon conversion of outstanding principal and 2,437 shares are issuable upon conversion of interest estimated through June 30, 2005; and (ii) 183,194 shares issuable upon exercise of outstanding warrants. The debentures and warrants were issued to Forte Capital Partners, LLC as part of IQB's private placement of $3.3 million of convertible debentures and warrants on January 11, 2005.

      o 40,002 common shares issuable to John Micek. Jr. upon conversion of an outstanding debenture, of which 39,106 shares are issuable upon conversion of outstanding principal and 896 shares are issuable upon conversion of interest estimated through June 30, 2005; and (ii) 19,553 shares issuable upon exercise of an outstanding warrant. The debenture and warrant were issued to John Micek, Jr. as part of IQB's private placement of $3.3 million of convertible debentures and warrants on January 11, 2005. Also includes 37,500 shares issuable upon the exercise of a warrant issued as part of IQB's private placement of $255,000 of convertible notes and warrants in July 2004Also includes 40,000 shares issued pursuant to the exercise of a warrant issued as part of IQB's private placement of $400,000 of convertible debentures and warrants on June 30, 2003.

      o 12,500 restricted common shares issued pursuant to the exercise of an option issued to John Micek III on December 1, 2001.

      o 60,000 shares issuable upon exercise of outstanding warrants issued to Platinum Partners Value Arbitrage Fund. The warrants were issued as part of IQB's private placement of $700,000 of convertible debentures and warrants on September 18, 2003.

      o 40,000 shares issuable upon exercise of outstanding warrants issued to Platinum Partners Global Macro Fund. The warrants were issued as part of IQB's private placement of $700,000 of convertible debentures and warrants on September 18, 2003.

      o 20,000 shares issuable upon exercise of an outstanding warrant issued to William Ritger. The warrant was issued as part of IQB's private placement of $700,000 of convertible debentures and warrants on September 18, 2003.

      o 25,000 shares issuable upon exercise of an outstanding warrant issued to Daniel McKelvey in consideration of services rendered pursuant to a consulting agreement entered into between IQB and Mr. McKelvey on August 1, 2004.

      o 39,062 shares issuable upon exercise of an outstanding warrant issued to Jacob Engel. The warrant was issued as part of IQB's private placement of $700,000 of convertible debentures and warrants on September 18, 2003. The warrant was subsequently transferred to Crestview Capital.

      o 163,750 shares issuable upon exercise of an outstanding warrant issued to Alpine Capital Partners. The warrant was issued in consideration of investment banking services rendered by Alpine Capital Partners in connection with IQB's private placement of $3.3 million of convertible debentures and warrants on January 11, 2005.

      o 10,417 restricted common shares issued to Michael Walsh in January 2005 as a bonus.

Excludes:

      o 690,102 shares issuable upon exercise of outstanding options, of which 631,769 shares are exercisable within 60 days of March 16, 2005;

      o     250,000 shares reserved for future issuance under our stock plans;

      o up to 1,096,956 common shares issuable upon the conversion of outstanding convertible debentures; and

      o up to 62,820 common shares issuable upon the exercise of outstanding warrants.

Merger of IQB Wherify (See Page 24)

      On April 14, 2004, IQB, Wherify Wireless, Inc. ("Wherify") and a wholly owned subsidiary of IQB entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the wholly owned subsidiary will merge with and into Wherify, with Wherify surviving as a wholly owned subsidiary of IQB.

      In accordance with the terms of the Merger Agreement, each share of Wherify capital stock will be exchanged for approximately 4.83 shares of IQB common stock (based on the number of issued and outstanding shares of Wherify as of the date of this prospectus). As a result, the Wherify stockholders are expected to hold approximately 78% percent of the combined company calculated on a fully diluted basis including all outstanding convertible securities. The exchange ratio is calculated pursuant to a complex formula, which is designed so that the Wherify stockholders will hold approximately 80% of the combined company on a fully diluted basis excluding shares issuable pursuant to stock options held by directors and employees and shares issued by the companies after the date of the merger agreement pursuant to certain equity financings (sometimes referred to herein as "financing shares").

      Based on the exchange ratio, it is expected that IQB will issue approximately 43 million shares of its common stock to the Wherify shareholders with an approximate value of $187 million, based on the average closing price on the Over-the-Counter Bulletin Board of a share of IQB common stock during the 20 trading day period ending on March 21, 2005 of $4.36. The value of the IQB common stock to be received by Wherify stockholders will vary as the market price of IQB's stock changes. As a result, this transaction will be accounted for as a reverse merger.

Wherify Rescission Offer (See Page 24)

      On August 18, 2004, IQB filed its Registration Statement on Form S-4 registering the shares to be issued to the Wherify shareholders in the Merger. During the period from September 17, 2004 to January 19, 2005, Wherify offered and sold 1,701,714 shares of its Series C Preferred Stock to 83 investors for an aggregate offering price of $15,249,095 in a private placement in reliance upon Rule 506 of Regulation D promulgated under the Securities Act of 1933 (the "Recent Series C Offering"). The staff of the Securities and Exchange Commission has advised IQB and Wherify that, in the opinion of the staff, there is substantial doubt as to the availability of the federal private placement exemption upon which Wherify relied for the Recent Series C Offering.

      The staff also informed IQB that as a result of the foregoing opinion of the SEC staff, IQB would not be able to include in the Registration Statement on Form S-4 the shares of IQB to be issued to the holders of Wherify Series C Preferred acquired pursuant to the Recent Series C Offering.

      Pursuant to discussions with the SEC staff, the staff has agreed that IQB and Wherify may register the shares of IQB issuable pursuant to the Merger Agreement and consummate the Merger provided that Wherify first conduct a rescission offer with respect to the shares issued in the Recent Series C Offering and that IQB withdraw its Registration Statement on Form S-4 originally filed on August 18, 2004 pending completion of Wherify's rescission offer. After the Wherify rescission offer is complete, IQB may then refile the registration statement (after updating it with appropriate information and risk factors regarding the Rescission Offer and Recent Series C Offering).

      As a result, on March 9, 2005, IQB withdrew the Registration Statement on Form S-4 and on March 10, 2005, Wherify issued its rescission offer to the purchasers of Wherify Series C Preferred Stock in the Recent Series C Offering. The rescission offer is expected to be completed by April 14, 2005.

Status of Merger (See Page 24)

      The consummation of the Merger is subject to a number of conditions, including the approval by IQB and Wherify stockholders; the receipt by IQB of an opinion of counsel from Wherify's IP counsel as to the intellectual property of Wherify; and Wherify obtaining signed Lock-Up Agreements from 90% of those Wherify stockholders who hold 0.5% or more of Wherify capital stock.

      IQB and Wherify intend to seek stockholder approval of the Merger after the Wherify rescission offer is complete and IQB's Registration Statement on Form S-4 has been declared effective by the SEC and to consummate the Merger pending such stockholder approval.

                             SUMMARY FINANCIAL DATA

The summary financial information set forth below is derived from the financial statements appearing elsewhere in this Prospectus. Such information should be read in conjunction with such financial statements, including the notes thereto.

                          STATEMENT OF OPERATIONS DATA
                         (Dollar amounts and share data)

                                Six Months Ended                        Year Ended
                                   December 31                            June 30
                         ------------------------------        ------------------------------
                             2003               2004               2003               2004
                         -----------        -----------        -----------        -----------
                         (Unaudited)
Revenues                 $   138,348        $   213,513        $   105,772        $   269,724
Net (Loss)               $(3,306,429)       $(1,951,270)       $(3,887,691)       $(8,391,143)
Basic and Diluted
   (Loss) Per
   Common Share          $      (.65)       $      (.30)       $      (.92)       $     (1.53)

Basic and Diluted
Weighted Average
Shares Outstanding         5,048,258          6,493,374          4,282,036          5,494,918


                               BALANCE SHEET DATA

                                             December 31, 2004     June 30, 2004
                                             -----------------     -------------
                                                (Unaudited)
Total Assets                                    $ 1,266,122         $   186,018
Total Current Liabilities                       $ 3,589,797         $ 2,571,609
Stockholders' Deficit                           $(2,323,675)        $(2,385,591)


In the event the merger between us and Wherify is consummated, the following is a summary of the pro forma financials appearing elsewhere in this Prospectus.

                     PRO FORMA STATEMENT OF OPERATIONS DATA
                         (Dollar amounts and share data)
                                   (unaudited)

                                         Six Months Ended           Year Ended
                                            December 31              June 30
                                           ------------            ------------
                                                2004                   2004
                                           ------------            ------------
Revenues                                   $    258,000            $    439,000
Net (Loss)                                 $(44,821,000)           $(42,441,000)


                          PRO FORMA BALANCE SHEET DATA
                                   (unaudited)

                                             December 31, 2004     June 30, 2004
                                             -----------------     -------------

Total Assets                                     $17,483,000        $13,880,000
Total Current Liabilities                        $11,898,000        $ 9,145,000
Stockholders' Equity                             $ 5,585,000        $ 5,650,000

                                  RISK FACTORS

THE SECURITIES COVERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. ACCORDINGLY, THEY SHOULD BE CONSIDERED EXTREMELY SPECULATIVE. YOU SHOULD READ THE ENTIRE PROSPECTUS AND CAREFULLY CONSIDER, AMONG THE OTHER FACTORS AND FINANCIAL DATA DESCRIBED HEREIN, THE FOLLOWING RISK FACTORS:

          RISKS RELATED TO THE MERGER OF IQB AND WHERIFY WIRELESS, INC.

      IQB and Wherify Wireless, Inc. have entered into an Agreement and Plan of Merger pursuant to which a wholly-owned subsidiary of IQB will merge with and into Wherify and Wherify will become a wholly-owned subsidiary of IQB. The proposed merger creates certain risk factors which should be considered along with the risk factors pertaining to the combined company and IQB standing.

While IQB's Share Price Has Been Volatile In Recent Periods, The Merger Exchange Ratio Is Fixed And No Adjustment To The Exchange Ratio Will Be Made As A Result Of Fluctuations In The Market Price Of IQB's Common Stock.

      IQB's share price has been volatile in the past and may continue to be volatile in the future. During the 12 month period ended December 31, 2004, the closing price of IQB common stock ranged from $1.88 to $9.88. Upon completion of the merger, each share of Wherify capital stock will be converted into the right to receive approximately 4.83 shares of IQB common stock. The exchange ratio will not change even if the market price of the IQB common stock fluctuates. In addition, neither party may withdraw from the merger or resolicit the vote of its stockholders solely because of changes in the market price of IQB common stock. The specific dollar value of IQB common stock that Wherify stockholders will receive upon completion of the merger will depend on the market value of IQB common stock at that time. Wherify stockholders will not know the exact value of IQB common stock to be issued pursuant to the merger at the time of the Wherify special meeting of stockholders.

Wherify Stockholders May Be Limited In Their Ability To Sell, Transfer Or Pledge Shares They Receive In The Merger For Certain Periods Of Time.

      Wherify has agreed to use its best efforts to obtain lock-up agreements from all its stockholders. In addition, a condition to the merger is that 90% of the Wherify stockholders holding 0.5% or more of Wherify capital stock must execute lock-up agreements. By executing the Lock-Up Agreement, a stockholder agrees that, with respect to shares of IQB common stock received in exchange for shares of Wherify capital stock acquired prior to December 20, 2004, the stockholder will not sell or otherwise dispose of such shares for a period of 60 days after the consummation of the merger and will not sell or otherwise transfer more than 50% of such shares until the date that is one year after the consummation of the merger. The Lock-Up Agreement, however, does not apply to shares of IQB issuable upon exercise of stock options held by those employees who were not officers or directors of Wherify prior to the merger or of the combined company immediately after the merger. However, the combined company may, in its sole discretion, and at any time, consent to the sale of shares by the former Wherify stockholders.

      Shares purchased after December 20, 2004 are subject to different lock-up terms. Shares of IQB common stock received in exchange for shares of Wherify purchased between December 20, 2004 and January 12, 2005 cannot be sold or otherwise disposed of for a period of 60 days after the consummation of the merger and then are freely transferable. Shares of IQB common stock received in exchange for shares of Wherify purchased on or after January 13, 2005 cannot be sold for 90 days after the merger and then no more than 50% of such shares can be sold until the date that is 180 days after the date of the merger.

      The Lock-Up Agreement also provides that, notwithstanding the foregoing, if at any time prior to the first anniversary of the merger agreement, Mr. Scigliano or his successor on the IQB board of directors determines in his or her reasonable judgment that IQB has suffered a material adverse effect, as defined in the merger agreement, then the terms of any of the lock-up periods that have not expired shall be extended by a period equal to the period during which such material adverse effect is continuing.

A Significant Number Of Shareholders May Exercise Dissenter's Rights In Connection With The Merger, Resulting In A Significant Cash Drain On The Combined Company.

      Under Section 1300 of the California Corporations Code, holders of IQB and Wherify common stock are entitled to dissenters' rights in the event they do not vote in favor of the merger and they properly exercise their dissenters' rights. If a significant number of IQB stockholders elect to exercise dissenters' rights, the combined company could be required to make cash payments to those stockholders resulting in a drain on the combined company's cash reserves in an amount constituting a material adverse effect upon the combined company.

The Merger Could Cause IQB Or Wherify To Lose Key Personnel, Which Could Materially Affect The Combined Company's Business And Require The Companies To Incur Substantial Costs To Recruit Replacements For Lost Personnel.

      As a result of the announcement of the merger agreement, current and prospective IQB and Wherify employees could experience uncertainty about their future roles. This uncertainty may adversely affect the ability of the combined company to attract and retain key management, sales, marketing and technical personnel. IQB and Wherify employees may be concerned about the strategic focus and direction of the combined company, and seek to find employment elsewhere. Any failure to attract and retain key personnel prior to and after the consummation of the merger could have a material adverse effect on the business of the combined company.

Some Of IQB's And Wherify's Officers And Directors May Have Conflicts Of Interest That May Influence Them To Support Or Approve Adoption Of The Merger Agreement.

      Some officers and directors of IQB and Wherify participate in arrangements that provide them with interests in the merger that are different from yours, including, among others, the continued service as an officer or director of the combined company, acceleration of stock and stock option vesting, retention and severance benefits, continued indemnification and the potential ability to sell an increased number of shares of the combined company due to acceleration of the vesting periods for certain stock and stock options. These potential interests, among others, may influence the officers and directors of IQB and Wherify to support or approve adoption of the merger agreement. For a more detailed discussion of these potential interests see "The Merger--Interests of Directors and Officers of IQB and Wherify in the Merger" on page 55.

Failure To Complete The Merger May Result In IQB Or Wherify Paying A Termination Fee To The Other Party And Could Harm The Trading Price Of IQB's Common Stock And IQB's And Wherify's Respective Future Business And Operations.

      If the merger is not completed, IQB and Wherify may be subject to the following risks:

      o If the merger agreement is terminated under specified circumstances, IQB will be required to pay Wherify a termination fee of $500,000;

      o If the merger agreement is terminated under specified circumstances, Wherify will be required to pay IQB a termination fee of $500,000;

      o     The trading price of IQB common stock may decline;

      o Costs related to the merger, such as legal, accounting and fairness opinion fees, must be paid even if the merger is not completed; and

      o IQB and Wherify may be required to seek alternate sources of capital in the near term.

      In addition, if the merger agreement is terminated and either IQB's or Wherify's board of directors determines to seek another merger or business combination, there can be no assurance that IQB or Wherify will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger.

The Merger May Be Completed Even Though Material Adverse Changes May Result From Industry-Wide Changes And Other Causes Subsequent To The Announcement Of The Merger Agreement.

      In general, either party can refuse to complete the merger if there is a material adverse change affecting the other party between April 14, 2004, and the closing. However, some types of adverse changes, events, circumstances or developments will not prevent the merger from going forward, even if they would have a material adverse effect on IQB or Wherify, including adverse changes, events, circumstances or developments resulting from:

      o General economic conditions or conditions generally affecting the markets for each of IQB's products, except to the extent that IQB or Wherify is materially disproportionately affected;

      o The announcement or pendency of the merger or any other transactions contemplated by the merger agreement;

      o Compliance with the express terms and conditions of the merger agreement;

      o     Any change in the stock price or trading volume of IQB or Wherify;

      o Any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; or

      o     The continued incurrence of losses by IQB or Wherify.

      If such adverse changes occur and the merger is completed, IQB's stock price may suffer. This in turn may reduce the value of the merger to Wherify stockholders.

Accounting Rules Applicable To The Combined Company Could Adversely Affect Valuation.

      The name of the surviving entity of this business combination will be Wherify Wireless, Inc. After the combination, the former stockholders of Wherify will own approximately 78% of the stock of the combined entity calculated on a fully diluted basis including all outstanding convertible securities. SEC accounting rules call this a "reverse merger" whereby the financial history and fiscal year-end of Wherify continue as the financial history and fiscal year-end of the combined company excepting the capital structure, which legally becomes that of IQB. All prior financial history of IQB is erased. The approximate 22% of the combined entity remaining with the IQB shareholders will be valued based upon the current stock price and all tangible and intangible assets of IQB revalued to an amount equal to the product of the stock price multiplied by the shares held by the former IQB stockholders plus IQB's total liabilities. The excess of IQB's total valuation less identifiable assets and liabilities will be accounted for as goodwill. All goodwill of IQB as of the date of the merger, which is estimated to be approximately $25 million, will be written off on the closing of the merger.

      The goodwill and any identifiable intangibles recorded in the merger transaction is reviewed annually and must be written down to its estimated fair value based on management's view of the present value of future estimated cash flows. Should IQB's products not prove successful in the marketplace, the value of these products may be impaired, which would materially and adversely affect the operating results of the combined company.

                      RISKS RELATED TO THE COMBINED COMPANY

IQB And Wherify May Not Realize The Benefits They Expect From The Merger.

      The integration of IQB and Wherify will be complex, time consuming and expensive and may disrupt the combined company's business. The combined company will need to overcome significant challenges in order to realize any benefits or synergies from the merger. These challenges include the timely, efficient and successful execution of a number of post-merger events, including:

      o Retaining existing customers of both companies and attracting additional customers;

      o     Integrating the operations and technologies of the two companies;

      o     Retaining and assimilating the key personnel of each company;

      o Retaining strategic partners of each company and attracting new strategic partners; and

      o Creating uniform standards, controls, procedures, policies and information systems.

      The execution of these post-merger events will involve considerable risks and may not be successful.

      These risks include:

      o The potential disruption of the combined company's ongoing business and distraction of its management;

      o The potential strain on the combined company's financial and managerial controls and reporting systems and procedures;

      o Unanticipated expenses and potential delays related to integration of the operations, technology and other resources of the two companies;

      o The impairment of relationships with employees, suppliers and customers as a result of any integration of new management personnel;

      o Greater than anticipated costs and expenses related to restructuring, including employee severance or relocation costs and costs related to vacating leased facilities; and

      o Potential unknown or currently unquantifiable liabilities associated with the merger and the combined operations.

      The combined company may not succeed in addressing these risks or any other problems encountered in connection with the merger. The inability to successfully integrate the operations, technology and personnel of IQB and Wherify, or any significant delay in achieving integration, could have a material adverse effect on the combined company after the merger and, as a result, on the market price of IQB common stock.

The Combined Company Will Need To Raise Substantial Additional Capital After The Merger, Which May Result In Substantial Dilution To Existing Stockholders.

      In order to manufacture, distribute and sell its products and to execute on its business plan after the consummation of the merger, the combined company will need substantial additional capital. The parties are currently considering possible sources of this additional capital, including raising capital through the issuance of equity securities. Although the exact amount the combined company intends to raise has not yet been determined, the parties are contemplating an amount in excess of $20,000,000. There can be no assurance that the combined company will be able to raise sufficient additional capital at all or on terms favorable to the combined company or its stockholders. If the combined company issues equity securities in order to raise additional capital in the amounts currently contemplated, the stockholders will experience immediate and substantial dilution in their ownership percentage of the combined company. In addition, if the terms of such financing are unfavorable to the combined company or its stockholders, the stockholders may experience substantial dilution in the net tangible book value of their stock. In addition, any new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If the combined company cannot raise funds on acceptable terms, it may not be able to develop or enhance its products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements all of which could have a material adverse effect on the combined company.

Fluctuations In Operating Results Could Adversely Affect The Market Price Of IQB's Common Stock.

      The combined company's revenues and operating results are likely to fluctuate significantly in the future. The timing of order placement, size of orders and satisfaction of contractual customer acceptance criteria, as well as order delays or deferrals and shipment delays and deferrals, may cause material fluctuations in revenue.

      Delays or deferrals in purchasing decisions may increase as the combined company develops new or enhanced products. The current and anticipated dependence on a small number of customers increases the revenue impact of each customer's actions relative to these factors. The combined company's expense levels in the future will be based, in large part, on the combined company's expectations regarding future revenue, and as a result net income for any quarterly period in which material orders are delayed could vary significantly.

      Because of these and other factors, investors should not rely on quarter-to-quarter comparisons of IQB's results of operations, Wherify's results of operations or the pro forma financial information as an indication of future performance. It is possible that, in future periods, results of operations will differ from the estimates of public market analysts and investors. Such a discrepancy could cause the market price of IQB's common stock to decline significantly.

The Combined Company's Business Will Be Adversely Affected If The Combined Company Cannot Manage The Significant Changes In The Number Of Its Employees And The Size Of Its Operations.

      As a result of the merger IQB and Wherify expect the combined company's employee numbers, scope of operations and the geographic area of operations to significantly expand. This expected significant change in headcount, and scope of operations will place a significant strain on management and other resources. The combined company will face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs in different jurisdictions.

      This expected growth may also have an adverse effect on the development of new products and enhancement of existing product offerings. There is a risk that, during such periods of growth, management will not sufficiently coordinate the roles of individuals to ensure that all areas receive appropriate focus and attention. If the combined company is unable to manage its headcount, appropriate levels of manufacturing capacity and the scope of its operations effectively, the cost and quality of the combined company's products may suffer and the combined company may be unable to attract and retain key personnel and develop and market new products. Further, the inability to successfully manage the substantially larger and geographically more diverse organization, or any significant delay in achieving successful management, could have a material adverse effect on the combined company after the merger and, as a result, on the market price of IQB's common stock.

The Combined Company's Business And Future Operating Results May Be Adversely Affected By Events Outside Of Its Control.

      The combined company's business and operating results will be vulnerable to interruption by events outside of its control, such as earthquakes, fire, power loss, telecommunications failures, political instability, military conflict and uncertainties arising out of terrorist attacks, including a global economic slowdown, the economic consequences of additional military action or additional terrorist activities and associated political instability, and the effect of heightened security concerns on domestic and international travel and commerce.

Delays, Disruptions Or Quality Control Problems In Manufacturing Could Result In Delays In Shipments Of Products To Customers And Could Adversely Affect The Combined Company's Business.

      The combined company may experience delays, disruptions or quality control problems in the manufacturing operations of its subcontractors. As a result, the combined company could incur additional costs that would adversely affect gross margins, and product shipments to its customers could be delayed beyond the shipment schedules requested by its customers, which would negatively affect its revenues, competitive position and reputation. Furthermore, even if the combined company is able to timely deliver products to its customers, it may be unable to recognize revenue based on its revenue recognition policies. Any disruptions in the future could adversely affect the combined company's revenues, gross margins and results of operations. In addition, the combined company may experience manufacturing delays and reduced manufacturing yields upon introducing new products to its manufacturing lines or when integrating acquired products.

                    RISKS RELATED TO WHERIFY RESCISSION OFFER

      During the period from September 17, 2004 to January 19, 2005, Wherify offered and sold 1,701,714 shares of its Series C Preferred Stock ("Repurchase Shares") to 83 investors for an aggregate offering price of $15,249,095. The staff of the Securities and Exchange Commission has stated that it does not believe Wherify has adequately demonstrated the availability of the federal private placement exemption upon which it relied for the offering of the Repurchase Shares. In order to address these issues, Wherify is making a rescission offer to all holders of Repurchase Shares (the "Rescission Offer"). The Rescission Offer is to be funded from Wherify's working capital. As of March 1, 2005, Wherify had approximately $9.4 million in working capital. If all holders of Repurchase Shares (each a "Purchaser") elect to accept the Rescission Offer, Wherify would be obligated to repurchase the Repurchase Shares for approximately $15.2 million. Accordingly, if a significant percentage of Purchasers elect to have Wherify repurchase their Repurchase Shares, Wherify may not have sufficient funds to repurchase all the Repurchase Shares or may subsequently have severe liquidity concerns with the limited capital resources remaining. This could imperil Wherify's ability, and the ability of the combined company if the Merger is consummated, to operate the business as contemplated or to continue in business.

We May Continue To Have Potential Liability Even After This Rescission Offer Is Made.

      The staff of the Securities and Exchange Commission has stated that it does not believe Wherify has adequately demonstrated the availability of the federal private placement exemption upon which it relied for the offering of the Repurchase Shares. In order to address these issues, Wherify is making the Rescission Offer to all holders of Repurchase Shares. However, the Securities Act does not provide that a rescission offer will extinguish a holder's right to rescind the issuance of shares that were not registered or exempt from the registration requirements under the Securities Act. Consequently, should any recipients of our Rescission Offer reject the offer, expressly or impliedly, Wherify, and the combined company if the Merger is consummated, may remain liable under applicable securities laws for the purchase price of the shares that are subject to the Rescission Offer, plus applicable interest and costs.

      Finally, if it is determined that Wherify offered securities without properly registering them under applicable securities laws, , or securing an exemption from registration, regulators could impose monetary fines or other sanctions as provided under these laws.

                    RISKS RELATED TO IQB'S FINANCIAL RESULTS

IQB Currently Lacks Liquidity.

      To date, we have had no meaningful revenues and there is a "Going Concern" reservation in our auditor's opinion for the year ended June 30, 2004. We have heretofore financed our business through the procurement of capital investments. At December 31, 2004, we had cash, cash equivalents and short-term investments of approximately $1,147,000, our accounts payable were $252,773 and we had accrued expenses of $287,820. We currently do not have any credit arrangements. We may not be able to obtain additional debt or equity financing, if the need for additional financing should arise. If successful in raising additional financing, we may not be able to do so on terms that are not excessively dilative to existing stockholders or less costly than existing sources of financing. Failure to secure additional financing in a timely manner and on favorable terms in the future could have a material adverse impact on our financial performance and stock price and require us to implement certain cost reduction initiatives and curtail our operations.

IQB's Limited Operating History Makes An Evaluation Of IQB And Its Future Extremely Difficult.

      IQB has only recently begun selling its FACES(TM) 4.0 product, and IQB has generated very limited revenues from its sale. Because IQB has only recently begun to generate revenues, IQB is unable to accurately forecast what the level of IQB's revenues will be, and IQB has limited meaningful historical financial data upon which to plan future operating expenses. Given IQB's extremely limited revenues to date and IQB's current limited cash resources, if IQB's revenues in any period are lower than IQB projects, IQB's business, results of operations and financial condition would be materially and adversely affected. In addition, IQB's ability to forecast accurately IQB's quarterly revenue and expenses is limited due to a number of factors, including:

      o The fact that IQB currently derive substantially all of its revenues from sales of IQB's FACES(TM) software product and IQB's expectation that swill continue to derive substantially all of IQB's revenues from this product for the foreseeable future;

      o     The market's limited acceptance of its product to date;

      o     IQB's ability to develop and increase its customer base;

      o     IQB's need to expand its distribution capability;

      o IQB's ability to implement and successfully execute its sales and marketing strategy;

      o IQB's need to introduce new products and services to respond to technological and competitive developments and customer needs;

      o     IQB's ability to manage the growth it is seeking to realize;

      o     IQB's ability to respond to competitive developments;

      o IQB's dependence on its current executive officers and key employees; and

      o IQB's ability to provide superior customer service and order fulfillment.

      There can be no assurance that we can successfully address some or all of these risks but IQB's failure to do so could materially and adversely affect its business, prospects, financial condition and results of operations.

IQB Has A History Of Losses And Does Not Know When It May Become Profitable Or If It Does Become Profitable Whether It Can Sustain Profitability.

      We have incurred net losses of $15,024,369 since inception. As of December 31, 2004, we had an accumulated stockholder deficit of $2,123,675 and we expect to continue to incur net losses for the foreseeable future. We also expect to incur significant sales and marketing and general and administrative expenses. As a result, we will need to generate increased revenues to achieve profitability which we may be unable to do. To increase our revenues, we must increase sales of our existing products and introduce new products that we have either developed internally or acquired through other arrangements. While we believe we can grow our revenues from our existing product through internal actions, the rate of growth will most likely not allow us to achieve our breakeven quarterly revenue level in a timely manner. Therefore, we continue to evaluate business combinations and partnering arrangements in our core business areas that would improve our market share position, increase our revenue, improve on our net loss position and accelerate our ability to reach profitability.

Fluctuations In IQB's Business And Operating Results May Materially And Adversely Affect The Trading Price Of IQB's Common Stock.

      IQB expects that its operating results will fluctuate in the future due to a number of factors many of which are outside of IQB's control. These factors include the following:

      o Customer concentration; most of IQB's current and prospective customers are local, state and federal law enforcement agencies, many of which are experiencing their worst budget crisis in years;

      o     Budgetary cycles of governmental agencies;

      o     Overall demand for IQB's products;

      o     IQB's ability to attract new customers at a steady rate;

      o The rate at which IQB or its competitors introduce new products, the rate at which these products acquire market acceptance, and the cost required to develop these products;

      o Technical defects in IQB's products that could delay product shipments or increase the costs of introducing new products;

      o Changes in the pricing of IQB's products or those of its competitors;

      o The amount and timing of capital expenditures and other costs relating to the expansion of IQB's operations;

      o Costs relating to IQB's marketing programs and its business in general; and

      o     General economic conditions.

      Any of the foregoing factors may cause IQB's operating expenses to be disproportionately high or cause IQB's revenue and operating results to fluctuate causing IQB's business, financial condition and operating results to be adversely affected. In addition, to respond to changes in IQB's competitive environment, it may occasionally make certain decisions from which it may benefit in the long run. However, in the short run, such decisions could materially and adversely affect IQB's quarterly results of operations and financial condition. Due to all of the foregoing factors, in some future quarter IQB's operating results may fall below IQB's expectations and those of IQB's stockholders. In such event, the trading price of IQB's common stock could be materially adversely affected. Further, IQB believes that period-to-period comparisons of its financial results may not be very meaningful. Accordingly, you should not conclude that such comparisons indicate future performance.

                         RISKS RELATED TO IQB'S BUSINESS

IQB's Business Will Not Grow Unless The Market For Biometric Solutions Expands Both Domestically And Internationally.

      IQB's revenues are derived from the sale of biometric products. Biometric solutions have not gained widespread commercial acceptance. IQB cannot accurately predict the future growth rate, if any, or the ultimate size of the biometric technology market. The expansion of the market for IQB's products and services depends on a number of factors including without limitation:

      o The cost, performance and reliability of IQB's products and services and the products and services of competitors;

      o Customers' perception of the perceived benefit of biometric solutions;

      o Public perceptions of the intrusiveness of these solutions and the manner in which firms are using the information collected;

      o Public perceptions regarding the confidentiality of private information;

      o     Proposed or enacted legislation related to privacy of information;

      o     Customers' satisfaction with IQB's products and services; and

      o Marketing efforts and publicity regarding these products and services.

If IQB Fails To Generate Repeat Or Expanded Business From Its Current And Prospective Customers, Its Business Will Be Seriously Harmed.

      IQB believes that its success will depend on the continued growth of its customer base as well as the sale of new and enhanced products to its existing customers. Over 150,000 licenses to pre-4.0 versions of IQB's FACES(TM) product have been distributed to law enforcement agencies in the United States and IQB expects to focus a large part of its sales and marketing efforts with respect to new products on these existing customers. If IQB is to be successful in generating sales from its existing customers, it will need to convince them that its new products provide them with additional benefits. In addition, IQB's ability to attract new customers will depend on a variety of factors, including the reliability and cost-effectiveness of its products and its ability to effectively market its products. If IQB fails to generate repeat and expanded business from current and prospective customers, its operating results will be seriously harmed.

If IQB Fails To Promote Its Brand Name Successfully Or If It Incurs Significant Expenses Promoting And Maintaining Its Brand Name, Its Business Could Be Harmed.

      Due in part to the emerging nature of the market for IQB's products and the substantial resources available to some of IQB's competitors, there may be a limited time opportunity for IQB to achieve and maintain a significant market share. Developing and maintaining awareness of IQB's brand name is critical to achieving widespread acceptance of IQB's products. Furthermore, IQB believes that the importance of brand recognition will increase as competition in the market for products such as IQB's increases. Successfully promoting and positioning IQB's brand will depend largely on the effectiveness of its marketing efforts. To attract and retain customers and to promote and maintain IQB's brands in response to competitive pressures, IQB may need to increase its marketing budget or otherwise to increase substantially its financial commitment to creating and maintaining brand loyalty among vendors and consumers. If IQB is unable for financial reasons to increase its sales and marketing budget or if it is unable to successfully promote its brand, its business will suffer.

IQB's Revenues Are Dependent Upon The Availability And Timely Distribution Of Governmental Funding.

      Many of IQB's prospective customers are local, state and federal law enforcement and other governmental and quasi-governmental agencies. The ability of these prospective customers to purchase IQB's products are heavily dependent on the availability or continued availability of federal, state or local government funds or grants and general tax funding, including funding by the Office of Homeland Security. Such funding may not be approved or, if approved, it may not be available for the purchase of IQB's products or solutions, and even if such funding is approved and available, such funds may be subject to termination at any time at the sole discretion of the government body providing or receiving such funds.

Rapid Technological Change In IQB's Market Could Cause Its Products To Become Obsolete Or Require It To Redesign Its Products.

      IQB expects that its market will be characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changing customer demands and evolving industry standards, any of which can render existing products obsolete. IQB believes that its future success will depend in large part on its ability to develop new and effective products in a timely manner and on a cost effective basis. As a result of the complexities inherent in its product, major new products and product enhancements can require long development and testing periods, which may result in significant delays in the general availability of new releases or significant problems in the implementation of new releases. In addition, if IQB or its competitors announce or introduce new products IQB's current or prospective customers may defer or cancel purchases of IQB's products, which could materially adversely affect its business, operating results and financial condition. IQB's failure to develop successfully, on a timely and cost effective basis, new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements would have a material adverse affect on IQB's business, operating results and financial condition.

If IQB Loses Any Key Personnel, Or Fails To Attract And Retain Additional Personnel, It May Be Unable To Continue Developing Its Business And Product Line.

      The loss of the services of one or more of IQB's key personnel could materially adversely affect its business, operating results and financial condition. IQB cannot guarantee that it will be able to retain its key personnel. IQB's future success also depends on its continuing ability to attract, assimilate and retain highly qualified sales, technical and managerial personnel. Competition for these individuals is intense and there can be no assurance that IQB can attract, assimilate or retain necessary personnel in the future.

Failure To Expand IQB's Sales And Distribution Channels And Manage Its Sales And Distribution Relationships Could Significantly Reduce Its Revenues.

      IQB sells its products through a network of distributors and resellers. IQB's success will depend on its ability to manage its relationships with, and expand its existing network of distributors. The sale of IQB's products by distributors and resellers depends on the effectiveness of the selling efforts of these distributors and resellers and their ability to meet their own responsibilities under agreements with customers in a timely manner. At times, IQB's distributors and resellers may also offer products of IQB's competitors and IQB's agreements with them have no minimum purchase commitments. IQB cannot assure you that it will be able to expand its distribution channels, manage its distribution relationships successfully or that its distributors and resellers will market and sell its products effectively. IQB's failure to manage successfully its distribution relationships or the failure of IQB's distributors and resellers to sell IQB's products could reduce IQB's revenues and have a material adverse effect on its business, results of operations and financial condition.

If The Use Of IQB's Products Is Deemed To Be An Invasion Of Personal Privacy Rights, IQB's Business May Suffer.

      From time to time, biometric products such as IQB's have been the focus of organizations and individuals seeking to curtail or eliminate the use of these technologies on the grounds that these technologies may be used to diminish personal privacy rights. In the event that such initiatives result in restrictive legislation, the market for IQB's products may be adversely affected.

If IQB Grows Its Business As Planned, IQB May Not Be Able To Manage Properly Its Growth, Which May Impede Its Ability To Achieve Profitability.

      If IQB is successful in growing its business as planned, its operations may expand rapidly and significantly. Any rapid growth could put a significant strain on its management, and its operational and financial resources. In order to manage the growth of IQB's operations, it will be required to expand existing operations, to implement new operational, financial and inventory systems, procedures and controls, including improvement of its financial and other internal management systems, and to hire, train, manage and expand its employee base. If IQB is unable to manage growth effectively, its business, results of operations and financial condition will be materially adversely affected. In addition, if IQB is successful in growing its business as planned, it expects operating expenses to increase, and as a result, it will need to generate increased revenue to achieve and maintain profitability. In particular, as IQB grows its business, IQB will incur additional costs and expenses related to:

      o     The expansion of its sales force and distribution channels;

      o     The expansion of its product and services offerings;

      o     Development of relationships with strategic business partners;

      o     The expansion of management and infrastructure; and

      o     Brand development, marketing and other promotional activities.

      Costs associated with these activities could delay IQB's ability to achieve or maintain profitability.

IQB's Acquisition Strategy May Be Unsuccessful, Which May Harm Its Ability To Grow Revenues.

      IQB believes that its future success depends on its ability to introduce and market new products and services that it has either developed internally or acquired through strategic combinations or partnering relationships. IQB intends to actively seek out acquisition and partnering prospects that would complement its existing product offerings, augment its market coverage, or enhance its technological capabilities. This strategy is subject to inherent risks associated with the potential integration of additional operations, the extent of management time and attention required, and related costs and expenses associated with the execution of this strategy.

IQB Will Face Technical, Operational And Strategic Challenges That May Prevent It From Successfully Integrating Businesses That It May Acquire In The Future.

      Execution of IQB's acquisition and partnering strategy could result in a number of financial consequences, including without limitation:

      o     Use of cash resources that would reduce IQB's financial reserves;

      o Issuance of stock that would dilute IQB's current stockholders' percentage ownership;

      o     Incurrence of debt;

      o     Assumption of liabilities;

      o Increased operational and administrative complexity of IQB's business;

      o Higher fixed expenses, which require a higher level of revenues to maintain gross margins; and

      o Incurrence of expenses related to in-process research and development and the possible impairment of goodwill and other intangible assets, which could result in large one-time write-offs.

      Furthermore, acquisitions involve numerous operational risks, including:

      o Problems related to the integration and management of acquired technology, products, operations, information systems and personnel of the acquired company;

      o Problems completing product development programs of the acquired company and consolidating research and development efforts;

      o     Unanticipated costs or liabilities;

      o     Diversion of management's attention from IQB's core business;

      o Diversion of resources from IQB's existing business, products or technologies;

      o Adverse effects on existing business relationships with suppliers and customers;

      o Risks associated with entering markets in which IQB has no or limited prior experience; and

      o Potential loss of key employees, particularly those of the acquired organizations.

      The integration of businesses that IQB may acquire could be a complex, time consuming and expensive process. IQB must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices to be successful. IQB cannot guarantee that any future acquisitions will result in sufficient revenues or earnings to recover IQB's investment in, or expenses related to, these acquisitions or that any synergies will develop. If IQB is not successful in integrating acquired businesses or if expected earnings or synergies do not materialize, IQB could be forced to attempt to resell or cease operations of acquired businesses. In either event, IQB would likely incur significant expenses as well as non-cash charges to write-off acquired assets, which could seriously harm IQB's financial condition and operating results.

IQB's Financial Performance May Be Adversely Affected By Competition.

The market for IQB's products is characterized by significant and increasing competition. Most of IQB's current and potential competitors have longer operating histories and significantly greater financial, technical and marketing resources than IQB does. IQB expects competition to intensify in the future as new companies enter the market on a regular basis. There can be no assurance that existing or future competitors will not develop or offer products that provide significant performance, price or other advantages over those IQB offers. Such a development could result in price reductions or displacement of IQB's products, which could materially adversely affect IQB's business, results of operations and financial condition.

                   RISKS RELATED TO DEVELOPING IQB'S PRODUCTS

Substantially All Of The Software Development For IQB's FACES(TM) 4.0 Product Was Outsourced To A Third Party. If IQB Continues To Use Third Party Developers For Future Product Releases, It May In The Future Be Subject To Delays In Product Releases, Enhancements And Upgrades As Well As Quality Control Issues.

IQB outsourced the development of its FACES(TM) 4.0 software to Enterprise Cogniscience, Inc. an independent software developer. Although, FACES(TM) 4.0 was commercially released in 2003, IQB has discovered and may continue to discover errors and defects in FACES(TM) 4.0. The fact that IQB does not directly control the development of its product subjects it to the risk that it may experience delays in issuing error corrections or enhancements to its most recent release. Recently, Enterprise Cogniscience was acquired by a third party. While, the agreement between IQB and Enterprise Cogniscience is binding upon any successor-in-interest to Enterprise Cogniscience, IQB cannot guarantee that the acquirer will devote as many resources to fulfilling the agreement as Enterprise Cogniscience did before the acquisition or that the quality of their work will meet IQB's specifications. If the successor-in-interest fails to devote as many resources to IQB's product or if the quality of their work does not meet IQB's specification, it could lead to delays in releasing any error corrections or bug fixes. In addition, if IQB continues to use Enterprise Cogniscience or another independent software developer to develop future releases or products, IQB may experience delays in future product releases, enhancements and upgrades, as well as difficulties in maintaining quality control, which may lead to higher than expected error and defect rates, all of which could have an adverse effect on IQB's business, results of operations and financial condition.

IQB Depends On Third-Party Technology For The Development Of Its Software. If IQB Were To Terminate Its Relationship With Such Third Party Provider, It Could Experience Delays In Future Product Releases And Improvements.

Enterprise Cogniscience, the third party software developer that assisted IQB in the development of FACES(TM) 4.0, used a proprietary environment based on LISP to develop IQB's software. If IQB were to bring its software development in-house or if IQB's relationship with Enterprise Cogniscience were otherwise to terminate, IQB would need to port its source code to a new development environment, which may cause it to experience delays in future product releases, enhancements and upgrades, as well as higher than expected error and defect rates, all of which could have an adverse effect on IQB's business, results of operations and financial condition.

IQB's Software Products Are Complex And May Contain Unknown Defects That Could Result In Numerous Adverse Consequences.

Complex software products such as IQB's often contain latent errors or defects, particularly when first introduced, when new versions or enhancements are released and when configured for a specific customer. IQB currently has experienced errors and defects in its most recent release. However, there can be no assurance that despite testing, defects and errors will not be found in current versions, new versions or enhancements of its products after commencement of commercial shipments, any of which could result in damage to its reputation, the loss of sales, a diversion of its product development resources, or a delay in market acceptance, and thereby materially adversely affecting its business, operating results and financial condition. The computer hardware environment is characterized by a wide variety of non-standard configurations that make prerelease testing for programming or compatibility errors very difficult and time consuming. Despite IQB's testing, errors may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. Furthermore, there can be no assurance that IQB's products will meet all of the expectations and demands of IQB's customers. The failure of IQB's products to perform to customer expectations could give rise to warranty claims. Any of these claims, even if not meritorious, could result in costly litigation or divert management's attention and resources. IQB does not currently maintain any general liability insurance. Any general liability insurance that IQB may carry could be insufficient to protect it from all liability that may be imposed under any asserted claims. Although through IQB's license agreements with customers it tries to include provisions designed to limit IQB's exposure to potential claims, such limitation of liability provisions may not be effective as a result of existing or future laws or unfavorable judicial decisions.

IQB Outsourced The Packaging Of Its FACES(TM) 4.0 Product To A Single Third Party Contractor. If IQB Continues To Use Third Parties For The Packaging Of Its Products, It May Experience In The Future Delays Or Disruptions In The Distribution Of Its Products Or Quality Control Issues.

IQB outsources the packaging of its products to a third party contractor. Packaging consists of transferring IQB's software onto compact discs, quality control testing and packaging the CDs and manuals. Although to date, IQB has not experienced any packaging delays or quality control issues, if IQB continue to use a third party contractor to package its products, IQB may experience delays, disruptions or quality control problems, which could result in delays in shipments of its products to its customers, which would negatively affect IQB's revenues, competitive position and reputation.

                  RISKS RELATED TO IQB'S INTELLECTUAL PROPERTY

IQB's Success Depends On Its Ability To Protect Its Intellectual Property.

      IQB's future success depends upon its proprietary technology. IQB protects its proprietary information through the use of patent, copyright, trademark, trade secret laws, confidentiality procedures and contractual provisions. Notwithstanding IQB's efforts to protect its proprietary technology, policing unauthorized use or copying of its proprietary information is difficult, unauthorized use or copying occurs from time to time, and litigation to enforce intellectual property rights could result in significant costs and diversion of resources. Any patents IQB obtains in the future may be circumvented, challenged, invalidated or designed around by other companies. Despite its efforts, IQB may be unable to prevent third parties from infringing upon or misappropriating its intellectual property. Moreover, the laws of some foreign jurisdictions do not afford the same degree of protection to IQB's proprietary rights as do the laws of the United States, and effective trademark, copyright, and trade secret protection may not be available in every country in which IQB's products are distributed. Furthermore, IQB's competitors may independently develop similar technology that substantially limits the value of IQB's intellectual property. IQB's inability to protect adequately IQB's intellectual property for these or other reasons could materially and adversely affect IQB's business, financial condition and operating results.

      In addition, third parties may at some point claim certain aspects of IQB's business infringe their intellectual property rights. While IQB is not currently subject to nor is aware of any such claim, any future claim (with or without merit) could result in one or more of the following:

      o     Significant litigation costs;

      o     Diversion of resources, including the attention of management;

      o     IQB's agreement to pay certain royalty and/or licensing fees; and

      o Cessation of IQB's rights to use, market, or distribute such technology.

      Any of these developments could materially and adversely affect IQB's business, results of operations and financial condition. In the future, IQB may also need to file lawsuits to enforce its intellectual property rights, to protect its trade secrets, or to determine the validity and scope of the proprietary rights of others. Whether successful or unsuccessful, such litigation could result in substantial costs and diversion of resources. Such costs and diversion could materially and adversely affect IQB's business, results of operations and financial condition.

                   RISKS RELATED TO IQB'S CORPORATE GOVERNANCE

IQB's Authorized Preferred Stock Exposes Stockholders To Certain Risks.

      IQB's Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $.01 per share. To date, no shares of preferred stock have been issued. The authorized preferred stock constitutes what is commonly referred to as "blank check" preferred stock. This type of preferred stock allows the Board of Directors to divide the preferred stock into series, to designate each series, to fix and determine separately for each series any one or more relative rights and preferences and to issue shares of any series without further stockholder approval. Preferred stock authorized in series allows IQB's Board of Directors to hinder or discourage an attempt to gain control of IQB by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the preferred stock could entrench IQB's management. In addition, the market price of IQB's common stock could be materially and adversely affected by the existence of the preferred stock.

IQB's Common Stock Has A Limited And Volatile Trading History.

      IQB's common stock trades in the United States on the Over-the-Counter Electronic Bulletin Board (OTCBB). The number of shares traded daily has been extremely limited and the prices at which IQB's common stock has traded have fluctuated fairly widely. See "MARKET PRICE DATA--IQB." There can be no assurance as to the prices at which IQB's common stock will trade in the future, although they may continue to fluctuate significantly. Prices for IQB's common stock will be determined in the marketplace and may be influenced by many factors, including the following:

      o     The depth and liquidity of the markets for IQB's common stock;

      o     Investor perception of us and the industry in which IQB operates;

      o     General economic and market conditions; and

      o The effect that of any of the events highlighted in these Risk Factors may have on IQB's business should they occur.

IQB Has The Ability And The Obligation To Issue Additional Shares Of Common Stock In The Future, And Such Future Issuance May Materially Adversely Affect Stockholders.

IQB has various abilities and obligations to issue additional shares of common stock in the future. These abilities and obligations include the following:

      o As of January 31, 2005, approximately 140,923 shares of IQB's common stock were available for issuance to outside consultants to compensate them for services provided;

      o Options to purchase approximately 690,102 shares of IQB's common stock were outstanding as of January 31, 2005;

      o Debentures, convertible into 2,.434,268 shares of IQB's common stock had been issued as of January 31, 2005; and

      o Warrants to purchase 1,836,776 shares of IQB's common stock were outstanding as of January 31, 2005.

      The options, warrants and convertible debentures described above permit the holders to purchase shares of common stock at specified prices. These purchase prices may be less than the then current market price of IQB's common stock. Any shares of common stock issued pursuant to these options or warrants (or the convertible debentures described above) would further dilute the percentage ownership of existing stockholders. The terms on which IQB could obtain additional capital during the life of these options, warrants or convertible debentures may be adversely affected because of such potential dilution. Finally, IQB may issue additional shares in the future other than as listed above. There are no preemptive rights in connection with IQB's common stock. Thus, the percentage ownership of existing stockholders may be diluted if IQB issues additional shares in the future. Future issuances of additional shares could cause immediate and substantial dilution to the net tangible book value of shares of common stock issued and outstanding immediately before such transaction. Any future decrease in the net tangible book value of such issued and outstanding shares could materially and adversely affect the market value of these shares.

The Trading Price Of IQB's Common Stock Entails Additional Regulatory Requirements, Which May Negatively Affect Such Trading Price.

      The trading price of IQB's common stock has traded below $5.00 per share. If IQB's stock trades below this price level, trading in IQB's common stock is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934. These rules require additional disclosure by broker dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any "penny stock" transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser's written consent to the transaction before sale. The additional burdens imposed upon broker dealers by such requirements may discourage broker-dealers from effecting transactions in IQB's common stock affected. As a consequence, the market liquidity of IQB's common stock could be severely limited by these regulatory requirements.

Stockholders Have No Guarantee Of Dividends.

      The holders of IQB's common stock are entitled to receive dividends when, as and if declared by the IQB board of directors out of funds legally available therefore. To date, IQB has not declared nor paid any cash dividends. The IQB board of directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in IQB's business operations.

                       WHERE YOU CAN FIND MORE INFORMATION

      IQB files and furnishes annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549 or at one of the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings are also available to the public from commercial document retrieval services. The IQB filings, as well as this registration statement on Form SB-2, are available at the Internet worldwide web site maintained by the SEC at www.sec.gov.

      IQB may incorporate by reference into this registration statement additional documents that it has filed or furnished to the SEC. These include reports such as annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, as well as proxy statements filed by IQB. The annual reports include a description of the business for IQB and the annual and quarterly reports include IQB's Management's Discussion and Analysis of Financial Condition and Results of Operations for the periods covered by such reports.

      The shares of IQB common stock are quoted on the Over-the-Counter Electronic Bulletin Board (OTCBB).

      You can obtain any document filed with the SEC through IQB as described below, the SEC or the SEC's Internet worldwide website as described above. Documents are available without charge, excluding exhibits, unless an exhibit has been specifically incorporated by reference into this registration statement. Stockholders may obtain documents by requesting them in writing or by telephone from IQB at the following address:

      IQ Biometrix, Inc. 39111 Paseo Padre Parkway, Suite 304, Fremont, California 94538 Attention: Michael Walsh. Telephone number: (510) 795-2900

FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE SHARES COVERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the shares of common stock covered hereby or interests therein by the selling stockholders, nor will we receive any new proceeds from the conversion of the debentures. However, our liabilities will be reduced by the total of the unpaid principal and accrued interest on the debentures converted into common stock. We may also receive proceeds upon the exercise of outstanding warrants for shares of common stock covered by this prospectus if the warrants are exercised for cash. If the warrants are exercised in a "net exercise", we will not receive any additional proceeds. We intend to use such net proceeds, if any, for general working capital and other corporate purposes. There can be no assurance that any of these warrants will be exercised before they expire and, as a result, that we will receive any proceeds from them. Even if some or all of these warrants are exercised, we cannot predict when they will be exercised and when the proceeds will be received.

                                 DIVIDEND POLICY

To date, we have not declared nor paid any cash dividends on our common stock, and we presently intend to retain earnings to finance the expansion of our business. Payment of future dividends, if any, will be at the discretion of the board of directors after taking into account various factors, including our financial condition, results of operations, current and anticipated cash needs and plans for expansion. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                           PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol "IQBX.OB". As of March 16, 2005, we had approximately 191 holders of record. Presented below are the high and low bid information of our common stock for the periods indicated. The source of the following information is MSN Money. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                              IQB COMMON STOCK
                                                               HIGH        LOW
FISCAL YEAR ENDING JUNE 30, 2005:
  First Quarter........................................       $5.04      $2.44
  Second Quarter.......................................       $6.05      $1.64
FISCAL YEAR ENDING JUNE 30, 2004:
  First Quarter........................................       $5.84      $2.20
  Second Quarter.......................................       $5.76      $3.20
  Third Quarter........................................       $9.88      $4.44
  Fourth Quarter.......................................       $9.20      $3.68
FISCAL YEAR ENDING JUNE 30, 2003:
  First Quarter........................................       $3.80      $2.04
  Second Quarter.......................................       $3.60      $0.80
  Third Quarter........................................       $4.28      $0.80
  Fourth Quarter.......................................       $6.24      $2.20


                            EQUITY COMPENSATION PLANS

      At the end of our last fiscal year, we had three equity compensation plans for our employees, directors and consultants pursuant to which options, rights or shares could have been granted or issued. These plans, which have expired in accordance with their terms, were the 2004 Consultant Compensation Plan, 2000 Non-Qualified Stock Option Plan and the IQ Biometrix California, Inc. 2001 Stock Plan. On January __, 2005 the board of directors adopted the 2005 Consultant Compensation Plan and reserved 250,000 shares of common stock for issuance thereunder.

      The following table provides information as of June 30, 2004 with respect to our compensation plans (including individual compensation arrangements), under which securities are authorized for issuance aggregated as to (i) compensation plans previously approved by stockholders, and (ii) compensation plans not previously approved by stockholders

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                             NUMBER OF SECURITIES
                                                                             REMAINING AVAILABLE
                                                                             FOR FUTURE
                                                                             ISSUANCE UNDER
                           NUMBER OF SECURITIES TO    WEIGHTED-AVERAGE       EQUITY COMPENSATION
                           ISSUED UPON EXERCISE       EXERCISE PRICE OF      PLANS (EXCLUDING
                           OF OUTSTANDING OPTIONS,    OUTSTANDING OPTIONS,   SECURITIES REFLECTED
                           WARRANTS AND RIGHTS        WARRANTS AND RIGHTS    IN COLUMN (A))
PLAN CATEGORY                    (A)                        (B)                       (C)
Equity compensation
plans approved by                -0-                        -0-                       -0-
security holders

Equity compensation
plans not approved by         719,106(1)                 $3.24(1)              704,588(2)
security holders

TOTAL                         719,106 (1)                $3.24(1)              704,588(2)

(1) Of these options, warrant and rights, 24,357 were assumed by IQB in connection with its merger involving IQ Biometrix California, Inc. The weighted-average exercise price of the assumed options, warrant and rights was $1.96.

(2) Of these securities, 93,624 were available for issuance as of June 30, 2004 pursuant to the 2004 Consultant Compensation Plan, other than upon the exercise of an option, a warrant or a right. Subsequent to June 30, 2004, all of these 92,966 shares of common stock have been issued.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

      In addition to historical information, this report contains predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 that relate to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this Registration Statement, and some of which we may not know. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. In addition, these forward-looking statements include, but are not limited to, statements regarding the following:

* our belief that our FACESTM technology will help solve the growing need for effective tools to fight crime and terrorism as well as offering potential applications relating to other industries;

* our belief that the FACES TM technology will help solve the growing need for effective technology solutions to support law enforcement and homeland security;

* our belief that we have ample room to penetrate further the public security/law enforcement agencies segment of the market;

* our intention to compete vigorously in terms of price, product features, product performance, ease of use, quality of support and service, and company reputation;

* our expectations regarding the sources from which we will finance our operations;

*     our expectations regarding the amount of funds we will need in the future;

* our expectations regarding the focus of our revenue generation efforts on our existing customers;

* our expectations regarding the amount of additional development expenses needed to pursue our research and development strategy;

* our expectations regarding the timing of the rollout, release or public availability of any products of ours now or hereafter under development;

* our intentions and expectations regarding the future availability of now undeterminable revenue opportunities arising out of our technology;

*     our intentions regarding the protection of our proprietary information;

* our expectations and intentions regarding our ability to make available the finest facial composite technology on the market;

*     our intentions regarding our marketing and sales efforts.

These statements are only predictions and are subject to risks and uncertainties, including the following:

*     our ability to complete the proposed merger with Wherify;

*     the availability and timely distribution of governmental funding;

* our ability to introduce and gain customer acceptance of new products on a timely basis;

* risks associated with the potential integration of additional operations, the extent of management time and attention required and related costs and expenses associated with the proposed merger with Wherify;

* the difficulty of forecasting revenues due to weakness and uncertainties related to general economic conditions and overall demand within our markets and among our current and prospective customers;

* the failure to execute on our acquisition and partnering strategies and our expansion into potential new markets, which may prevent achievement of profitability in a timely manner;

* our ability to introduce and gain customer acceptance of new products on a timely basis;

*     the protection of our proprietary technology;

o unforeseen development delays for new products that limit our ability to generate revenues;

                            MERGER OF IQB AND WHERIFY

      On April 14, 2004, IQB, Wherify Wireless, Inc. ("Wherify") and a wholly owned subsidiary of IQB entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the wholly owned subsidiary will merge with and into Wherify, with Wherify surviving as a wholly owned subsidiary of IQB.

      In accordance with the terms of the Merger Agreement, each share of Wherify capital stock will be exchanged for approximately 4.83 shares of IQB common stock (based on the number of issued and outstanding shares of Wherify as of the date of this prospectus). As a result, the Wherify stockholders are expected to hold approximately 78% percent of the combined company calculated on a fully diluted basis including all outstanding convertible securities. The exchange ratio is calculated pursuant to a complex formula, which is designed so that the Wherify stockholders will hold approximately 80% of the combined company on a fully diluted basis excluding shares issuable pursuant to stock options held by directors and employees and shares issued by the companies after the date of the merger agreement pursuant to certain equity financings (sometimes referred to herein as "financing shares").

      Based on the exchange ratio, it is expected that IQB will issue approximately 43 million shares of its common stock to the Wherify shareholders with an approximate value of $187 million, based on the average closing price on the Over-the-Counter Bulletin Board of a share of IQB common stock during the 20 trading day period ending on March 21, 2005 of $4.36. The value of the IQB common stock to be received by Wherify stockholders will vary as the market price of IQB's stock changes. As a result, this transaction will be accounted for as a reverse merger.

                                STATUS OF MERGER

      The consummation of the Merger is subject to a number of conditions, including the approval by IQB and Wherify stockholders; the receipt by IQB of an opinion of counsel from Wherify's IP counsel as to the intellectual property of Wherify; and Wherify obtaining signed Lock-Up Agreements from 90% of those Wherify stockholders who hold 0.5% or more of Wherify capital stock.

      IQB and Wherify intend to seek stockholder approval of the Merger after the Wherify rescission offer is complete and IQB's Registration Statement on Form S-4 has been declared effective by the SEC and to consummate the Merger pending such stockholder approval.

                            WHERIFY RESCISSION OFFER

      Background

      During the period from September 17, 2004 to January 19, 2005, Wherify offered and sold 1,701,714 shares of its Series C Preferred Stock to 83 investors for an aggregate offering price of $15,249,095 (the "Recent Series C Offering"). All of such shares were sold by Wherify to persons representing to it that they were accredited investors or qualified institutional buyers, as such terms are defined under the Securities Act of 1933 and the rules promulgated thereunder. The solicitation was made by Wherify primarily through offer letters to its shareholders, and most of the investors were existing Wherify shareholders.

      The staff of the Securities and Exchange Commission has stated that it does not believe Wherify has adequately demonstrated the availability of the federal private placement exemption upon which it relied for the offering of the Repurchase Shares. The basis for the staff's position is that, in their opinion, language in one of the letters Wherify sent to shareholders in August in connection with the offering presented the shares of IQB that the Wherify shareholders will receive if the merger with IQB is consummated as the securities potential investors should expect to receive and upon which their investment returns should be anticipated. The staff stated that this language, during the period when the Registration Statement on Form S-4 (to register IQB common stock to be issued in the Merger) was pending, led the staff to the conclusion that Wherify's offering of its Series C Preferred Stock was accompanied by a "general solicitation" for the sale of the IQB shares, and that this "general solicitation" was inconsistent with a private offering under Rule 506 of Regulation D ("Regulation D") promulgated under the Securities Act of 1933.

      IQB and Wherify strongly disagree with the SEC staff that there was a "general solicitation" in connection with the Recent Series C Offering, and strongly believe that the Recent Series C Offering was in compliance with the private offering exemption under Section 4(2) of the Securities Act and Rule 506 of Regulation D. IQB and Wherify believe that Wherify did not make an offer of IQB stock and as a result there was no "general solicitation" of IQB stock.. However, because of the importance of expediting resolution of this issue, and because of the SEC staff's position that Wherify needs to complete the Rescission Offer before IQB can proceed with the registration of the IQB shares to be issued to Wherify shareholders if the merger is consummated, IQB and Wherify believed it was necessary and appropriate to move forward with the Rescission Offer.

      In order to comply with procedures that the SEC staff has indicated they would find acceptable, IQB withdrew the registration statement on SEC Form S-4 that IQB had filed to register the shares of IQB stock to be issued to Wherify shareholders in connection with the merger. IQB intends to refile the registration statement (after updating it with appropriate information and risk factors regarding the Rescission Offer and Recent Series C Offering) with a request for acceleration after the Rescission Offer is completed.

      The Rescission Offer is not an admission that Wherify did not comply with the registration and qualification provisions of applicable federal or state laws with respect to the issuance of the Repurchase Shares.

Repurchase Price

      To those purchasers who accept the Rescission Offer, Wherify will pay the original purchase price for each share of Series C Preferred Stock repurchased (the "Repurchase Shares"), together with interest from the original date of purchase at the legal rate of interest for the repurchase of shares based on the state of residence of the stockholder. The maximum interest rate would be 12%.

FUNDING THE RESCISSION OFFER

      The Rescission Offer is to be funded from Wherify's working capital. As of March 1, 2005, Wherify had approximately $9.4 million in working capital. If all purchasers elect to accept the Rescission Offer, Wherify would be obligated to repurchase the Repurchase Shares for approximately $15.2 million. Accordingly, if a large percentage of purchasers elect to have Wherify repurchase their Repurchase Shares, Wherify may not have sufficient funds to repurchase all the Repurchase Shares or may subsequently have severe liquidity concerns. This could imperil Wherify's ability (and the combined company's ability if the Merger is consummated) to continue in business.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                     OF IQB

OVERVIEW

      IQB is a provider of facial composite software to federal, state and local law enforcement agencies in the U.S. and worldwide. IQB's headquarters are located at 39111 Paseo Padre Parkway, Suite 304, Fremont, CA 94538. IQB's telephone number is (510) 795-2900. IQB's web site is http://www.iqbiometrix.com. Information contained in IQB's web site shall not be deemed to be a part of this registration statement.

      During the quarter ended December 31, 2004, we derived nearly two thirds of our revenues from sales of our FACES TM 4.0 product. In July, 2004, we launched FACES TM EDU, a classroom version of our composite image software. FACES TM EDU is intended primarily to support middle and high school science subjects and give students hands-on experience in interviewing witnesses and developing electronic composites. FACESTM EDU has lower pricing and more limited features FACESTM 4.0. In September 2004, we entered into a contract with Wards Natural Science, a division of VWR International, a worldwide provider of integrated law enforcement and security solutions. The contract launches a joint initiative to develop forensic kits based on FACES TM EDU technology, designed for the education industry. The products will be marketed and sold through Ward's sales channels including an existing client base of more than 1,400,000 teachers. In the three and six months ending December 31, 2004, Wards accounted for 62% and 47% of our revenues, respectively. Other than Wards, no customer was responsible for more than 6% of our recognized revenues for the three or six month periods ending December 31, 2004.

      We market and sell our products both directly through our own sales force as well as indirectly through resellers and distributors in the United States. To date, most of our sales have been in North America, however, we recently began to seek relationships with international distributors and resellers to sell our products internationally. We are continually reviewing our sales and distribution strategy to seek ways to increase sales of our product and revenues.

      Cost of revenues currently consists of inventory, product shipping and packaging costs.

      Sales and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and customer support, as well as costs associated with promotional activities and travel expenses. We intend to expand our sales and marketing operations and efforts for our products, both domestically and internationally, in order to increase market awareness and to generate increased sales of our products. Although, we cannot be certain that any increased expenditures will result in higher revenues, we believe that continued investment in sales and marketing is critical to our success and expect these expenses to increase in absolute dollars in the future and as a percent of revenue.

      General and administrative expense consists primarily of salaries and related expenses for executive, finance, accounting, legal, information technology, facilities, and human resources personnel. We expect that these expenses will stabilize in the next six to twelve months as we meet our immediate staffing needs.

      Research and development expense consists primarily of salaries and related personnel expense, fees paid to consultants and outside service providers, and other expenses related to the design, development, testing and enhancement of our products. We are beginning the planning and development process for the next generation of our FACES(TM) product. We also continue to seek other products and intellectual property that could be used to enhance our current product and/or product line. We expense our research and development costs as they are incurred.

      On April 15, 2004, IQB and Wherify Wireless, Inc. jointly announced the signing of a definitive agreement under which IQB and Wherify would merge. Under the proposed transaction, IQB is currently expected to issue to Wherify shareholders approximately 43 million newly issued shares of IQB common stock and the shareholders of Wherify are currently expected to hold approximately 78% of the combined company. The proposed transaction has been unanimously approved by our board of directors and the board of directors of Wherify and is subject to certain terms and conditions, including approval by both the stockholders of IQB and the shareholders of Wherify. Assuming completion of the transaction, for every share of Wherify capital stock held as of the record date, each Wherify stockholder is currently expected to receive approximately 4.83 shares of IQB's common stock. If either party terminates the proposed merger under circumstances specified in the merger agreement the terminating party will be required to pay the other party a termination fee of $500,000.

RESULTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED JUNE 30, 2004 AND 2003

      Revenues increased 155% from $106,000 for the twelve months ended June 30, 2003 to $270,000 for the twelve months ended June 30, 2004. Revenues increased primarily because IQB released its new FACES(TM) version 4.0 in July of 2003 and substantially increased the license fee. Approximately 69% of the increase in revenues for the year ended June 30, 2004 was due to an increase in unit pricing, and the number of licenses sold increased by approximately 15%. 2004 revenues were derived primarily from the sale of FACES(TM) 4.0 while 2003 revenues were from the sale of FACES(TM) version 3.1 and FACES(TM) version LE products. Revenue for both years were from a diverse retail customer base sold mainly in units of 1 to 50. No customer made up more than 2% of gross revenue and 60% of revenue came from new customers.

      Gross profit margin was 76% for the twelve months ended June 30, 2003 compared to 82% for the twelve months ended June 30, 2004. The increased margin was due to an increase in sales price of IQB's product, with little change in the cost of producing the software and its packaging.

      Selling and marketing expense increased 43% from $260,000 for the twelve months ended June 30, 2003 to $373,000 for the twelve months ended June 30, 2004. The increase in selling and marketing expenses was due to increased personnel, promotion and marketing expenses incurred in conjunction with the release of FACES(TM) 4.0 to try and better penetrate the market. Of these expenses, $329,000 was paid with common stock. The increase was primarily due to increased expenses for sales staff of $55,000, marketing services of $45,000 and accrued commissions of $30,000.

      General and administrative expense increased 127% from $2,897,000 for the twelve months ended June 30, 2003 to $6,651,000 for the twelve months ended June 30, 2004. The spending was mainly for investor relations of $1,580,000, investment banking fees of $793,900, business consulting fees of $914,000, legal and audit fees of $1,985,000, and payroll of $615,000. The use of these services is related to IQB's search for additional sources of capital, partnering or acquisition opportunities, patent research and applications and creating the corporate infrastructure needed in a public company. Of these expenses, approximately $4,610,000 was paid in the form of shares of IQB common stock.

      Research and development expense increased 17% from $148,000 for the twelve months ended June 30, 2003 to $172,000 for the twelve months ended June 30, 2004. These expenditures are associated with the development of producing FACES(TM) 4.0 and FACES(TM) EDU. IQB has not to date incurred any significant costs for development of any future product releases. Of these expenses, $154,000 was paid with IQB common stock.

      Interest expense increased 373% from $282,000 for the twelve months ended June 30, 2003 to $1,349,000 for the twelve months ended June 30, 2004. Of this expense, approximately $1,179,000 was non-cash amortization of debt and warrant discounts related to the issuances of IQB's convertible debentures. The increase in accrued interest was due to additional financings of $700,000 in the first two quarters of 2004, as well as previous financings from fiscal 2003 falling in the last fiscal quarter, with little interest accrual in 2003.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED DECEMBER 31, 2004 AND 2003

      Revenues increased 54% from $138,348 in the six months ended December 31, 2003 to $213,513 in the six months ended December 31, 2004. Revenues increased 192% from $55,253 for the three months ended December 31, 2003 to $161,353 for the three months ended December 30, 2004. Revenues increased in the relevant periods primarily due to the purchase by Wards of $100,000 of our product. The Company booked this sale in the quarter ended September 30, 2004, and recognized revenues from this sale in the quarter ended December 31, 2004. After taking into account the sale of FACESTM EDU product from the Wards sale, sales of FACESTM EDU represented approximately 76% and 66% of revenues for the three and six months ended December 31, 2004, respectively. Excluding the sale to Wards, sales of FACESTM EDU, represented approximately 37% of revenues for both the three and six months ended December 31, 2004. Sales of FACESTM 4.0 represented approximately 24% and 34% of revenues for the three and six months ended December 31, 2004, respectively.

      Selling expense remained relatively flat with a slight decrease of 4% to $173,563 for the six months ended December 31, 2004 from $180,814 for the six months ended December 31, 2003. Of these expenses, $181,000 were paid in shares of the Company's common stock. In the three months ended December 31, 2004, selling expense increased 172% to 87,288 from $32,120 for the three months ended December 31, 2003. The increase in selling expense in the three months ended December 31, 2004 was primarily due to commissions paid due to the sale of FACESTM EDU to Wards, which comprised over 60% of our revenues for the quarter, as well as payments to a third party contractor hired to assist the Company's sales efforts of approximately $16,000 and increased marketing costs of approximately $20,000. In the six months ended December 31, 2004, approximately $116,000 of these expenses were paid in shares of the Company's common stock.

      General and administrative expense decreased 33% to $1,542,307 for the six months ended December 31, 2004 from $2,300,514 for the six months ended December 31, 2003. The decrease in spending was primarily due to reduced investment banking fees of $531,980, legal fees of $242,527, and business consulting fees of $298,253, offset by an increase in investor relations fees of $118,471 and bonus payouts of $200,000. Of these expenses, approximately $896,000 was paid in shares of the Company's common stock. In the three months ended December 31, 2004, general and administrative expense was flat with $869,062 incurred, compared to $868,684 for the three months ended December 31, 2003. The changes in spending in general and administrative expenses, was primarily a result of lower investment banking fees of $129,641, legal fees of $24,245, and business consulting fees of $121,560, offset by an increase in investor relations fees of $95,066 and bonus payout of $200,000. Approximately $449,000 of these expenses in paid with shares of the Company's common stock.

      Research and development expense decreased 91% to $14,200 for the six months ended December 31, 2004 from $150,268 for the six months ended December 31, 2003. Research and development expense decreased 88% to $61,200 for the six months ended December 31, 2004 from $7,100 for the three months ended December 31, 2003. The decrease in development costs are due to the fact that no current development is taking place, other than normal maintenance and bug fixes. We currently anticipate research and development expense for the next generation of FACESTM to increase in late fiscal 2005 as the development plan is initiated and the actual development begins.

      Interest expense decreased 45% to $403,834 for the six months ended December 31, 2004 from $734,489 for the six months ended December 31, 2003. Interest expense decreased 70% to $123,391 for the three months ended December 31, 2004 from $408,381 for the three months ended December 31, 2003. The decrease is primarily attributable to the completion of amortization on beneficial conversion price and warrant discounts, as well as the conversion of $600,000 of convertible debentures over the six month period reducing the interest accrual.

LIQUIDITY AND CAPITAL RESOURCES

      As of December 31, 2004, we had cash and cash equivalents of approximately $1,150,000. Net cash used in operations was approximately $572,000 for the six months ended December 31, 2004 as compared with approximately $353,000 for the three months ended December 31, 2003. The cash used by operations consisted of a net loss of approximately $1,951,000 primarily offset by non cash expenses of approximately $1,169,000, consisting of option and warrant expenses of approximately $51,000, stock issued for services of approximately $1,027,000, amortization of debt discount of approximately $310,000 and depreciation and amortization expense of approximately $27,000. The remaining offset was primarily related to committed stock issued for approximately $97,000.

      Net cash provided by financing activities was $1,712,000 and $581,700 for the six months ended December 31, 2004 and 2003, respectively. Both periods included cash received from option and warrant exercises of $107,000 in 2004 and $31,700 in 2003. The balance was made up of cash received from the issuance of short term convertible debentures in 2004 and long term convertible debentures in 2003.

      From our inception, we have financed our operations primarily through private sales of common stock and convertible debentures. We have negative working capital totaling approximately $2,391,500 which consists primarily of approximately $2,899,200 of short term convertible debentures, which is net of debt discounts (for price discounts and warrant issuances) totaling approximately $5,800 and is exclusive of accrued interest of approximately $176,000, all offset by current assets of approximately $1,198,000.

      There is a "Going Concern" reservation in our auditor's opinion for the year ended June 30, 2004. In order to address our liquidity issues, we sold an aggregate of $3,300,000 in convertible debentures on January 11, 2005. IQB also converted $265,989 of withstanding principal and unpaid interest into debentures containing the same terms. At December 31, 2004, we had cash of approximately $1,147,000, accounts payable of approximately $253,000, and accrued liabilities, excluding interest of approximately $238,000.

      At December 31, 2004, we had $3,025,348 in outstanding principal and accrued interest pursuant to outstanding convertible debentures. Of this amount $1,075,755 is due and payable upon the earlier of the completion of the merger with Wherify or March 31, 2005. The convertible debentures issued on January 11, 2005 automatically convert into shares of our common stock at the Conversion Price upon the effectiveness of this Resale Registration Statement.

      We currently have no borrowings available to us under any credit arrangement, and we will look for additional debt and equity financings should current cash and cash provided from operations be insufficient to support our debt obligations and our ongoing operations of the business. Adequate funds may not be available on terms acceptable to us. If additional funds are raised through the issuance of equity securities, dilution to existing stockholders may result. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our financial position, results of operations and cash flows. We have no material commitments for capital expenditures and there are no anticipated material capital expenditures that are reasonably expected to have a material impact on us.

      Even with financing, there can be no assurance that we will achieve profitability. Due to these factors, we believe that period-to-period comparisons of our results of operations are not necessarily a good indication of future performance. The results of operations in some future periods may be below the expectations of analysts and investors.

      We expect operating losses and negative operating cash flows to continue for at least the next twelve months because of expected increases in expenses related to brand development, marketing and other promotional activities, increases in personnel, the expansion of infrastructure and customer support services, strategic relationship development, and potential acquisitions of related complementary businesses. We believe the expenses incurred here will help us to build the infrastructure necessary to increase our revenues and grow our business. We feel it will take additional products, either created internally or acquired through acquisitions, to help us increase revenue, and ultimately to reach profitability. However, we can make no assurances that these activities will achieve the desired results of increased revenues, nor that any increase in revenues will be enough to bring us to profitability and positive cash flow.

RECENT EVENTS

      On January 11, 2005, we issued convertible debentures and warrants in a private placement to qualified institutional buyers, and a limited number of accredited individual and institutional investors. The convertible debentures have an aggregate face value of $3,300,000 and mature on June 30, 2005. The debentures are convertible at any time at the election of the holder into shares of IQB's common stock at a conversion price of $2.00 per share (the "Conversion Price"). We agreed to file with the SEC a resale registration statement relating to the common stock issuable upon conversion of the notes and warrants (the "Resale Registration Statement") with the SEC. The debentures will automatically convert into shares of our common stock at the Conversion Price upon the effectiveness of the Resale Registration Statement. In connection with the sale of the convertible debentures, we issued warrants to purchase an aggregate of 825,000 shares of our common stock for an exercise price of $2.70 per share. The conversion price of the debentures and the exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split and combination of shares or recapitalization or if we sell any common stock or rights to acquire common stock at purchase price less than the conversion price of the debentures or the exercise price of the warrants. As part of this financing, the convertible notes outstanding totalling $265,989 in unpaid principal and interest issued to by Forte Capital Partners, LLC and John Micek, Jr, were converted to debentures containing the same terms as the financing closed January 11, 2005. Pursuant to agreements with Alpine Capital Partners and Daniel McKelvey, we paid $327,500 and $100,000 to Alpine Capital Partners and Daniel McKelvey, respectively, as compensation for investment banking services in connection with this offering. See "Certain Transactions".

      IQB was involved in litigation in the Superior Court for the County of Fresno with a former consultant. The complaint in the matter was filed on June 22, 2004. The complaint alleged that IQB prematurely terminated a written consulting agreement with the consultant. The matter was settled in early January 2005 and the complaint in the matter has been dismissed.

      On January 12, 2005, IQB issued bonuses to Greg Micek, a member of its board of directors and to Mike Walsh, its Chief Financial Officer. Mr. Micek's bonus consisted of $50,000 in cash and 10,416 restricted shares of IQB common stock and Mr. Walsh's bonus consisted of 20,833 restricted shares of IQB common stock.

      On January 13, 2005, the board of directors approved an amendment to option agreements between IQB and 4 of its employees representing the right to purchase an aggregate of 419,650 shares of IQB common stock. The amendments extend the period during which the employees may exercise their stock options after termination of their employment relationship, from 45 days to 180 days after termination.

      On January 13, 2005, the board of directors approved an amendment to option agreements between IQB and 5 of its consultants representing the right to purchase an aggregate of 166,350 shares of IQB common stock. The amendments extend the period during which the consultants may exercise their stock options after termination of their consulting relationship, from 45 days to 180 days after termination.

      On January 24, 2005, IQB extended the due date on a convertible debenture with Forte Capital Partners, LLC, to June 30, 2005. The face value of the debenture is $300,000. Daniel McKelvey, a member of our board of directors is a managing partner of Forte Capital Partners, LLC.

      At the end of March, IQB will lease office space from Wherify Wireless, Inc. The current lease expired January 31 and was renewed on a month to month basis. As of March 31, the space was no longer available on a month to month basis. IQB will not be integrated with the Wherify employees or computer systems, and will run autonomously in its own separate area. The lease is for three months and can be cancelled by either party with 30 days notice. IQB will also contract for technology support from Wherify as well.

CRITICAL ACCOUNTING POLICIES

INTANGIBLE ASSETS

      IQB's intangible assets consist of a customer list acquired in the JVWEB / IQ Biometrix acquisition in March 2002 and purchased software code. IQB recorded the cost of the software and amortized the cost over the estimated useful life of 3 years. IQB reviews the value of its intangible assets quarterly and determines its value. At December 31, 2004 we had a net carrying value for our intangible assets of $64,750.

REVENUE RECOGNITION

      IQB adopted revenue recognition policies to comply fully with the guidance in Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Revenue consists of shipped customer orders and completed services. IQB has an increasing sale order backlog, however those orders are not considered revenue until the order is shipped and services are rendered.

      IQB accounts for the licensing of software in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition. The application of SOP 97-2 requires judgment, including whether a software arrangement includes multiple elements, and if so, whether vendor-specific objective evidence (VSOE) of fair value exists for those elements. Changes to the elements in a software arrangement, the ability to identify VSOE for those elements, the fair value of the respective elements, and changes to a product's estimated life cycle could materially impact the amount of earned and unearned revenue. Judgment is also required to assess whether future releases of certain software represent new products or upgrades and enhancements to existing products.

INFLATION

      In its opinion, inflation has not had a material effect on IQB's operations.

CONTROLS AND PROCEDURES

      (a) Evaluation of disclosure controls and procedures. We maintain controls and procedures designed to ensure that information required to be disclosed in the reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission. Based upon their evaluation of these controls and procedures as of the end of our last fiscal quarter, our chief executive officer and the principal financial officer concluded that our disclosure controls and procedures are effective.

      (b) Changes in internal controls. There were no changes in our internal controls or in other factors that could affect these controls subsequent to the date of the evaluation of those controls by the chief executive officer and principal financial officer.

                 FINANCIAL INFORMATION OF WHERIFY WIRELESS, INC.
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                      OPERATIONS OF WHERIFY WIRELESS, INC.

GENERAL

      Wherify Wireless, Inc. is a provider of wireless location products and services. Our products and services are used specifically for child safety, parental supervision, personal protection, Alzheimer and memory loss supervision, law enforcement, animal identification and location, and personal property tracking. The company's proprietary integration of communication technologies enables customers to obtain real-time location information for individuals and property directly through the internet or any phone.

      We market and sell our GPS Locator products both directly through our own web site as well as indirectly through resellers and distributors in the United States. To date, most of our sales have been in North America. We continually review our sales and distribution strategy to seek ways to increase sales of our product and revenues. We have stopped marketing and promoting the GPS Locator product and are currently developing our second generation products which are tentatively scheduled for beta release in the first calendar quarter of 2005, with a full release in the second calendar quarter of 2005.

      Cost of revenues currently consists of actual manufacturing costs.

      Sales and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and customer support, as well as costs associated with promotional activities and related travel expenses.

      General and administrative expense consists primarily of salaries and related expenses for executive, finance, accounting, information technology, facilities, and human resources personnel. We expect these expenses to increase through February 2005 in the areas of legal, accounting and outside services as we prepare filings and other information needed for the pending merger with IQ Biometrix, Inc ("IQB").

      Research and development expense consists primarily of salaries and related personnel expense and expenses related to the design, development, testing and enhancement of our products. Currently we are focusing our attention on developing our second-generation product.

      On April 15, 2004, IQB and Wherify jointly announced the signing of a definitive agreement under which Wherify Acquisition, Inc., a wholly owned subsidiary of IQB would be merged with and into Wherify and Wherify will become a wholly-owned subsidiary of IQB. Under the proposed transaction, each share of Wherify common stock and preferred stock will be converted into the right to receive approximately 4.83 shares of IQB common stock. IQB anticipates issuing approximately 43 million shares of its common stock to Wherify stockholders pursuant to the merger. The proposed transaction has been unanimously approved by the board of directors of IQB and Wherify and is subject to certain terms and conditions, including approval by both the stockholders of IQB and the stockholders of Wherify. If either party terminates the proposed merger under circumstances specified in the merger agreement such party will be required to pay the other party a termination fee of $500,000. The press release and definitive merger agreement accompanied a Form 8-K filed with the SEC on April 19, 2004.

RESULTS OF OPERATIONS

Year Ended June 30, 2004 compared to Year Ended June 30, 2003

      Revenues for 2004 decreased by 86% from approximately $1,166,000 in fiscal 2003 to approximately $80,000 for fiscal 2004. 100% of revenues for fiscal 2004 were derived from subscription services related to the sales of Wherify's first generation product while revenues for 2003 consisted of both hardware and subscription sales. Revenues dropped substantially primarily as a result of the elimination of hardware sales.

      Negative gross margins decreased by $650,000 from a loss of $1.01 million in fiscal 2003 to a loss of $360,000 in fiscal 2004. Gross margin includes the cost of the location services, which is a fixed cost. Wherify's revenues in fiscal 2004 were solely from subscriber services. As a result, there were no product costs associated with the gross margin, only fixed costs. Gross margins in fiscal 2004 also were affected by a one-time charge to cost of sales for an inventory allowance for defective product, which Wherify is disputing with its manufacturer.

      General and administrative expenses decreased by 15% or $1.5 million from $7.95 million for the twelve months ended June 30, 2003 to $6.44 million for the twelve months ended June 30, 2004. The reduction of general and administrative expenses is due primarily to a decrease in labor costs of approximately $156,000, a decrease of $135,000 in information technology salaries expenses, a decrease of insurance premiums of 329,000, a decrease in travel expenses of approximately $58,000, a decrease of $140,000 in shipping expenses, offset by an increase of $92,000 in labor costs for finance.

      Selling expenses decreased by 65% or $1.11 million from $1.71 million in fiscal 2003 to $598,000 in fiscal 2004. The decrease in selling expense is due to reduced spending on promoting and marketing Wherify's first generation product.

      Research and development expenses increased by 20% or $500,000 from $2.47 million in fiscal 2003 to $2.97 million in fiscal 2004. The increase was primarily due to the costs associated with the development of Wherify's second generation product mid fiscal year 2004 of $951,000, offset by a decrease of $463,000 as a result of a reduction in engineering personnel.

Three months ended December 31, 2004 compare to the Three months ended December 31, 2003

      Revenues for the three months ended December 31, 2004 increased by $17.4 thousand to $17.4 thousand from $0 for the three months ended December 31, 2003. Revenues increased as returns of the company's first generation product, which had reached the end of its life cycle, subsided, while those products still active, continued to generate subscription revenue.

      Gross margin for the three months ended December 31, 2004 increased by $50,000 to a negative $50,000 from $0 for the three months ended December 31, 2003. This was due to Cost of Sales consisting primarily of fixed expenses and a small amount of manufacturing expense.

      General and Administrative expenses increased $1,600,000 to $2.6 million for the three months ended December 31, 2004. This was primarily due to increases in R&D expenses as a letter of credit and final payments to Flextronics totaling $521,000 were paid. In addition, accounting, legal and attorney expenses associated with the merger of Wherify Wireless and IQ Biometrix were incurred. There were also increased Marketing expenses associated with the introduction and production of our second generation GPS locator product.

Liquidity and Capital Resources

      As of December 31, 2004, the company had a cash balance of $3,934 million and a working capital deficit of $6.2 million. Wherify currently has no credit facility available to it and has financed its operations to date through the issuance of approximately $43 million of mandatorily redeemable convertible preferred stock. There is a "going concern" clause in our auditor's report from June 30, 2004. The Company is in the process of locating financing sources to meet its liquidity shortfall. Adequate funds may not be available on terms acceptable to us. If additional funds are raised through the issuance of equity securities, dilution to existing shareholders may result. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our financial position, results of operations and cash flows. The Company has no material commitments for capital expenditures and there are no anticipated material capital expenditures that are reasonably expected to have a material impact on the Company.

      Even with financing, there can be no assurance that we will achieve profitability. Due to these factors, we believe that period-to-period comparisons of our results of operations are not necessarily a good indication of future performance. The results of operations in some future periods may be below the expectations of analysts and investors.

      Wherify has worked out an arrangement with its landlord and is not currently paying rent. An agreement with the landlord that stipulates that the Company begins paying its rent as well as paying for certain expenses covered by the landlord, once the merger is complete. Upon the completion of additional financing following the merger, the Company will settle its debt with the landlord. There is no guarantee that the merger will be completed or that additional financing will be found to settle this obligation.

RECENT EVENTS

      During January 2005, Wherify sold approximately 809,500 shares of Series C Convertible Preferred Stock for proceeds totaling $8,095,000.


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                                    BUSINESS

OVERVIEW

      IQB is a provider of facial composite software to federal, state and local law enforcement agencies in the U.S. and worldwide. IQB's headquarters are located at 39111 Paseo Padre Parkway, Suite 304, Fremont, CA 94538. IQB's telephone number is (510) 795-2900. IQB's web site is http:/
/www.iqbiometrix.com. Information contained in IQB's web site shall not be deemed to be a part of this joint proxy statement/prospectus.

      IQB is the result of a merger of JVWeb, Inc., a Delaware corporation, and IQ Biometrix California, Inc., a California corporation. JVWeb was incorporated on October 28, 1997 in Delaware to pursue electronic commerce opportunities. When JVWeb was unsuccessful in pursuing its business plan, JVWeb discontinued its operations and began the active search for an appropriate merger candidate in a transaction that would likely result in a change in the control and management of JVWeb. JVWeb and IQ Biometrix were introduced by Eric McAfee, who was a stockholder of CI Systems, a company whose assets were acquired by IQ Biometrix California prior to the merger. Greg J. Micek was the President and Chief Executive Officer of JVWeb and Greg J. Micek and Lewis Ball were members of the Board of Directors of JVWeb.

      The FACES(TM) technology was initially developed in the mid-1990's by Montreal-based entrepreneur Pierre Cote, the founder of InterQuest Inc., which launched FACES(TM) version 1.0 in 1998. InterQuest subsequently filed for bankruptcy in October 2000. In August 2001, another Canadian company acquired the FACES(TM) technology out of the bankruptcy proceedings on a deferred payment basis. When this acquirer was unable to raise funds to make the deferred payments, it defaulted and filed for bankruptcy in September 2001. Pierre Cote and other former InterQuest management and stockholders founded IQ Biometrix California, Inc. and on March 22, 2002, IQ Biometrix California merged with and into IQB Acquisition Corporation, a newly formed, wholly-owned Delaware subsidiary of JVWeb and JVWeb changed its name to "IQ Biometrix, Inc."

      In a transaction valued at $22,109,277, IQB acquired ownership of all of the right, title and interest in and to the FACES(TM) business and intellectual property, including software, patents and trademarks, the FACES(TM) library, inventory and other items. Because JVWeb had no significant assets or operations at the time of the merger, the merger was treated for accounting purposes as a "reverse merger." Although JVWeb was at the time a public company that acquired all of the assets of IQB, for accounting purposes IQB was treated as the acquirer and the public company henceforth.

      In connection with the JVWeb merger, IQB:

      o Issued 12,854,231 shares of common stock of IQB to the IQ Biometrix California stockholders in exchange for all the issued shares of IQ Biometrix California; and

      o Assumed outstanding options obligating IQB to issue up to 1,738,160 shares of IQB's common stock.

      Immediately after the merger, the former stockholders of IQ Biometrix California held approximately 85.51% of IQB's outstanding common stock. No placement or other fees were paid in connection with the merger.

      On April 15, 2004, IQB and Wherify Wireless, Inc. jointly announced the signing of a definitive agreement under which IQB and Wherify would merge. Under the proposed transaction, IQB is currently expected to issue to Wherify shareholders approximately 43 million newly issued shares of IQB common stock and the shareholders of Wherify are currently expected to hold approximately 78% of the combined company. The proposed transaction has been unanimously approved by our board of directors and the board of directors of Wherify and is subject to certain terms and conditions, including approval by both the stockholders of IQB and the shareholders of Wherify. Assuming completion of the transaction, for every share of Wherify capital stock held as of the record date, each Wherify stockholder is currently expected to receive approximately 4.83 shares of IQB's common stock. A description of Wherify Wireless, Inc.'s business is also provided in this prospectus.

INDUSTRY BACKGROUND

      The management of IQB believes that crime and homeland security remain a major concern. Product-oriented solutions should therefore command a market priority. There has been a surge of interest in technology that can help identify suspects and provide front line support to fight crime and terrorism. Among these technologies, facial composite and facial recognition technologies are expected to be one of the fastest-growing segments of the biometric market over the next two to three years.

THE IQ BIOMETRIX SOLUTION

      IQB's product FACES(TM) allows the user to create and re-create billions of human faces. Facial features selected from a database are automatically blended together to produce a photo-quality composite facial image. The technology helps law enforcement agencies identify, track and apprehend suspects.


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

      FACES(TM) automatically generates a unique alphanumeric "InterCode"(TM), for each image. IQB's InterCode(TM) algorithm is the digital imprint of the face, as represented by the unique combination of facial features from IQB's proprietary library. Every InterCode(TM) is unique with respect to a particular face, just as fingerprints or DNA are to a particular person. The digital character of the InterCode(TM) coding system and the small size of the code itself (less than 250 characters in length) allows the InterCode to be transmitted via any telecommunications network (phone, fax, and internet). It also gives law enforcement agencies a more secure way to exchange facial composites relating to sensitive investigations.

      The photo quality of FACES(TM) composites means that they can be used effectively with facial recognition technology as a query to search image databases and deliver possible matches for positive identification.

      FACES(TM) first gained public recognition through its use in the capture of criminals by the highly-rated television series "America's Most Wanted," and its subsequent endorsement by host John Walsh. The first time FACES(TM) was used on the show it helped law enforcement capture a serial rapist of young girls within 48 hours of the show's airing.

      IQB has entered into a nonbinding strategic alliance agreement with SocialTech, Inc., a privately-held company and the developer of the TRAK notification software system to integrate IQB's FACES(TM) technology with SocialTech's TRAK system. "TRAK--Technology to Recover Abducted Kids," is a computer software system that was originally designed to help law enforcement agencies locate and recover abducted children. This system allows any police officer to quickly and efficiently create high-resolution photo bulletins, annotate them and share them electronically with other law enforcement jurisdictions, the media, and the community, around the world in seconds. The TRAK system is used by more than 1,400 police departments and is currently implemented at all 600 police departments in the State of New Jersey. TRAK has been used in a variety of cases, assisting law enforcement to communicate important visual information. However, without FACES(TM) or a photo image from a video camera or other source, the TRAK solution often is restricted to a general description of the suspect, e.g. white male, 6' tall, brown hair. This description is believed to be much less effective in identifying suspects than the FACES(TM) composite image. Using TRAK with IQB's FACES(TM) product creates a powerful tool for law enforcement agencies. To date, IQB has received no revenues from its agreement with SocialTech.

      In July 2003, IQB launched FACES(TM) 4.0. IQB began an aggressive sales and marketing campaign to extend the penetration of FACES(TM) in law enforcement.

STRATEGY

      IQB's goal is to become a leader in the field of facial composite software. IQB plans to achieve this goal through the implementation of the following key strategies:

      o Maintain FACES(TM) as the leading facial composite software. One of IQB's strategies is to position FACES(TM) as a state-of-the-art, easy to use, efficient product. Management believes that FACES(TM) represents a significant leap forward in simplicity of design and usability, revolutionizing the process of suspect identification. FACES(TM) can assist anti-terrorism, law enforcement, security and public safety personnel to identify suspects and solve crimes, by
            (i) developing accurate, photo-like composite images of suspects,
            (ii) giving law enforcement and other personnel in multiple agencies the ability to exchange composite images quickly and efficiently, and (iii) allowing the user to use FACES(TM) with facial recognition technology to search photo databases and retrieve possible matches.

      o Build strong brand recognition. The strategy is to develop, promote, advertise and increase the brand equity and visibility of FACES(TM) through a variety of marketing and promotional techniques using a variety of media and conducting an ongoing public relations campaign. To help build strong brand recognition and lay the foundation for sales of enhanced products developed in the future, 150,000 copies of FACES(TM) 1.0 were donated to police departments across North America in 1998 and 1999. This undertaking resulted in endorsements from a number of major law enforcement organizations.

      o Develop new products. IQB intends to continue to develop and refine its existing products, and to develop and commercialize additional products using its technology and facial image library. IQB also intends to expand its product line through strategic acquisitions. For example, the proposed merger with Wherify Wireless, Inc. will expand the combined company's product line and allow the combined company to leverage its existing sales and distribution channels to increase sales of all of its products.

      o Continue to seek valuable endorsements and recognition. FACES(TM) has been endorsed by John Walsh, host of the Fox Network television series "America's Most Wanted," which is viewed by 15 million people every week, and "America's Most Wanted" has adopted FACES(TM) as a crime-solving tool. IQB will continue to seek endorsements from groups such as these.

      o Maintain a strong commitment to customer satisfaction. IQB understands that in order for it to be successful, its customers must be satisfied with its products. IQB is committed to customer satisfaction throughout its organization. In order to accomplish this, IQB intends to invest substantial time and effort in testing its products and working closely with its customers to quickly address any issues that arise. IQB will focus on providing its customers with the technical assistance and capabilities required to ensure a satisfactory experience with its products. Customers are currently able to access support via e-mail and telephone during normal business hours and IQB supplements its telephone support with web-based support services. IQB has also negotiated a strategic relationship with a national law enforcement training organization to provide training and certification to law enforcement personnel throughout the U.S. and Canada. This program is designed to train FACES(TM) users in witness interviewing techniques and advanced uses of the FACES(TM) technology, such as age progression, creating virtual lineups and integrating composites with video and photo enhancement technology, to produce more accurate composites and maximize the potential of the FACES(TM) technology.


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

      o Continue to develop a strong network of strategic partners. IQB has developed a number of formal and informal strategic relationships with persons whose services are necessary to develop and implement its business strategy.

      o Expand sales and distribution channels. IQB intends to address a broader market for its products by seeking to increase the number of distributors of its products as well continuing its direct selling efforts. Distributors will be chosen carefully, with regard to vertical and geographic focus, as IQB diligently works with each distributor to generate sales. In addition, IQB believes that international markets represent a significant opportunity to increase the sales of its products and services, and IQB has established an early marketing, sales and support presence in selected international markets. When appropriate, IQB will implement localized versions of its software. IQB expects that if the proposed merger with Wherify Wireless, Inc. is consummated, the combined company will be able to leverage IQB's existing sales and distribution channels to increase sales of all of its products.

      o Pursue incremental revenue opportunities. IQB intends to leverage FACES(TM) to broaden its presence and develop additional revenue opportunities. Future revenue opportunities are expected to grow out of its technology, although the exact nature of these can not now be determined.

      o Attract and retain exceptional employees. IQB believes that versatile and experienced employees provide significant advantages in the rapidly evolving market in which IQB will compete. IQB is committed to building a talented employee base and to attracting an experienced management team.

PRODUCTS

      FACES(TM) is a software technology that allows operators to develop accurate, photo-like facial composite images. Its user interface is designed as a series of easy-to-use menus: no previous forensic art training or experience is required. The FACES(TM) database includes thousands of facial features that can be selected with the click of a mouse. The features are automatically blended together to provide facial images of either gender, of any race, and at ages ranging from juvenile to elderly. A unique alphanumeric ID code is generated for each facial image that can be transmitted over any telecommunications channel (telephone, email, radio and fax). When the code is entered into the receiver's FACES(TM) system, the same composite is recreated, exact in every detail. At less than 1KB in size, the code is ideal for wireless transmission; it also provides police agencies with additional security when exchanging suspect images relating to sensitive investigations. FACES(TM) is both PC and Mac-compatible and can be run on any standard desktop or portable computer. About 700 MB of space is needed on a system's hard drive to install FACES(TM), or the software can be run directly from the CD-ROM drive.

FACES 4.0 Version

      FACES(TM) 4.0, launched in July 2003, provided several important advancements over prior versions. The FACES(TM) database was expanded to 4,400 features, including new African American, Latino and Asian features. Facial markings such as scars and tattoos have been added as well as the ability to choose between light, medium and dark hair components. Positioning and sizing tools were enhanced to allow the facial composite images to be fine tuned. Composites can be exported in JPEG format to provide further refinement through standard graphics programs, and to be incorporated into police bulletins and notifications. FACES(TM) 4.0 is available in single, multi license and network license versions, and is available in English, Spanish and French.

FACES 4.0 Support, Maintenance and Training

      Purchasers of FACES(TM) 4.0 are entitled to free technical assistance for 90 days by trained personnel either by phone or email. Detailed product FAQs and composite tips and techniques are available through the IQB website. In February 2003, IQB introduced an annual maintenance program that extends the initial technical assistance period to 12 months, and provides free software upgrades during the maintenance period.

      In November 2003, IQB joined with CTS Associates of Patchogue, New York to develop a one day course for investigators on the use of FACES(TM). The course covers both basic FACES(TM) operation and the use of advanced features such as age progression. In addition, the course teaches the participant how to use FACES(TM) effectively in criminal investigations, how to integrate facial composites with video and photo enhancement technologies, interviewing techniques to build facial composites, and legal and evidentiary issues relating to facial composite evidence. The training is designed to maximize the potential of FACES(TM). IQB now offers both scheduled and customized on-site training sessions.


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

FACES 4.0 EDU

      FACES(TM) 4.0 EDU version, designed specifically for classroom use, was launched in May 2004. It is designed to respond to the growing interest in using forensic content to teach basic sciences at the middle and high school level. The product gives students hands-on experience in how suspect composites--like DNA, fingerprint and other evidence--are used to solve crimes. FACES(TM) 4.0 EDU can be used to teach observational skills that can be critical in increasing personal awareness and safety.

      Shortly after the launch of FACES(TM) 4.0 EDU, IQB began collaborating with Ward's Natural Science to include FACES(TM) in forensic kits distributed to the educational market. Ward's, established in 1862 and based in Rochester, New York, is a leading manufacturer and distributor of science education materials for middle, high school and college classes, carrying more than 17,000 products. Ward's is a division of VWR International, a worldwide distributor of scientific equipment to the industrial, government, life science, education, electronics and pharmaceutical markets. Ward's has purchased 10,000 copies of FACES(TM) EDU.

FACES Integrated Solutions

      Due to its flexible architecture, FACES(TM) has already been successfully integrated with other key law enforcement and security technologies. For example, FACES is integrated with the TRAK software solution from SocialTech, which is used by 1,400 police departments in the U.S. as part of their Amber Alert protocols, whereby FACES(TM) composite images can be imported into template alert bulletins. FACES(TM) is also included in the Video Analyst System
(VAS) provided by Intergraph Solutions Group. VAS is a graphics workstation with tools to capture, analyze, enhance and edit video surveillance, incorporating NASA-developed Video Image Stabilization and Registration (VISAR) technology. Using FACES(TM) with the VAS workstation allows facial composites to be developed from enhanced video images to further define facial evidence and assist in identification.

      FACES(TM) has also been integrated with FACE Plus technology from Dataworks Plus to allow police departments to include facial composite evidence in mug shot database systems, and to use facial composites as a query to search databases and return possible matches. The matched images can provide a virtual line up for positive identification by witnesses.

PRODUCT DEVELOPMENT, PACKAGING AND FULFILLMENT

      To date, IQB's products have been developed primarily through the use of outside contractors. On May 31, 2002, IQB entered into an agreement with Entreprise Cogniscience, Inc., a privately-held software development company, to develop FACES(TM) 4.0. Product documentation is generally created internally. IQB believes that a crucial factor in the success of a new product is getting it to market quickly to respond to new user needs or advances in hardware, without compromising product quality. IQB strives to maintain its relationship with its customers so that it can become informed at the earliest possible time about changing usage patterns and hardware advances that may affect software design.

      Entreprise Cogniscience used a proprietary environment based on LISP to develop IQB's software. If IQB were to bring the software development in-house or if its relationship with Entreprise Cogniscience were otherwise to terminate, IQB would need to port its source code to a new development environment, which may cause it to experience delays in future product releases, enhancements and upgrades, as well as higher than expected error and defect rates, all of which could have an adverse effect on its business, results of operations and financial condition. IQB is not dependent on any other third party products or technology. IQB spent approximately $147,000 and $172,000 on research and product development related expenses for the years ended June 30, 2003 and 2004, respectively.

      IQB out sources the packaging of its product, which consists of transferring FACES(TM) onto compact discs ("CDs"), quality control testing and printing the CDs and manuals, to Stephen Gould Corporation in Sacramento, CA. There are a number of software packaging companies that are available in the event IQB's current vendor becomes unavailable. IQB has multiple sources for CD's. Quality control tests are selectively performed on finished products. IQB also out sources its product fulfillment to OnFulfillment Inc. in Newark, CA, which stores inventory, packages and ships orders.

      IQB presently manages its product fulfillment, information processing, vendor management, logistics services, licensing, and related supporting functions from its Fremont, California office.

NEW PRODUCT DEVELOPMENT

      IQB is actively involved in the development of new products. However, any new products that IQB develops may not be released on the anticipated schedule, and they may not achieve market acceptance or adequately address the changing needs of the marketplace on a timely basis, despite the dedication of significant resources to the development of the products. Any such failure could result in IQB's having little or no return on its investment of significant resources, which could adversely affect IQB's business. The following is a discussion of some of the products currently under development.


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

      IQB is developing FACES(TM) 5.0. It is currently contemplated that FACES(TM) 5.0 will include improvements to the features database content and schema, new tools to refine facial composites, additional export functions to facilitate transmission of composite evidence and enhance integration of FACES(TM) with database technologies, witness interview support, and new delivery models.

      IQB has discontinued the development of FACES SEARCH, which was being designed to be used with facial recognition technology as users are now able to use FACES(TM) 4.0 with existing facial image databases and recognition technologies. IQB is now focused on developing FACES(TM) SDK that is designed to include a configurable interface to facilitate seamless integration of FACES(TM) with such technologies, as well as extend the integration of FACES(TM) into other applications such as computerized games.

MARKETING, SALES AND MARKETS

Marketing

      Our marketing strategy aims to penetrate two target markets:

      o     Public security/law enforcement agencies; and

      o     Middle, high school and post secondary education.

      As a result of IQB's pending merger with Wherify Wireless, Inc., IQB's entry into other markets, such as private security companies and businesses at risk, has been de-emphasized. No significant resources are being applied to these activities pending a re-evaluation of the opportunities.

Sales and Markets

Law Enforcement Market

      Investigators in federal, state and local law enforcement agencies in the United States are currently the primary market for FACES(TM). According to US Department of Justice statistics there were more than 17,000 such agencies in the U.S. as of June 2000. To date, FACES technology has been sold to about 2,500 law enforcement agencies, including the FBI, CIA, Department of Defense, Department of Homeland Security, US Navy, Royal Canadian Mounted Police, Los Angeles Police Department, New York Police Department, Chicago Police Department, Seattle Police Department, Miami Police Department, Orange County
(FL) Sheriff's Department, Atlanta Police Department, Baltimore Police Department, Boston Police Department, California Highway Patrol, Cleveland Police Department, Houston Police Department, Philadelphia Police Department and San Diego Police Department. Thousands of other agencies received licenses for earlier versions of FACES(TM) to establish product awareness.

      IQB believes that to date only a small portion of the law enforcement market has been penetrated and substantial additional opportunity exists to penetrate this market further. IQB believes that it is well positioned to increase market share given the increasing reliance on and adoption of computer technologies by law enforcement agencies, the superiority of FACES(TM) as a facial composite technology, the fact that FACES(TM) can be integrated with facial image databases, facial image recognition and other law enforcement technology solutions, and competitive pricing, which provides both a competitive entry price for small agencies and scaleable multi-license and network options for larger organizations.

      IQB has identified several sales and marketing channels, which IQB has used successfully to communicate the value of its technology in supporting criminal investigations.

      IQB's website remains a key marketing tool, supported by search engine advertising. IQB also uses paid content placement on other law enforcement internet sites. IQB established an online store for FACES(TM) in February 2004 and provides a downloadable demonstration version of FACES(TM) 4.0.

      IQB uses a variety of media and public relations strategies to create awareness of its products, including press releases, articles in trade magazines and other media, broadcast of FACES(TM) success stories and appearances by and interviews with IQB personnel (including John Walsh) on television and radio.

      Although advertising is an important component of IQB's marketing strategy, IQB has primarily used other media and public relations strategies to build brand awareness both because of its limited financial resources and because of the additional credibility that editorial content has in its target markets. IQB, however, intends to undertake selective advertising activities, including direct mail advertising to law enforcement agencies, and selective advertising in law enforcement and security publications.

      IQB has used law enforcement trade shows to profile FACES(TM) technology and to provide product information and demonstration CDs, and plans to expand this channel.

      The most successful sales and marketing channel for FACES(TM) remains direct telesales. IQB entered into an agreement with CTS Associates, a training organization for law enforcement personnel, in September 2004 under which CTS has agreed to establish a telesales team who will sell FACES(TM) in conjunction with the sale of investigator training programs. The availability of facial composite training has led directly to the sale of FACES(TM) to a number of police departments and is expected to be a strong driver for FACES(TM) sales in future. The agreement with CTS is for three months and CTS will be compensated on a commission basis, based on their sales of the product. The arrangement will be reviewed at the end of three months and potentially extended based on the success of the current agreement.


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

      IQB is in the process of re-evaluating its domestic reseller channel due to its increasing focus on multi license, network license, and combined offerings of technology, training and maintenance. Domestic resellers to date have largely been successful only in marketing single user license versions of FACES(TM).

      IQB has also reevaluated its international reseller program in order to focus on key regions. IQB has provided FACES(TM) product information to a number of resellers in the Asia Pacific and Southeast Asia markets and are currently in active discussions with two potential distribution partners in these areas. IQB contemplates developing versions of FACES(TM) that contain region-specific languages and facial features in connection with these distribution relationships. IQB has established a reseller relationship in Canada targeting Royal Canadian Mounted Police departments. IQB believes that its next geographic area of focus will be South America.

Education Markets

      IQB is also seeking to develop a sales and distribution network in the U.S. for FACES(TM) EDU product. IQB hopes to achieve this by entering into reseller agreements with leading school science supply providers, as well as resellers to community colleges, technical colleges, vocational schools and universities of products for criminal justice related courses and preparation. For example, IQB has launched a joint initiative with Ward's Natural Science, under which Ward's has purchased 10,000 copies of FACES(TM) for inclusion in forensic kits, which will be marketed through Ward's domestic sales channels, including online and print catalogues, to an existing client base of more than 1,400,000 teachers. If this initiative is successful, IQB expects additional sales to Ward's for international distribution leveraging Ward's international distributorship covering more than 48 countries. IQB plans to develop four new language versions of FACES(TM) EDU for international markets.

INTELLECTUAL PROPERTY

      IQB regards its technology, patent applications, service marks, trademarks, trade dress, trade secrets, copyrights and similar intellectual property as critical to its success, and relies on a combination of patent law, trademark law, trade secret protection, copyrights law and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. For example, IQB licenses its software pursuant to shrink-wrap or signed license agreements, which impose certain restrictions on licensees' ability to utilize the software. In addition, IQB pursues the registration of its trademarks and logos in the United States and Canada, and has received registrations of certain of its trademarks and logos in the United States and Canada.

      IQB currently has two United States patent applications covering "Method and apparatus for creating facial images" and "InterCode(TM)". Conceivably IQB's patents may not be granted, or (if granted) may subsequently be found invalid or unenforceable, or otherwise be successfully challenged. Furthermore, any patent issued to IQB may not provide IQB with any competitive advantages, IQB may not develop future proprietary products or technologies that are patentable, and the patents of others may seriously limit IQB's ability to do business.

      Despite IQB's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of IQB's products or to obtain and use information that IQB regards as proprietary. Policing unauthorized use of IQB's products is difficult, and while IQB is unable to determine the extent to which piracy of IQB's software products has occurred or will hereafter occur, software piracy can be expected to be a potential problem. In addition, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which IQB's products are sold. There can be no assurance that the steps taken by IQB to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate IQB's technology, patent applications, trademarks, trade dress and similar proprietary rights.

      In addition, while IQB is not aware of its products, trademarks or other proprietary rights infringing the proprietary rights of third parties, there can be no assurance that other parties will not assert infringement claims against IQB in the future based on current or future products. IQB may be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by IQB and its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. In addition, parties making these claims may be able to obtain an injunction, which could prevent IQB from selling its products in the United States or abroad. Any of these results could harm IQB's business. IQB may increasingly be subject to infringement claims as the number of products and competitors in IQB's industry grow and functionalities of products overlap.

COMPETITION

      The software industry is intensely competitive and subject to rapid technological change. IQB's success will depend significantly on its ability to adapt to a changing competitive environment, to develop more advanced products more rapidly and less expensively than its competitors, and to educate potential customers as to the benefits of its products relative to those of its competitors. IQB's current competitors include:

      o     Identikit from Smith & Wesson

      o     Suspect ID from ImageWare

      o     COMPHOTOFIT +COLOR from Sirchie

      o     E-fit from Aspley

      o     Facette from Identi.net

      IQB believes that the principal competitive factors in its markets are price, product features, product performance, ease of use, quality of support and service, company reputation. IQB intends to compete vigorously in all of these aspects. IQB believes that its product offering is superior to competing products in terms of price, ease of use, depth and extent of data bank, and data transfer capacity. Nevertheless, most of IQB's current and potential competitors have longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, marketing and other resources than it does. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sales of their products than IQB can. Also, most current and potential competitors have greater name recognition. Some could possess the ability to leverage significant installed customer bases. These companies could integrate their software with their widely accepted products which would result in a loss of market share for IQB. Moreover, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing their ability to address the needs of our company's prospective customers. IQB's current or future vendors may in the future establish cooperative relationships with current or potential competitors of IQB, thereby limiting its ability to sell its products through particular distribution channels. Accordingly, new competitors or alliances among current and new competitors could emerge and rapidly gain significant market share. Such competition could materially adversely affect IQB's ability to sell its products.

      IQB expects additional competition as other established and emerging companies enter into the facial composite software market and new products and technologies are introduced. IQB's future and existing competitors could introduce products with superior features, scalability and functionality at lower prices than IQB's products. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share, any of which would materially adversely affect IQB's business, operating results and financial condition. IQB may not be able to compete successfully against current and future competitors, and the failure to do so would result in its business being materially and adversely affected.

EMPLOYEES

      As of December 31, 2004, IQB had 4 full-time employees and 5 actively engaged consultants and part-time employees for a total of 9 persons. Although the competition for employees is at times intense due to market conditions, IQB does not now foresee problems in hiring additional qualified employees to meet its labor needs. IQB's employees are not covered by a collective bargaining agreement and relations with them are considered to be good.

FACILITIES

      IQB leases its principal executive offices at 39111 Paseo Padre Parkway, Suite 304, Fremont CA 94538. IQB has no reason to believe that its landlord has any intention to terminate or otherwise not renew such lease. In addition, IQB believes that adequate, alternative premises could be located if such lease were ever terminated or otherwise not renewed.

LEGAL PROCEEDINGS

      IQB is not now involved in any legal proceedings. There can be no assurance, however, that IQB will not in the future be involved in litigation incidental to the conduct of its business.

                              AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 and exhibits relating thereto (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of which this prospectus is a part. This prospectus does not contain all the information set forth in the Registration Statement. Reference is made to such Registration Statement for further information with respect to IQB and the securities of IQB covered by this prospectus. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the related document filed with the Commission.

We have registered as a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act"). As a consequence, we will file with the Commission Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K. The Annual Reports on Form 10-KSB will contain audited financial statements. After they are filed, these reports can be inspected at, and copies thereof may be obtained at prescribed rates, at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Commission maintains a World Wide Web site that contains reports, proxy statements and information statements and other information (including the Registration Statement) regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. Our reports can be inspected at, and copies downloaded from, the Commission's Website.

                      DESCRIPTION OF WHERIFY WIRELESS, INC.

COMPANY OVERVIEW

      Wherify is a start-up national wireless location services provider pioneering the convergence of enhanced global positioning, wireless communications and other technologies. Wherify's name, Wherify Wireless, reflects its mission and objective: verify the location of loved ones or possessions of value through wireless technology.

      Founded in March 1998, Wherify develops products and services to compete in the wireless location-based services ("WLBS") market. To this end, Wherify has developed a comprehensive, end-to-end location system, which includes both a wearable locator and hand held "cell phone" type device ("Personal Locators") utilizing a proprietary Location Service Center ("LSC") for communications with the Personal Locators. Wherify's tested and proven location system enables subscribers to obtain accurate location information for loved-ones or valuable property directly through the Internet or over any phone, 24 hours-a-day, seven days a week. Two-way voice communications enabled in the hand held unit will allow direct voice communication between the subscriber and a loved one or care giver.

      Wherify's first hardware product, a children's model GPS Locator, combines the power of enhanced GPS and digital personal communications service ("PCS") technologies. This product embeds a highly miniaturized location system within a lightweight wrist-worn device. Importantly, in addition to providing location information this device can be used to send out a panic call in the event of an emergency, as well as function as a pager and an accurate watch.

      Wherify's next generation product, scheduled for full production in the second quarter of 2005, combines the power of enhanced GPS and dual band CDMA PCS technologies. This product allows a remote user to not only "ping" the device to receive location information, but also to make a call to the device to speak directly with the device user. In addition, the device user can make direct calls through the device and also call 911 in case of emergency.

      Wherify can provide location and tracking information in real-time to customers using the product for both routine and emergency situations through Wherify's 24x7 Location Service Center and carrier-class automatic call distribution equipment that is connected to existing telephony and internet infrastructures. Following purchase and service activation, a subscriber may determine the locations of the product either by telephoning a toll-free number or through the Internet.

      The Location Service Center and automatic call distribution equipment are fully equipped with an off-the-shelf database, computer and telephony call distribution and credit card billing application software. Subscriber telephony and Internet communications are routed through Wherify-proprietary, fault-tolerant, carrier-class, and application-specific interface software.

      Wherify intends to design and market a family of GPS Locators to address five major markets: children, adults (Alzheimer's patients, senior, disabled, active adults, teenagers), automotive/commercial/payload tracking, pet owners and corrections (electronic offender monitoring). Following purchase and service activation, a subscriber may determine the locations of the product either by telephoning a toll-free number or through the Internet.

      Wherify's hardware products are essentially enablers of the Wherify location service system. Wherify expects that the majority of its gross margin after subscriber buildup will come from recurring service revenues. Wherify's initial hardware product currently retails for $199 and the new handheld unit is expected to retail for $149. Monthly recurring service revenues will vary based upon the selected monthly rate plans. Standard rate plans currently range from $9.95 to $44.95 per month. Wherify began selling its initial product in May 2003.

      Having built the first wearable GPS Personal Locator, Wherify plans to integrate this technology platform into a wide variety of products for the emerging location-based services marketplace worldwide. Wherify is currently working on a GSM version of its CMDA-based handheld locator ("Wherifone"), which would allow Wherify to further penetrate the international market (initially Europe, Asia). This product is expected to be in production by the second quarter of 2005. Additionally, Wherify is working on a smaller, adjustable version of its first generation children's watch, in both CDMA and GSM versions. These are both expected to be out in 2005. Wherify has built a substantial retail base to distribute its first generation watch. For its next generation products, Wherify plans to partner with strategic "market makers" who would work together with Wherify to market and distribute specific products through their channels.


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

      Additionally, Wherify is developing a GSM version of the Wherifone, which would allow for global expansion. Wherify intends to distribute this product through international carriers. For international expansion, Wherify would build Location Service Centers internationally.

INDUSTRY OVERVIEW

      The wireless location-based services market is a relatively new industry. Following is a brief description of some of its characteristics:

Key Market Trends and Factors

      o Prices of enabling "location" technologies (GPS, wireless connectivity, Internet) and products are falling while their capabilities are increasing;

      o Availability and deployment of higher speed wireless data networks (GPRS, EDGE, WCDMA) and products are emerging;

      o The Internet has provided the ability to host application services eliminating the technical infrastructure and management expense;

      o Network operators and wireless carriers are seeking new, higher margin services to offset declining voice access revenues; and,

      o Consumer awareness and interest is increasing in personal location safety, vehicle tracking, roadside safety and anti-theft services.

WHERIFY'S STRATEGY

      Wherify's objective is to be the leading provider of wireless location services by pioneering the convergence of state-of-the-art enhanced global positioning, wireless communications and other technologies that empower people and businesses with the ability to locate loved-ones or personal property whenever and wherever needed.

      Wherify believes that its multi-pronged strategy to penetrate its target markets can create significant barriers to entry.

TARGET MULTIPLE APPLICATIONS

      Wherify's planned family of GPS Personal Locators are targeted to address five major markets: children, adults, automotive/commercial/payload tracking, pet owners and corrections. Wherify intends to use strategic pricing and promotion programs to initially capture a substantial customer base from the personal safety segment of the emerging wireless location-based services market. Wherify also intends to offer its Location Service Center services to non-Wherify products and hardware systems (i.e. handsets, personal electronics) of major electronics manufacturers as such third-party products and systems become available.

      Children. Due to the emotional nature of the benefit Wherify is offering, Wherify views this segment as having the most immediate market potential, and therefore the locator watch was the first product launched. The GPS Personal Locator for Children is targeted for dual-income and single parents of 4-12 year old children. At the lower end of this age range, children are starting to gain more independence from their parents and are more likely to be "out of the parent's sight" for a variety of reasons (day care; school; playing with friends; etc). Wherify believes that both parent and child interest in the product will level off after age 12, when a child's range of freedom and desire for privacy increases dramatically. The service is positioned as "complementary" to parent supervision, not a replacement for it. Wherify's next generation hand-held locator ("Wherifone") will be positioned as a children's first cell phone, with the location features that a parent needs to keep tabs on their 4-14 year old child. This product will replace the GPS Personal Locator for Children for this segment.

      Adults. Wherify believes the demographic segments offering the greatest opportunities are Alzheimer's patients, other seniors (65+ years of age), and active adults and teens. One primary application is for "active adults": those people who participate in recreational activities (such as boating, jogging, hiking, camping) that could put them at risk of getting lost, being injured or becoming a victim to a violent crime. Other potential users include working women, teens, couples and developmentally challenged adults. Wherify believes that these people would be very interested in using the location service during an emergency situation, as a combination location service/notification to law enforcement when a crime is in process where a subscriber is the victim, and simply as a means of communicating one's location to a friend or loved-one. The Wherifone will be marketed to this segment of the market.

      Automotive/Commercial/Payload Tracking. As competitive forces continue, Wherify believes that car and truck dealers will continue to look for ways of increasing their profitability through value-added services and after-market sales. Wherify believes that its products and services would offer dealers this type of profit-building opportunity. The hand held unit will be positioned as the "OnStar" in your pocket and out of the car. Permanent installation for theft recovery applications would be simplified due to the miniaturized nature of the hardware and the embedded antenna technology. It could be placed in virtually any car or truck the dealer sells.


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

      Wherify is also targeting businesses and organizations that use fleets of vehicles. Wherify believes its products would be attractive to any business owner who needs to know the location of their vehicles and/or payload(s).

      The Wherifone, with accessories such as a cigarette lighter adapter and a direct connection to the automobile battery and/or UBS system, will be marketed to this segment of the market.

      Pet Owners. This market segment would utilize Wherify's technology to locate pets that have run away, been stolen or become lost. The pet collar device will be of a clip on nature and will utilize the same location (GPS) and communication (cellular) technologies as the GPS Personal Locator; however, since it will not need many of the added features (watch display, paging, wearer-triggered alarm), Wherify anticipates being able to produce it at a lower unit cost. Wherify intends to use the Wherifone core technology, wrapped in a more industrial, water resistant package that will attach securely on a pet's existing collar, to market to this segment.

      Corrections. Current technologies used to monitor individuals with movement-restrictions often do not meet the needs of law enforcement officials. For example, house arrest systems that utilize an "RF tether" to monitor an individual's presence in his or her home will alert officials if the person leaves the house, but will not provide information on where the person has gone. Wherify believes the increase in over-crowding in jails and prisons provides a further incentive to utilize location and tracking products.

      Wherify believes that the criminal justice system will have a strong interest in a modified version of the Wherifone. This version of the Wherifone will only incorporate the location (GPS) and communication (wireless) technologies, as the justice system will not have the same demands on appearance and added features that the consumer has. These products will also most likely be leased in bulk quantities.

FORGE STRATEGIC RELATIONSHIPS

      Establishing and building United States and international partnerships, licensing agreements, OEM, and carrier relationships with major market players, utilizing Wherify technologies will facilitate efficient entry into new markets. Forging strategic partnerships including co-branding, distribution and marketing with telecommunication companies, wireless carriers, national retailers, major consumer brand companies and mass media will align Wherify's sales and marketing efforts with established sales channels. Wherify's locators are being manufactured by Flextronics, Inc., a nationally known and respected contract manufacturer.

LEVERAGE FIRST MOVER ADVANTAGE

      Wherify believes it is the first company to successfully design and develop a low-cost, personal locator for the consumer and business markets using existing wireless and GPS "chip" sets, networks and technologies. Wherify believes that leveraging existing third-party telephony, contract manufacturing, application software packages and data/call center infrastructures will minimize its costs and time-to-market.

WHERIFY PRODUCTS AND SERVICES

      Wherify has developed a comprehensive, miniaturized, end-to-end personal location system, which includes both a wearable locator and a hand held locator (hardware) and a proprietary Location Service Center (software). Wherify's tested and proven technology will enable people to obtain accurate location information for loved-ones or valuable property directly through the Internet or over any phone, 24 hours-a-day, seven days a week. Having built the first wearable personal location system, Wherify plans to integrate this technology into a wide variety of products for the emerging location-based services marketplace around the world.

      Wherify's products provide real-time information on product location as a service to consumer and business customers in both routine and emergency situations. This service will be provided through Wherify's 24x7 Location Service Centers housed in web co-hosting data center companies. The Location Service Centers use Wherify's proprietary application-specific interface "thin-client" software (patent pending) and carrier-class Automatic Call Distribution ("ACD") equipment that is connected to existing telephony and Internet infrastructures.

      The key features of Wherify's initial product are identification and communication electronics that have the ability to receive commands and send responses using a wireless signal initiated either by a telephone call or an Internet transaction. The product can determine its own location and communicate this information through a nationwide PCS network to Wherify's Location Service Center. The searching party will be given the wearer's exact location through the Internet via a map interface on Wherify's web site or verbally by telephone in an emergency situation.

      Additionally, Wherify's Wherifone technology will incorporate two-way voice communication combined with location services. Wherify is also developing its next generation Wherifone using Siemen's wireless GSM technology, which will allow for deployment in Europe, Asia, Latin America and other GSM-centric markets around the world.


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

CURRENT AND PLANNED PRODUCT DESCRIPTIONS

      Following is a brief description of Wherify's existing product, the children's model GPS personal locator, Wherify's next generation product, the Wherifone, and the other products currently being planned.

      The Children's Model ("CM1"). This is the first GPS Personal Locator that Wherify launched. It is designed to operate in all environments experienced in a child's daily life.

      The product is housed in a contemporary sports watch. The exterior surface of the watch is made of a soft, rubberized material that is appealing to the touch and gentle on the child's skin. The watch is available in a range of color combinations, custom-designed to appeal to kids. While the first generation product has a permanent decorative faceplate, Wherify has also included interchangeable faceplate decals for further customizability.

      In addition to the basic location and emergency capabilities discussed earlier, the CM1 has the following features:

      o     LCD display with atomic time digital clock;

      o Receives up to 10 numeric pages with time stamp; wearer can scroll through and delete received pages;

      o Tamper-resistant band; any attempt to cut band will activate a 911 response;

      o     Splash-resistant;

      o Lockable by subscriber; one-button locking feature by wearer or via the Internet, remotely; and

      o     Page alert sound on/off.

      While the GPS Personal Locator product works simply by placing it on the wearer's wrist, the subscriber can also lock the product on the wearer's wrist (utilizing the key fob or by simply pressing one button) to ensure that it will not be lost or removed. The subscriber can also request that the product be unlocked remotely, either over the Internet or over any phone. If unlocked, the unit can be locked by the wearer or subscriber during an emergency.

      In the event of an emergency, the child presses and holds the two outer buttons for three seconds. An emergency message will be automatically sent to the Location Service Center over the PCS network. The live emergency operator will then contact the subscriber (or other designated guardian) to inform them that the wearer of the product has requested an emergency response. If the guardian provides authorization, the emergency operator will contact the local Public Safety Answering Point ("PSAP") and proper authorities will be dispatched to the wearer's location. For very young children, this feature can be deactivated during the registration process.

      If the guardian determines that his or her child is in a dangerous situation (i.e. based on location report received), he or she can also request an emergency response directly to the Location Service Center over the phone.

      In an effort to continually improve its product offerings, Wherify intends to introduce a "One Size Fits All" version of the watch model in the second quarter of calendar year 2005. This will replace the CM1 in the market. Based on expected technological improvements, Wherify estimates that the "One Size Fits All" sport version will be approximately 75% the size of the original CM1. This product will also feature two-way voice communication. Both a CDMA and a GSM version of this product are planned, which will allow Wherify to penetrate all of major international markets.

      Additionally, custom applications/installations will be available to corporate customers, such as amusement parks, who want to purchase independent custom-designed systems to monitor and track their Wherify products.

      Wherifone (AGPS6050). Wherify's next generation technology will first be released in the form of a slim, small and lightweight GPS locator phone. This product is in development and is scheduled to be in full production by the second quarter of calendar year 2005. While the Wherifone features are similar to the GPS Locator for Children, it has enhanced features like two-way voice communication and dual-band CDMA technology. Additionally, the Wherifone has a one-touch Request 911 operation, which will connect the user directly to a 911 operator for emergency situations. The 911 operator will not only be able to talk with the user, but will be able to pinpoint the location of the user. Other features include a one-touch push button for concierge services and two user-programmable buttons for direct calls to two phone lines.

      Wherify is also in development with a GSM version of the Wherifone, scheduled to be released in 2005. This product is similar in features to the Wherifone, but will also include an LED display and 5 programmable buttons.

      Adult Model ("AM1"). Wherify intends to market the Wherifone to the Adult market, then segue this market over to the next generation watch. The follow-up generation of the watch will initially take advantage of the technological advances resulting in a smaller, more sophisticated and fashionable design. A wide variety of color combinations will be offered to appeal to the range of potential users.


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

      Electronic Monitoring(EM)/Corrections ("COR"). The planned EM/COR model is based upon an anklet design, and is intended to provide the same accurate location determination features as the Wherifone. However, the EM/COR model is expected to also have additional features that will make it appropriate for use by correctional institutions as a tracking product for electronically monitored felons. It will be structurally more robust and rugged, with a larger power source for continuous tracking, and specially designed mechanical attachment/controls for institutional installation and removal.

      Wherify intends to design a separate Wherify proximity module to accompany the EM/COR model, allowing institutions to replace existing early release corrections program proximity-monitoring anklets, or electronic shackles, with a Wherify product, which will not only verify the unit is within range of a specified monitoring area, but also generate location information. If the EM/COR product should leave the pre-programmed monitoring radius, the proximity feature will generate an alarm to activate the tracking system at Wherify's Location Service Center, and will notify by telephone the appropriate personnel (911 operators, police, parole officers) for response.

      As currently designed, there is no method for the wearer to trigger an alarm from the EM/COR model. It will be attached with a tamper-resistant mechanism to make the item exceptionally difficult to remove without the proper unlocking device, which will remain in the ownership of the proper authorities. Tampering with the device will trigger an alarm to activate the tracking system at Wherify's Location Service Center. This alarm will alert the appropriate personnel (parole officer, police) required to respond that the product has been tampered with. Target user profile will be penal institution inmates. Niche market applications include individuals that may be released early from jail or prison.

      Automotive/Commercial/Payload. Wherify intends to market the Wherifone, with accessories such as a cigarette lighter adapter and car battery adapter to this channel. This will allow for a small, self-contained unit that attaches to any number of installation points; from a car's rear view mirror to a delivery truck's bumper, or loaded into a pallet of cargo (payload) making installation simple at a dealer as an after-market product, or point of debarkation. Because the product can work independently of the vehicle's electrical system and operate off a long-life rechargeable (from cigarette lighter) battery, it could be easily installed in virtually any vehicle, not requiring the dealer or fleet manager to take the car out of service. This same system is also capable of being tethered into the electrical system of any car or truck allowing for a uninterrupted power source and a more stealth mode of operation.

      Next generation vehicle products will be connected directly to the automobile's UBS port, allowing the device to record and send out data pertaining to vehicle diagnostics, air bag deployment, and car lock and unlock, among others.

      Pet Collar. The pet collar model will provide the same accurate location determination features as the Wherifone. The primary target will be house pets such as dogs (52 million in U.S.) and cats (59 million in U.S.), but the collar is expected to be adjustable to fit larger animals, such as horses. Additional features will be added to make the Pet Collar water resistant, provide for a longer battery life and make the housing more industrial. Other features found in the Wherifone will not be needed, such as two-way voice communication. Wherify believes that this will enable it to produce and price the pet collar at a level acceptable to pet owners nationwide, in line with the cost of the Wherifone (estimate $149 retail). Wherify intends to distribute the product though veterinary offices throughout the U.S. and through major pet supply stores as well as big box retail.

      International Products. Wherify believes that there is a significant opportunity for expanding its service into international markets. Wherify is currently working on a GSM version of the Wherifone, which will support the Pacific Rim, Asian and European markets. In addition, specified changes to the hardware and the Location Service Center architecture as well as country specific carrier relationships will be required in order for the product to operate on international wireless networks.

      Wherify's decision on when and how best to expand internationally will be based on a number of factors, including the size of the market opportunity, the technological ease of expansion, and local regulatory issues.

LOCATION SERVICE CENTER OVERVIEW

      Wherify's proprietary Location Service Center provides the complete array of back-end services to subscribers. Upon purchase of the product, selection of a service plan and activation of service, customers complete a profile that identifies desired features (for example, wearer-triggered alarm capabilities), as well as a detailed physical description of the primary wearer of the product (optional). A subscriber can have more than one product included on his or her account, and can set up individual profiles for each product.

      The subscriber initiates requests for information on their product's location by telephone (1-877-WHERIFY) or through the Internet via Wherify's web site. Wherify's Location Service Center ("LSC") automatically contacts the product via the local cellular communications infrastructure, requesting the product's location. The GPS Personal Locator utilizes CDMA technology and transmits on a nationwide PCS network. The Wherifone locator utilizes dual-band CDMA technology.

      The product's GPS electronics, utilizing advanced "weak signal server-enhanced" technology, will provide rapid location identification. With this technology, the most current satellite data ("Ephemeris data") is delivered to the product during the request for location. This greatly enhances GPS performance in less-than-ideal circumstances (i.e. urban canyons, deep building interiors, and other difficult areas), enabling the product to get a location from GPS satellites ten times faster (10 seconds versus 100 seconds) than with Standard GPS. The cellular tower ID is also used to augment the location information provided.

      Having determined its location, the product then communicates the location information to the Location Service Center. The location information is then passed to the subscriber via the Internet (with a map and closest street address) or over the phone (via live operator). In most cases, the entire process takes less than 60 seconds. A copy of the event is stored in the customer's files. Status on the product's tamper condition and battery life is also communicated.

      The accuracy of the location information provided by Wherify products will be within a few feet in optimum conditions, significantly better than that required by FCC (accuracy to be within a radius of 150 feet 67% of the time).

      An emergency response can be activated in two ways: the subscriber can request an emergency response by contacting Wherify's Location Service Center over the phone, or the wearer can request an emergency response by pressing two buttons on the product. In both cases, the wearer's location and direction of movement is determined, and the information passed to its trained emergency operators. If required, Wherify's emergency operators will contact the appropriate 911 Public Safety Answering Point who can dispatch local authorities to the wearer's location.

      In addition to these basic location reporting and emergency response capabilities, the Location Service Center also offers several additional features to subscribers:

      Breadcrumbing. The subscriber is able to get a report on a series of location events through "breadcrumbing". With this feature, the user can determine the location history of the wearer. Parents may want to use this feature to confirm the whereabouts of their child if he or she is in the care of a guardian and has several appointments throughout the day. To utilize this feature, the subscriber predetermines the number of locations he or she wishes to track, as well as the desired time interval between locations (i.e identify a total of 12 locations, one every 15 minutes). Once all locations are identified, a report will be automatically issued. The subscriber can then request a mapping of the desired locations.

      Paging. Subscribers can send numeric pages to the wearer via the subscriber screen on the web site. Both subscribers and non-subscribers can also page the product directly over any phone by dialing the product's unique pager number.

      Temporary Guardians. Through the Location Service Center, subscribers can set-up a "temporary guardian", who will have access to location features only (no account management functions). Parents may want to use this feature when their child is visiting a relative and they want that person to be able to determine the child's location.

      Remote Unlock. If a product is locked on the wearer's wrist and it needs to be removed, the subscriber can send a "remote unlock" request over the phone or from the Internet via the Location Service Center.

      Custom Installations. Custom installations will be available to corporate customers, such as amusement parks and corrections facilities, who want to purchase independent custom-designed systems to monitor and track their Wherify products.

TECHNOLOGY

      Wherify's products are wireless location technology-independent. Consequently, whether the various wireless operators choose to use GPS, AOA, TDOA, adaptive antenna arrays or multipath fingerprint location systems, Wherify's product and Location Service Center is equally effective. Initial product designs will use CDMA's 1900Mhz (as well as 800Mhz for the Wherifone) telephony chip sets PCS (protocol for nationwide carrier U.S. coverage) with enhanced GPS technology to facilitate minimum time-to-market, small size, and service coverage. Subsequent designs are expected to include GSM telephony chip sets and can be adapted to the then prevalent wireless technology, be it 2.5G or 3G. The product's GPS electronics, utilizing advanced "weak signal server-enhanced" technology will provide rapid location identification.

      Each product is programmed with a unique I.D. number and uses standard cellular frequencies to communicate its location. The product is also programmed with a unique subscriber I.D. number. This allows the owner to subscribe to the service needed, such as 24-hour tracking or emergency only.

      Wherify has developed a "carrier-class" architecture and facility to create and manage its proprietary Location Service Center (reliable to 99.999%). The Local Service Center runs on Tandem, Non-Stop Himalaya model servers. Tandem's fault tolerant system was chosen by Wherify management because of Tandem's position in the wireless phone service provisioning market and its record for building scaleable systems that have high availability and performance. This enables cost-efficient expansion, without the need for application code changes. Nonstop Himalaya servers are used by most of the world's largest telecommunications companies to deliver an aggressive rollout of wireless communications features and services, while maintaining "dial-tone" reliability.

SALES AND MARKETING

      Wherify's initial GPS Personal Locator hardware product currently retails for approximately $199. Service plans currently range from $19.95 to $44.95 per month. Wherify anticipates that its Wherifone product will retail for less than $150, with monthly service plans ranging from $9.95 to $29.95. Wherify intends to use several different sales channels for its products:

      Direct Sales Channel. Wherify intends to sell its products domestically through direct and indirect sales channels and specialty markets. Wherify's initial sales and distribution strategy is to establish product awareness and build volume through a distribution strategy comprised of a combination of direct and indirect channels.

      Ongoing inquiries from consumers interested in purchasing the product directly from Wherify and traffic to Wherify's web site provide strong evidence of the underlying consumer interest in acquiring Wherify's product. Capitalizing on this awareness Wherify has been able to build traffic on its web site and its partnership with the Lost Children's Network. Wherify believes that this "grassroots" approach is a cost-effective way of establishing Wherify in the market.

      Direct-to-consumer distribution channels include: e-commerce, telesales, partner programs, and possibly its own kiosks located in high traffic retail locations. While direct sales methods will continue to be a component of Wherify's distribution strategy, its share of the mix is expected to decline as the Wherifone and next generation products are released.

      Retail Sales Channel. To achieve its volume and awareness goals, Wherify's sales efforts are focused on gaining distribution through national consumer stores and various security companies, as well as regional and local retailers. Wherify intends that the Wherifone product line will be distributed through strategic partners to big box retail stores such as Best Buy, Circuit City, RadioShack, Staples, Wal-Mart, and Target. To date, Wherify has not entered into any distribution agreements with such big box retailers.

      Additional Sales Channels. To build market share and profitability, Wherify plans to augment its sales efforts with additional channels, including OEM, government, and business-to-business channels. Wherify believes these broad distribution channels, along with the retail and the direct-to-consumer channels, will create opportunities for Wherify to pursue a diverse range of consumers throughout the United States.

      Within Wherify's partners program, business-to-business or OEM channel, Wherify also plans to target several vertical markets, such as the security market, the automobile roadside assistance channel, and the cellular carrier's subscriber base. Security service firms, such as ADT, have an established base of consumers with heightened security concerns, and Wherify believes these people will be highly receptive to its product. Automobile roadside assistance companies, such as AAA, have millions of subscribers and huge upsale potential. Wherify intends to leverage their customer base for increased market share.

      Specialty Sales Channels. Wherify's strategic partners as well as Wherify's own sales team will handle sales to specialty market outlets, including electronic monitoring/corrections, automotive/commercial/payload, and pet care.

      For the electronic monitoring/corrections market, Wherify intends to build on its relationships with key federal and regional law enforcement agencies across the country. Wherify will continue to work with the Office of Law Enforcement Technology Commercialization ("OLETC"), which was formed to develop and refine new strategies to accelerate the commercialization of innovative law enforcement and corrections ("LEC") products. Wherify intends to work with OLETC to address law enforcement and corrections' needs for a high-quality, low-cost product that will enable law enforcement and corrections personnel to monitor and track the location of people who are on supervised release. Wherify intends that OLETC will be Wherify's primary partner in providing introduction, implementation and endorsement of the correction product in both federal and state law enforcement groups throughout the U.S. Wherify intends to work with the L.A. County Sheriff's Office, the Florida State Police, and the Ohio State Prison Bureau during development of the correction product and will be utilized for beta testing. The corrections market will be offered products through lease programs, accompanied by appropriate monitoring and tracking services. Most contracts are won by competitive bid and will vary according to need, ranging from 24-hour tracking to parameter monitoring.

MANUFACTURING

      Presently, Wherify out sources all assembly, testing and supply chain functions in order to reduce fixed overhead and personnel costs, thus providing flexibility in meeting market demand and to recognize economies of scale that a larger manufacturing organization can provide. Wherify has contracted with Flextronics for the design and manufacturing of its next generation Wherifone product line.

COMPETITION

      The wireless location-based services market is a relatively new and immature industry, and we expect it to become highly competitive. There are substantial barriers to entry, but competition from existing competitors and new market entrants will intensify in the future. Current and potential competitors in its markets include, but are not limited to the following: uLocate Communications, Inc., Benefon OYJ, Global Pet Finder, POMALS Inc., and LoJack Corporation.

      Wherify believes that it holds a distinct competitive advantage over all identified potential direct competitors. In addition to its smaller size and superior performance and features, only the Wherify GPS Personal Locator was designed with functionality for security: none of the competitive products incorporate either a locking (local and remote) or tamper-resistant mechanism.

INTELLECTUAL PROPERTY

      Wherify relies on a combination of copyright, trademark, trade secret and other intellectual property laws, nondisclosure agreements and other protective measures to protect its proprietary rights. Wherify's first patent was approved by the United States Patent Office on December 7, 1998, and was issued on May 18, 1999. Additional patents have been issued on March 26, 2002 and May 14, 2002. Other patents, filed on June 15, 2003, are pending. Wherify relies on third-party licensors and other vendors for patented hardware and/or software license rights in technology that are incorporated into and are necessary for the operation and functionality of its products.

FACILITIES

      Wherify's headquarters is located in approximately 25,000 square feet in one facility in Redwood Shores, California under leases that expire in October 2009. Wherify's headquarters houses all of its employees as well as a pilot facility and a small production facility. There is also nearby expansion capacity of 100,000 square feet to house employees needed to support operations if Wherify elects not to outsource the emergency operator function.

EMPLOYEES

      As of December 31, 2004, Wherify employed 20 people, of whom 2 were employed in engineering, 2 in manufacturing, 5 in information technology, and 11 in sales, marketing, finance, management and administrative services. Wherify's employees are not represented by a labor union. Wherify believes that its employee relations are good.

                                   MANAGEMENT

The directors and executive officers of IQB are as follows:

Name                   Age     Positions
----                   ---     ---------
William Scigliano      45      Chairman of the Board and Chief Executive
                               Officer
Greg Micek             50      Director
Daniel P. McKelvey     38      Director
Michael Walsh          42      Chief Financial Officer, Treasurer & Controller

Each Director holds office until the next Annual Meeting of stockholders and until his successor has been elected and qualified.

William Scigliano has served as a Director of IQB since November 2002 and as Chief Executive Officer of IQB since September 2002. From 1991 until September 2002, he served as Executive Director of the Corporate and Public Issues Division of the Ministry of the Attorney General of British Columbia. Mr. Scigliano received a Bachelors Degree from the University of Victoria and a Masters Degree from the Graduate School of Business Administration of the University of Oregon.

Greg J. Micek has served as a Director of IQB since inception. In addition, from March to September 2003, Mr. Micek served as IQB's Vice President of Corporate Development. From July 2002 until March 2003, Mr. Micek served as IQB's President. From March 2002 until July 2002, Mr. Micek served as IQB's Executive Vice President and Chief Financial Officer. Since 1983, Mr. Micek has been a principal of The Micek Group, a consulting firm. Mr. Micek received a Bachelor of Arts and a Doctorate of Jurisprudence from Creighton University.

Daniel P. McKelvey was appointed to IQB's Board of Directors on March 26, 2004. Mr. McKelvey has been a managing member of Forte Capital Partners LLC, an investment advisory firm, and the general partner of Special Equity IV, L.P., since August 1998. In addition, from February 2002 until December 2002, Mr. McKelvey was an investment banker with HPC Ventures, a broker-dealer, and from January 2003 until August 2003, Mr. McKelvey was an investment banker with Trautman, Wasserman & Co., a broker-dealer. Mr. McKelvey received a Bachelor of Science in math and computer science from the University of New Hampshire.

Michael Walsh joined IQB as Chief Financial Officer, Treasurer and Controller on January 15, 2004. From May 2001 until January 2004 Mr. Walsh was acting Chief Financial Officer and Director of Finance for Financial Interactive, Inc., a private software company. From February 2000 until April 2001 Mr. Walsh was the Controller for OnLight, Inc. a private telecommunications company. From April 1998 until January 2000 Mr. Walsh was Director of Planning, Analysis and Reporting for First Franklin Financial Corporation, a financial services company wholly-owned by National Citibank. Mr. Walsh received a BS in Accounting from Central Michigan University in 1985 and a Masters Degree in business from St. Mary's College in Moraga, California in 1999.

Currently, our directors receive no remuneration for their services as directors, but IQB reimburses the directors for any expenses incurred in attending any meeting of the Board of Directors or any meeting of any committee thereof.

              DIRECTORS AND MANAGEMENT OF IQB FOLLOWING THE MERGER

EXECUTIVE OFFICERS AND DIRECTORS

         At the time the merger is completed, the board of directors of IQB will consist of five authorized directors. The Chairman of the board of directors will continue to be William Scigliano. Wade Fenn and Timothy Neher, two directors from Wherify's current board of directors, will join the IQB board of directors. The fourth member shall be a person selected by William Scigliano and the fifth member shall be a person selected by Timothy Neher and acceptable to the remaining board members. One member of the IQB board of directors will be designated by Timothy Neher provided that such designee is acceptable to the other IQB board members.

         At the time the merger is completed, Timothy Neher, the current Chief Executive Officer of Wherify will be IQB's Chief Executive Officer. William Scigliano, IQB's current President and Chief Executive Officer will be given the title of Chairman of the Board and President of Governmental Services, Jerry Parrick will be President, John Davis will be given the title of Chief Financial Officer, and Michael Walsh, IQB's Chief Financial Officer, will be IQB's corporate controller.

The following table sets forth information as of March 16, 2005, with respect to the individuals who will be IQB's executive officers and members of IQB's board of directors after the effective time of the merger:

Name                      Age    Position
William Scigliano......    45    Chairman and President of Governmental Services
Wade Fenn..............    45    Director
Timothy Neher..........    38    Chief Executive Officer and Director
Jerry Parrick..........    56    President
John Davis.............    49    Chief Financial Officer and Secretary

      WILLIAM SCIGLIANO, has served as a Director of IQB since November 2002 and as Chief Executive Officer of the Company since September 2002. From 1991 until September 2002, he served as Executive Director of the Corporate and Public Issues Division of the Ministry of the Attorney General of British Columbia. Mr. Scigliano received a Bachelors Degree from the University of Victoria and a Masters Degree from the Graduate School of Business Administration of the University of Oregon.

      WADE R. FENN, has over two decades of retail electronics experience, most recently as President of Entertainment and Strategic Business Development of Best Buy Co., Inc. Mr. Fenn joined Best Buy in 1980, and during his 21-year tenure the company grew from $4 million to $21 billion in annual sales. Prior to serving as President of Entertainment and Strategic Business Development, Mr. Fenn held the position of Executive Vice President--Marketing, where he was responsible for all marketing, merchandising, advertising, and inventory teams. After receiving his degree in economics and history from Williams College in 1980, Mr. Fenn joined Best Buy as a sales person and served in various operating roles, including Senior Vice President Retail, Vice President Sales, district manager and store manager.

      TIMOTHY J. NEHER, the current CEO of Wherify, founded Wherify in 1998 after more than a decade of experience developing and marketing new consumer products. Mr. Neher is responsible for leading Wherify's vision, executive team and overall company growth and strategy. Prior to launching Wherify, Mr. Neher served as the Vice President of Marketing and Sales for CTH Consumer Plastic, Inc. where he worked from 1992 to 1998. From 1988 to 1992, Mr. Neher was Vice President of Operations for Windy City Product Development.

      JERRY PARRICK, the current President and acting VP of Sales and Marketing of Wherify, has more than two decades of experience in the networking and communications industry, most recently as founder, Chairman and CEO of Yipes Communications, Inc. from 1999-2000 and Chairman and Chief Executive Officer of Diamond Lane Communications, Inc. from 1997-1999. Mr. Parrick holds a BA from California State University Northridge and a Masters in Management Science from Stanford University.

      JOHN DAVIS, a certified public accountant, served as Chief Operating Officer and Chief Financial Officer for Connectcom Solutions from 1998 to 2003. From 1997 to 1998, he served as Secretary for Southwall Technologies. From 1995 to 1997, he served as Vice President and Corporate Controller for Ecosys. He holds a BS (Accounting) degree from CUNY Baruch School of Business and an MBA from San Jose State University.

                 EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

      The following table sets forth the compensation paid by IQB to its Chief Executive Officer for services in all capacities during the fiscal years ended June 30, 2004 and 2003 (no other executive officer of IQB had total annual salary and bonus for the fiscal years ended June 30, 2004 or 2003 exceeding $100,000) (for purposes hereof, the Chief Executive Officer is referred to herein as the "Named Executive Officer").

                          SUMMARY COMPENSATION TABLE(1)

                                                                                          Long-Term
                                                    Annual Compensation                  Compensation
                                                    -------------------                  ------------
                                                                                    Securities Underlying
Name and Principal Position                  Fiscal Year Ended        Salary              Options (2)
---------------------------                  -----------------        ------              -----------
William Scigliano                                 6/30/04            $133,967                50,000
President and Chief Executive Officer             6/30/03            $130,000                50,000

--------------------
(1) The columns designated by the Commission for the reporting of certain bonuses, other annual compensation, securities underlying options/SARs, long term incentive plan payouts, and all other compensation, have been eliminated as no such bonuses, other annual compensation, underlying securities, payouts or compensation were awarded to, earned by, paid to or outstanding with respect to any specified person during any fiscal year covered by the table

(2) Options granted with respect to common stock.

                               STOCK OPTION GRANTS

      The table below set forth information pertaining to stock options granted to the Named Executive Officer during the fiscal year ended June 30, 2004. No SAR's of any kind were granted.

                      OPTION GRANTS IN THE LAST FISCAL YEAR

(A)                  (B)           (C)                     (D)        (E)
                     NUMBER OF
                     SECURITIES    PERCENTAGE OF TOTAL
                     UNDERLYING    OPTIONS GRANTED
                     OPTIONS       TO EMPLOYEES            EXERCISE   EXPIRATION
NAME                 GRANTED(1)    IN FISCAL YEAR          PRICE      DATE
--------------------------------------------------------------------------------
William Scigliano    50,000(1)     44%                     $6.00(2)   2/28/09

----------
(1) This option vests with respect to 2,083 option shares every month after the grant until the option become fully vested.

(2) The closing price of IQB common stock was $6.08 on February 29, 2004, the last day on which such common stock traded preceding this option grant. The closing price of IQB common stock was $6.96 on March 2, 2004, the next day on which such common stock traded after this option grant.

                  OPTION EXERCISES/VALUE OF UNEXERCISED OPTIONS

      During the fiscal year ended June 30, 2004, no stock options were exercised by the Named Executive Officer. As of June 30, 2004, IQB had not granted any SAR's of any kind. The table below sets forth information pertaining to the value of unexercised stock options held by the Named Executive Officer as of June 30, 2004.

                       AGGREGATED OPTION EXERCISES IN LAST
                FISCAL YEAR AND FISCAL YEAR END OPTION VALUES (1)

(A)                                      (D)                                    (E)

                               NUMBER OF SECURITIES
                               UNDERLYING UNEXERCISED                  VALUE OF UNEXERCISED
                               OPTIONS AT JUNE 30, 2004                IN-THE-MONEY OPTIONS AT
                              (NUMBERS OF SHARES)                     JUNE 30, 2004(2)
NAME                      EXERCISABLE       UNEXERCISABLE         EXERCISABLE      UNEXERCISABLE
----                      -----------       -------------         -----------      -------------
William Scigliano            733,333           266,667             $534,750            $23,250
Chief Executive
Officer

----------
(1) The Columns designated by the Securities and Exchange Commission for the reporting of the number of shares acquired upon exercise and the value realized have been eliminated as no options were exercised by the Named Executive Officer during any fiscal year covered by the table.

(2) Based on the June 30, 2004 closing price of IQB common stock of $0.93 per share.

                   COMPENSATION AGREEMENTS WITH KEY PERSONNEL

      On January 1, 2004, IQB entered into a new employment agreement with Mr. Scigliano, pursuant to which Mr. Scigliano agreed to serve as IQB's President and Chief Executive Officer until December 31, 2005 at an annual salary of $142,700. In addition, IQB granted Mr. Scigliano an option to purchase 50,000 shares of IQB common stock at an exercise price of $6.00 per share. IQB also agreed to award Mr. Scigliano additional cash bonuses in the event IQB achieved certain milestones as described in the agreement ("Milestone Bonuses"). Mr. Scigliano also receives a housing allowance of $1,500 per month, an automobile allowance of $1,000 per month, and is entitled to standard expense reimbursements and to participate in any and all employee benefit plans hereafter established for IQB employees.

      Concurrently with the execution of the Merger Agreement with Wherify, IQB and Mr. Scigliano amended his employment agreement, which amendment will be effective upon the closing of the merger with Wherify Wireless, Inc. Under the amended employment agreement, IQB has agreed to establish, as soon as practicable after the closing of the merger, a Public Sector Business Unit for which Mr. Scigliano will be responsible.

      In addition, as long as Mr. Scigliano is employed by IQB, IQB's board of directors agrees to nominate him to serve as a member of the board of directors and so long as Mr. Scigliano continues to be elected to IQB's board of directors, the board of directors agrees to elect him as Chairman of the board.

Mr. Scigliano is entitled to the following severance benefits:

      o If Mr. Scigliano's employment is terminated as a result of his death or disability, his estate is entitled to receive his monthly salary plus 1/12th of any bonus to which Mr. Scigliano is entitled for a period equal to the greater of one (1) year following such termination or the remainder of the term of the agreement.

      o If Mr. Scigliano's employment is terminated for Cause (as defined in the agreement), Mr. Scigliano is entitled to receive his salary and any bonus payable through the date of his termination.

      o If Mr. Scigliano's employment is terminated without Cause, death or disability, or if Mr. Scigliano terminates his employment for Good Reason after 6 months following Change of Control, Mr. Scigliano is entitled to receive: (a) all salary and other benefits to which he would be entitled for the remainder of the term of the agreement; plus (b) a lump sum payment at the effective date of termination of an amount equal to all Milestone Bonuses payable under the agreement. Additionally, all stock options granted to Mr. Scigliano, which are unvested as of the termination date, shall fully vest and shall be exercisable for a period of one year after the date of termination.

      o If Mr. Scigliano's employment is terminated without Cause or if Mr. Scigliano terminates his employment for Good Reason within six months following a Change in Control as defined in the agreement, Mr. Scigliano is entitled to receive: (a) his salary and other benefits through and including the date of such termination; and,
            (b) an amount equal to (i) 3 times his base salary and (ii) 3 times the total amount of all Milestone Bonuses payable under the agreement. Additionally, all stock options to purchase IQB stock granted to Mr. Scigliano, which are unvested as of such termination, shall automatically vest and shall be exercisable for a period of one year.

                              CERTAIN TRANSACTIONS

      In April 2003, IQB issued to Forte Capital Partners LLC $300,000 in 10% secured convertible debentures and warrants to purchase 300,000 shares of IQB common stock at an exercise price of $.80 per share. Within 30 days of maturity (or, in the event of prepayment in full prior to maturity, within 30 days of such prepayment date) the holder may elect to convert the note into shares of IQB common stock at a conversion price of $0.80 per share. In addition, if IQB pays, on or before the maturity date, at least 75% of the outstanding principal and accrued interest under the note, the holder will have the right to purchase a number of additional shares of IQB common stock equal to the quotient of 25% of the principal amount under the note divided by $0.80 at a purchase price of $0.80 per share. Mr. McKelvey serves as a managing member of Forte Capital Partners LLC and thus may be deemed to beneficially own shares owned by Forte Capital Partners LLC. Mr. McKelvey was appointed to the IQB board of directors in March 2004.

      IQB entered into a consulting agreement (the "Repko Consulting Agreement") with M. Riley Repko, the former Chairman of IQB's board of directors. The Repko Consulting Agreement terminated on September 17, 2003. As compensation for services provided under the Repko Consulting Agreement prior to termination, IQB paid Mr. Repko $4,761.92 in cash and issued Mr. Repko 3,696 shares of IQB common stock.

      As part of the Merger with JVWeb, IQB assumed an existing advisory agreement (the "McAfee Advisory Agreement") between IQ Biometrix California, Inc. and Eric A. McAfee, a former director of IQB. The McAfee Advisory Agreement had a term of two years and was to expire in accordance with its term at the end of April 2004, subject to earlier termination upon the occurrence of certain events. Under the McAfee Advisory Agreement Mr. McAfee was to receive $9,600 per month. Mr. McAfee was also entitled to participate in any and all employee benefit plans established for the employees of IQB and to receive an expense reimbursement for office rent of $2,800 per month. The McAfee Advisory Agreement did not contain any covenant not to compete. The McAfee Advisory Agreement was terminated as of March 31, 2003. Mr. McAfee received a total of $48,000 under the agreement in advisory fees and $30,800 in expense reimbursements prior to termination. On November 11, 2003, IQB entered into a settlement agreement with Mr. McAfee in connection with the termination of the McAfee Advisory Agreement. Under the settlement agreement, IQB paid Mr. McAfee $24,000 on November 15, 2003, and agreed to pay Mr. McAfee an additional $50,000 at such time as IQB raised financing in an aggregate amount of $2,000,000. In addition, IQB released Mr. McAfee from his agreement to deliver 175,000 shares held by Mr. McAfee to IQB in connection with the MVION Note described below.

      In connection with a financing transaction with Special Equity IV, L.P. ("SEIVLP"), IQB acquired from SEIVLP a Secured Convertible Promissory Note having a face amount of a $2.2 million dollars (the "MVION Note") due from MVION, Inc., a technology company also known as KachinaGuide. Eric A. McAfee, a former Director of IQB, is the sole director and officer of MVION. Daniel McKelvey, a selling stockholder, is a managing member of Forte Capital Partners LLC, the general partner of SEIVLP. The KachinaGuide, was a real-time interactive tool used to conduct highly refined searches across heterogeneous data sources. MVION's business failed, and the MVION Note was in default when IQB acquired the MVION Note. The MVION Note is secured by a lien on MVION's assets, which in the event MVION defaulted on the Note would entitle the holder thereof to acquire all of the assets, including the intellectual property assets of MVION. When IQB acquired the Note from SEIVLP, management believed that MVION's assets, particularly its intellectual property assets, were worth the approximately $178,000 value of the stock and warrants issued to SEIVLP. In addition, Eric McAfee agreed that if the intellectual property assets of MVION were later determined to be worth less than the value of the stock and warrants issued to SEIVLP, he would return a number of shares of IQB's common stock held by him, up to 175,000 shares, to IQB. At the time IQB entered into the transaction, very little due diligence was performed on the value o f the note or the technology securing the note based upon Mr. McAfee's personal assertions of the value of the Mvion technology and his pledge of stock. As stated above, IQB later released Mr. McAfee from his obligation to return shares to IQB in connection with a settlement agreement entered into with Mr. McAfee in November 2003 in connection with the termination of the McAfee Advisory Agreement. IQB has subsequently determined that the cost of perfecting any patent work and subsequent incorporation of the intellectual property of MVION into the FACES software was too costly and, therefore, has not foreclosed on the Note. However, IQB has recently begun exploring the possibility of exercising its rights as a secured creditor with respect to the MVION assets securing the MVION Note, however, IQB can give no assurances as to its ability to collect on MVION Note, its efforts to exercise its rights with respect to the MVION Note, or the benefit of the assets securing such note in the event that IQB eventually acquires ownership of them.

      In August 2003, IQB entered into a consulting agreement with Daniel McKelvey. Under the agreement Mr. McKelvey (i) provided general management and counseling in the areas of financial management and business planning, (ii) advised and assisted in identifying, evaluating, negotiating and securing sources of funding, merger or acquisition prospects or other opportunities and
(iii) performed such other services as requested by the chief executive officer and/or board of directors. Under Section 2 of the consulting agreement, Mr. McKelvey received $10,000 per month in cash or shares of IQB common stock and a warrant for 50,000 shares of common stock with a purchase price of $2.00 per share. Twenty-five percent of the shares issuable upon exercise of the warrant vested on the first day of each quarter beginning August 1, 2003 and is exercisable any time before midnight July 31, 2008 in cash or pursuant to a cashless exercise provision. As of the date of this prospectus, this warrant is fully vested. In addition, in the event IQB raised additional financing and Mr. McKelvey provided the only investment banking services with respect to the financing, Mr. McKelvey would be entitled to cash compensation equal to 6% of the funds raised and a warrant for IQB common stock equal to 10% of the funds raised. If investment banking services from other sources were used as well, Mr. McKelvey would be entitled to a cash payment of $100,000. Mr. McKelvey is also entitled to a cash payment of $250,000 upon the successful completion of any acquisition, including the merger with Wherify. In August 2004, IQB and Mr. McKelvey entered into the Consulting Agreement Addendum, pursuant to which the parties agreed to extend the consulting agreement for an additional 6 months, through January 31, 2005 on the same terms and conditions as the original consulting agreement except that Section 1 of the Addendum provides that IQB will issue Mr. McKelvey a warrant to purchase 25,000 shares with an exercise price of $3.00. Fifty percent of the shares issuable upon exercise of the warrant vested on the first day of each quarter beginning August 1, 2004 and is exercisable any time before midnight July 31, 2009 in cash or pursuant to a cashless exercise provision. As of the date of this prospectus, this warrant is fully vested. Upon completion of the financing completed in January 2005, IQB paid Mr. McKelvey $100,000.

      In May and June 2004, IQB issued a $50,000 short term note to Greg J. Micek, a member of IQB's board of directors, and a $50,000 short term note to Forte Capital Partners, LLC. Daniel McKelvey, a member of IQB's board of directors, is a managing partner of Forte Capital Partners, LLC. The notes bore interest at the annual rate of 6% and were due July 31, 2004. In July 2004, Mr. Micek assigned his note to a third party. In July 2004, IQB issued a secured convertible promissory note in the principal amount of $180,000 to Forte Capital Partners LLC, which included $50,000 in principal from the note issued in June 2004. The debenture was due on December 31, 2004. This note bore interest at the annual rate of 10% and the principal and accrued interest thereon was convertible into the securities issued in the next round of financing of $1,500,000 or more. In connection with the issuance of this note IQB issued to Forte Capital Partners LLC warrants to purchase 90,000 IQB common shares. The warrant has a 5 year term with an exercise price of $2.00 per shares. As part of IQB's January 11, 2005, financing, IQB issued to Forte Capital Partners LLC a convertible debenture in the principal amount of $187,777 in consideration for cancellation of all outstanding principal and accrued interest under this note. In connection with this financing, IQB issued to Forte Capital a warrant to purchase 46,944 shares of IQB common stock at an exercise price of $2.70 per share. In addition, Forte Capital invested an additional $25,000 in IQB's January 11, 2005 financing and received a convertible debenture in the principal amount of $25,000 and warrants to purchase 6,250 shares of IQB common stock at $2.70 per share.

      On January 11, 2005, IQB issued an aggregate of $3.3 million in convertible debentures and warrants to qualified institutional buyers, and a limited number of accredited individual and institutional investors. Forte Capital Partners, LLC, of which Daniel McKelvey, a member of IQB's board of directors, is a managing partner, purchased $25,000 of the convertible debentures. The convertible debentures bear interest at an annual rate of 5% and mature on June 30, 2005. The debentures are convertible at any time at the election of the holder into shares of IQB common stock at a conversion price of $2.00 per share . The debentures automatically convert into shares of IQB's common stock at the conversion price upon the effectiveness of this registration statement. In connection with the sale of the convertible debentures, IQB issued warrants to purchase an aggregate of 825,000 shares of its common stock for an exercise price of $2.70 per share. The conversion price of the debentures and the exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split and combination of shares or recapitalization or if IQB sells any common stock or rights to acquire common stock at a purchase price less than the conversion price of the debentures or the exercise price of the warrants.

      On January 12, 2005, IQB issued bonuses to Greg Micek, a member of its board of directors and to Mike Walsh, its Chief Financial Officer. Mr. Micek received a cash payment of $50,000 and 10,416 restricted shares of IQB common stock and Mr. Walsh received 20,833 restricted shares of IQB common stock.

      On January 24, 2005, IQB extended the due date on the convertible debenture issued to Forte Capital Partners, LLC,from March 31, 2005 to June 30, 2005. The face value of the debenture is $300,000. Daniel McKelvey, a member of IQB's board of directors is a managing partner of Forte Capital Partners, LLC.

Conflict of Interest Policy

      We believe that all transactions with affiliates described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Our policy is to require that a majority of the independent and disinterested non-employee directors on the Board approve all transactions between IQB and its officers, directors, principal stockholders and their affiliates. Such transactions will continue to be on terms no less favorable to us than we could obtain from unaffiliated third parties.

      All transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board, including a majority of the independent and disinterested non-employee directors, or, if required by law, a majority of disinterested stockholders and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

                        IQB SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth as of March 16, 2005 information regarding the beneficial ownership of common stock (i) by each stockholder who is known by IQB to own beneficially in excess of 5% of IQB's outstanding common stock; (ii) by each director; (iii) by each executive officer; and (iv) by all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of common stock.

Name and Address of Beneficial Owners                                        Beneficial Ownership(1)
-------------------------------------                                        -----------------------
5% Stockholders                                                          Number of Shares      % Ownership
---------------                                                          ----------------      -----------
Austin W. Marxe and David M. Greenhouse
155 E. 55th Street, 53rd Floor
New York, NY 10020                                                          1,522,916 (2)            18.1%
Forte Capital Partners, LLC
201 Mission Street, Suite 1930
San Francisco, CA 94105                                                        607,019(3)             8.1%
John Micek, Jr.
12809 W. Dodge Road
Omaha, NE 68154                                                                509,898(4)             7.1%
Liviakis Financial
655 Redwood Highway, #255
Mill Valley, CA 94941                                                             436,000             6.3%
Clyde Berg
10600 N. De Anza Boulevard
Cupertino, California 95014                                                       389,786             5.6%
Enable Growth Partners L.P.
655 Redwood Highway, #255
Mill Valley, CA 94941                                                          380,729(5)             5.2%

Executive Officers and Directors
--------------------------------
Daniel P. McKelvey
201 Mission Street, Suite 1930
San Francisco, CA 94105                                                        771,516(6)            10.2%
Greg J. Micek
6339 Buffalo Speedway
Houston, TX 77005                                                              451,931(7)             6.5%
William Scigliano
39111 Paseo Padre Parkway, Suite 304
Fremont, CA 94538                                                              229,167(8)             3.2%
Michael Walsh
39111 Paseo Padre Parkway, Suite 304
Fremont, CA 94538                                                               65,000(9)               *
All directors and officers as a group (four persons).............           1,517,613(10)            19.2%

-------------------------
* Less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and derives from either voting or investment power with respect to securities. Shares of common stock issuable upon conversion of convertible debentures, or shares of common stock issuable upon exercise of warrants and options currently exercisable, or exercisable within 60 days of March 16, 2005, are deemed to be beneficially owned for purposes hereof.

(2) Consists of (i) 42,500 shares issuable pursuant to warrants, and 86,948 shares issuable pursuant to a convertible debenture, of which 85,000 shares are issuable upon conversion of outstanding principal and 1,948 shares are issuable upon conversion of interest thereon estimated through June 30, 2005, held by Special Situations Technology Fund, L.P., (ii) 257,500 shares issuable pursuant to warrants, and 526,802 shares issuable pursuant to a convertible debenture, of which 515,000 shares are issuable upon conversion of outstanding principal and 11,802 shares are issuable upon conversion of interest thereon estimated through June 30, 2005, held by Special Situations Technology Fund II, L.P. and (iii) 200,000 shares issuable pursuant to warrants, and 409,166 shares issuable pursuant to a convertible debenture, of which 400,000 shares are issuable upon conversion of outstanding principal and 9,166 shares are issuable upon conversion of interest thereon estimated through June 30, 2005, held by Special Situations Private Equity Fund, L.P. SST Advisers, L.L.C. ("SSTA") is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P and MG Advisers, L.L.C. ("MG") is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of SSTA and MG. Through their control of SSTA and MG, Messrs. Marxe and Greenhouse are the only individuals who share voting and investment control over the portfolio securities of each of the funds listed above.

(3) Includes 483,194 shares issuable pursuant to outstanding warrants, and 108,825 shares issuable pursuant to convertible debentures, of which 106,388 shares are issuable upon conversion of outstanding principal and 2,437 shares are issuable upon conversion of interest thereon estimated through June 30, 2005.

(4) Includes 57,053 shares issuable pursuant to outstanding warrants, 277,135 shares issuable pursuant to convertible debentures, of which 239,106 shares are issuable upon conversion of outstanding principal and 38,029 shares are issuable upon conversion of interest thereon estimated through June 30, 2005.

(5) Includes 125,000 shares issuable pursuant to outstanding warrants, 255,729 shares issuable pursuant to a convertible debenture of which 250,000 shares are issuable upon conversion of outstanding principal and and 5,729 shares are issuable upon conversion of interest thereon estimated through June 30, 2005.

(6) Includes the following securities held by Forte Capital Partners, LLC: (i) 15,000 shares of common stock; (ii) 108,825 shares issuable pursuant to convertible debentures of which 106,388 shares are issuable upon conversion of outstanding principal and 2,437 shares are issuable upon conversion of interest thereon estimated through June 30, 2005; and (iii) 483,194 shares issuable upon exercise of outstanding warrants. Mr. McKelvey serves as a managing member of Forte Capital Partners LLC and thus may be deemed to beneficially own shares owned by Forte Capital Partners LLC. Also includes 75,000 shares issuable upon exercise of outstanding warrants held by Mr. McKelvey.

(7) Includes 81,250 shares issuable pursuant to stock options exercisable immediately and 19,167 shares held in trust for the benefit of Mr. Micek's minor children over which Mr. Micek holds voting and dispositive control.

(8) Includes 227,083 shares issuable pursuant to stock options exercisable within 60 days of March 16, 2005.

(9) Includes 41,667 shares issuable pursuant to stock options exercisable within 60 days of March 16, 2005 and 2,000 shares held in trust for the benefit of Mr. Walsh's minor children over which Mr. Walsh holds voting and dispositive control.

(10) Includes 352,0830 shares issuable pursuant to stock options and warrants that are exercisable within 60 days of March 16, 2005.

                          DESCRIPTION OF CAPITAL STOCK

CAPITAL STOCK

      IQB's authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value per share and 10,000,000 shares of undesignated preferred stock, $.01 par value per share. In connection with the merger, IQB will be asking its stockholders to approve an amendment to IQB's certificate of incorporation to increase the authorized shares of common stock by 50,000,000 shares from 50,000,000 to 100,000,000 shares.

COMMON STOCK

      The authorized common stock of IQB consists of 50,000,000 shares, par value $0.01 per share. After taking into consideration the issuance of shares being registered pursuant to this registration statement, approximately 10,107,126 shares of common stock will be issued and outstanding. All of the shares of common stock are validly issued, fully paid and non-assessable. Holders of record of common stock will be entitled to receive dividends when and if declared by the board of directors out of funds of IQB legally available therefore. In the event of any liquidation, dissolution or winding up of the affairs of IQB, whether voluntary or otherwise, after payment of provision for payment of the debts and other liabilities of IQB, including the liquidation preference of all classes of preferred stock of IQB, each holder of common stock will be entitled to receive his pro rata portion of the remaining net assets of IQB, if any. Each share of common stock has one vote, and there are no preemptive, subscription, conversion or redemption rights. Shares of common stock do not have a cumulative voting right, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors.

PREFERRED STOCK

      IQB's certificate of incorporation authorizes the issuance of up to 10,000,000 shares of IQB's $0.01 par value preferred stock. As of the date of this prospectus, no shares of preferred stock were outstanding. The preferred stock constitutes what is commonly referred to as "blank check" preferred stock. "Blank check" preferred stock allows the board of directors, from time to time, to divide the preferred stock into series, to designate each series, to issue shares of any series, and to fix and determine separately for each series any one or more of the following relative rights and preferences: i) the rate of dividends; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation; (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions for the redemption or purchase of shares; (vi) the terms and conditions pursuant to which shares may be converted if the shares of any series are issued with the privilege of conversion; and
(vii) voting rights. Holders of preferred stock are entitled to receive dividends when and as declared by the board of directors out of any funds legally available therefor, may be cumulative and may have a preference over common stock as to the payment of such dividends. The provisions of a particular series, as designated by the board of directors, may include restrictions on the ability of IQB to purchase shares of common stock or to redeem a particular series of preferred stock. Depending upon the voting rights granted to any series of preferred stock, issuance thereof could result in a reduction in the power of the holders of common stock. In the event of any dissolution, liquidation or winding up of IQB, whether voluntary or involuntary, the holders of each series of the then outstanding preferred stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of the common stock, a liquidation preference established by the board of directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for preferred stock, the liquidation preference of preferred stock and other matters, the issuance of preferred stock could result in a reduction in the assets available for distribution to the holders of the common stock in the event of liquidation of IQB. Holders of preferred stock will not have preemptive rights to acquire any additional securities issued by IQB. Once a series has been designated and shares of the series are outstanding, the rights of holders of that series may not be modified adversely except by a vote of at least a majority of the outstanding shares constituting such series.

      One of the effects of the existence of authorized but unissued shares of common stock or preferred stock may be to enable the board of directors of IQB to render it more difficult or to discourage an attempt to obtain control of IQB by means of a merger, tender offer at a control premium price, proxy contest or otherwise and thereby protect the continuity of or entrench IQB's management, which concomitantly may have a potentially adverse effect on the market price of the common stock. If in the due exercise of its fiduciary obligations, for example, the board of directors were to determine that a takeover proposal were not in the best interests of IQB, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

DELAWARE LEGISLATION

      IQB is a Delaware corporation and consequently is subject to certain anti-takeover provisions of the Delaware General Corporation Law (the "Delaware Law"). The business combination provision contained in Section 203 of the Delaware Law ("Section 203") defines an interested stockholder of a corporation as any person that (i) owns, directly or indirectly, or has the right to acquire, fifteen percent (15%) or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and the associates of such person. Under Section 203, a Delaware corporation may not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for determining the number of shares outstanding, (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances), or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder. The restrictions imposed by Section 203 will not apply to a corporation if (i) the corporation's original certificate of incorporation contains a provision expressly electing not be governed by this section or (ii) the corporation, by the action of its stockholders holding a majority of outstanding stock, adopts an amendment to its certificate of incorporation or by-laws expressly electing not be governed by
Section 203 (such amendment will not be effective until 12 months after adoption and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption). IQB has not elected out of Section 203, and the restrictions imposed by Section 203 apply to IQB. Section 203 could, under certain circumstances, make it more difficult for a third party to gain control of IQB.

CONVERTIBLE DEBENTURES

      As of March 16, 2005, IQB had convertible debentures outstanding in the aggregate principal amount of $4,815,989. A summary of the debentures is as follows:

      o $450,000 of 6% convertible debentures due March 31, 2005, which are convertible at any time at the option of the holder at a conversion price of $2.00 per share. The principal amount of each convertible debenture that is not voluntarily converted shall be payable on the maturity date, at which time any unpaid and accrued interest shall also become due. Interest is payable in cash or shares of IQB common stock at the option of IQB and at the same conversion rate as the debenture;

      o $800,000 of 10% convertible debentures due March 31, 2005, which are convertible at any time at the option of the holder at a conversion price of $2.00 per share. The principal amount of each convertible debenture which is not voluntarily converted shall be payable on the maturity date, at which time any unpaid and accrued interest shall also become due. Interest is payable in cash or shares of IQB common stock at the option of IQB and at the same conversion rate as the debenture;

      o $265,989 of 5% convertible debentures due June 30, 2005, which are convertible at any time at the option of the holder at a conversion price of $2.00 per share. In addition, the convertible debentures are mandatorily convertible at the conversion price upon the effectiveness of this registration statement. Interest is payable in cash or shares of common stock quarterly at the option of IQB and at the same conversion rate as the debenture; and

      o $3,300,000 of 5% convertible debentures due June 30, 2005, which are convertible at any time at the option of the holder at a conversion price of $2.00 per share. In addition, the convertible debentures are mandatorily convertible at the conversion price upon the effectiveness of this registration statement. Interest is payable in cash or shares of common stock quarterly at the option of IQB and at the same conversion rate as the debenture.

COMMON STOCK PURCHASE WARRANTS

As of March 16, 2005, IQB had warrants outstanding exercisable for a total of 1,869,609 shares of IQB common stock. A summary of the warrants is as follows:

      o warrants to purchase 171,862 shares at $5.00 per share, which expire on various dates between September and November 2005;

      o warrants to purchase 400,000 shares at $.80 per share. These warrants carry a cashless exercise provision and expire on various dated between March and May, 2008;

      o warrants to purchase 167,500 shares at $2.00 per share. These warrants carry a cashless exercise provision and expire on various dates between July and October, 2009;

      o warrants to purchase 25,000 and 50,000 shares, respectively, at $3.00 and $2.00 per share, respectively. These warrants carry a cashless exercise provision and expire on July 31, 2008 and July 31, 2009, respectively;

      o warrants to purchase 163,750 shares at $2.00 per share expiring January 11, 2010. These warrants carry a cashless exercise provision. In addition, in the event that the per share closing bid price of IQB common stock equals or exceeds 200% of the warrant exercise price for a period of 20 consecutive trading days, following the effectiveness of this registration statement, IQB may elect to redeem the warrants at a redemption price of $0.01 per share on 30 days written notice (the "Notice Period"); provided, however, that (i) IQB simultaneously calls all warrants issued in on January 11, 2005 on the same terms, and (ii) all of the IQB common stock issuable under the warrants are either registered pursuant to an effective registration statement, which has not been suspended and for which no stop order is in effect, and pursuant to which the warrantholder is able to sell the warrant shares at all times during the Notice Period .

      o warrants to purchase 891,497 shares at $2.70 per share expiring January 11, 2010. These warrants carry a cashless exercise provision. In addition, in the event that the per share closing bid price of IQB common stock equals or exceeds 200% of the warrant exercise price for a period of 20 consecutive trading days, following the effectiveness of this registration statement, IQB may elect to redeem the warrants at a redemption price of $0.01 per share on 30 days written notice (the "Notice Period"); provided, however, that (i) IQB simultaneously calls all warrants issued in on January 11, 2005 on the same terms, and (ii) all of the IQB common stock issuable under the warrants are either registered pursuant to an effective registration statement, which has not been suspended and for which no stop order is in effect, and pursuant to which the warrantholder is able to sell the warrant shares at all times during the Notice Period . The exercise price and the number of shares of common stock issuable upon exercise of the foregoing warrants are subject to adjustment in certain circumstances, including stock splits, stock dividends, or subdivisions, combinations or recapitalizations of IQB's common stock. In addition, the warrant price and the number of shares covered by the warrants exercisable at $2.70 per share are subject to adjustment on a weighted-average basis in the event that IQB issues or is deemed to issue shares of its common stock at a price per share which is less than the then-current warrant exercise price.

      Upon exercise, the warrant holders shall participate on the same basis as the holders of common stock in connection with the transaction. The warrants do not confer upon the holder any voting or any other rights of a stockholder of IQB.

                        SHARES ELIGIBLE FOR FUTURE SALE.

      Sales of a substantial amount of our common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock prevailing from time to time in the public market and could impair IQB's ability to raise additional capital through the sale of its equity securities in the future. After taking into consideration the issuance of certain of the shares being registered, approximately 10,107,126 shares of common stock will be issued and outstanding, of which 731,526 shares are believed to be "restricted" or "control" shares for purposes of the Act. "Restricted" shares are those acquired from IQB or an "affiliate" other than in a public offering, while "control" shares are those held by affiliates of IQB regardless as to how they were acquired. In general, under Rule 144, one year must have elapsed since the later of the date of acquisition of restricted shares from IQB or any affiliate of IQB. No time needs to have lapsed in order to sell control shares. Once the restricted or control shares may be sold under Rule 144, the holder is entitled to sell within any three-month period such number of restricted or control shares that does not exceed 1% of the then outstanding shares or (in certain cases, if greater) the average weekly trading volume of shares during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of selling, notice requirements and the availability of current public information about IQB. Under Rule 144, if two years have elapsed since the holder acquired restricted shares from IQB or from any affiliate of IQB, and the holder is deemed not to have been an affiliate of IQB at any time during the 90 days preceding a sale, such person will be entitled to sell such common stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. In addition to the restricted and control shares described in this paragraph, the shares covered by this prospectus can now be sold, and IQB has various abilities and obligations to issue additional registered and unregistered shares of common stock in the future. See "RISK FACTORS - IQB HAS THE ABILITY AND THE OBLIGATION TO ISSUE ADDITIONAL SHARES OF COMMON STOCK IN THE FUTURE, AND SUCH FUTURE ISSUANCE MAY MATERIALLY ADVERSELY AFFECT STOCKHOLDERS." These additional shares could also adversely affect the market price of our common stock.

                              SELLING STOCKHOLDERS

The following table sets forth certain information as of March 16, 2005 (unless otherwise noted) concerning the number of shares of underlying common stock that may be offered from time to time by each selling security holder pursuant to this prospectus. The information is based on information provided by or on behalf of the selling security holders. We have assumed for purposes of the table below that the selling security holders will sell all of the common stock included in this prospectus, and that any other shares of our common stock beneficially owned by the selling security holders will continue to be beneficially owned. Except as noted below, there are no material agreements or transactions between IQB and the selling stockholders in the past three years.

                                                    Beneficial        Number of              Beneficial       % Ownership
                                                    ownership           shares               Ownership           After
                                                     prior to           being                after the         Offering
                  Stockholder                        offering          offered                Offering          Percent
Enable Growth Partners L.P. (2)                       380,729         380,729    (1,3)              -               *
Ron Nash                                               76,146          76,146    (1,4)              -               *
Meadowbrook Opportunity Fund LLC (5)                  190,364         190,364    (1,6)              -               *
Nite Capital, LP (7)                                   76,146          76,146    (1,8)              -               *
Schottenfeld Group LLC (9)                            152,291         152,291   (1,10)              -               *
Briarwood Investments (11)                             57,109          57,109   (1,12)              -               *
Special Situations Private Equity Fund, L.P.
(13)                                                  609,166         609,166   (1,14)              -               *
Special Situations Technology Fund, L.P. (13)         129,448         129,448   (1,15)              -               *
Special Situations Technology Fund II, L.P.
(13)                                                  784,302         784,302   (1,16)              -               *
W. Austin Lewis                                        38,073          38,073   (1,17)              -               *
Forte Capital Partners, LLC (18)                      607,019         292,019   (1,19)        315,000             4.4%
John Micek, Jr                                        509,898         137,055    (20)         372,843             5.3%
John Micek III                                         50,000          12,500    (21)          37,500               *
Platinum Partners Global Macro Fund                    40,000          40,000    (22)               -               *
Platinum Partners Value Arbitrage Fund                 73,052          60,000    (22)          13,052
William Ritger                                         62,945          20,000    (23)          42,945               *
Daniel McKelvey                                       771,516          25,000    (24)         454,497             6.0%
Crestview Capital                                      46,405          39,062    (25)           7,343               *
Alpine Capital Partners                               163,750         163,750    (26)               -               *
Michael Walsh                                          65,000          10,417    (27)          54,583               *
     TOTAL                                          4,883,359       3,293,577               1,297,762


* Less than one percent

(1) These shares are issuable upon conversion of unpaid principal and interest pursuant to outstanding debentures, interest and warrants acquired by this investor though participation in the financing completed January 11, 2005, in which IQB issued an aggregate of $3.3 million in convertible debentures and warrants and converted $265,989 of convertible debentures and unpaid interest to qualified institutional buyers, and a limited number of accredited individual and institutional investors. The convertible debentures bear interest at an annual rate of 5% and mature on June 30, 2005. Interest is payable quarterly beginning March 31, 2005 and is payable, at the option of IQB, in cash or shares of IQB common stock. The principal amount of the debentures are convertible at any time at the election of the holder into shares of IQB common stock at a conversion price of $2.00 per share (the "Conversion Price"). The unpaid interests payable in cash or, at the option of IQB, in shares of IQB common stock at the Conversion Price. The debentures and any accrued but unpaid interest thereon will automatically convert into shares of IQB common stock at the Conversion Price upon the effectiveness of this registration statement. In connection with the sale of the convertible debentures, IQB issued warrants to purchase an aggregate of 825,000 shares of IQB common stock for an exercise price of $2.70 per share expiring on January 11, 2010. These warrants carry a cashless exercise provision and are mandatorily exercisable at the option of IQB if the stock price trades at 200% of the exercise price for a period of 20 consecutive trading days, following the effectiveness of this registration statement.

(2) Mitch Levine and Brendan O'Neill are the only natural persons who exercise shared voting or dispositive powers with respect to the shares held of record by Enable Growth Partners L.P. Enable Growth Partners L.P. is affiliated with Enable Capital LLC, a registered broker-dealer. Mitch Levine is the Managing Member of Enable Capital LLC and is also a principal in Enable Growth Partners L.P's general partner. Enable Growth Partners L.P. purchased shares of IQB for the sole benefit of the fund's limited partners, and with no pre-existing, current or future intent to distribute shares of IQB through Enable Capital LLC. Lastly, Enable Capital LLC is foreclosed from the same anyway, insofar as it maintains no customer or client accounts.

(3) This prospectus covers the registration of up to 125,000 shares issuable pursuant to the exercise of an outstanding warrant and 255,729 shares issuable pursuant to an outstanding debenture, of which 250,000 shares are issuable upon the conversion of principal and 5,729 shares are issuable upon conversion of interest thereon estimated through June 30, 2005.

(4) This prospectus covers the registration of up to 25,000 shares issuable pursuant to the exercise of an outstanding warrant and 51,146 shares issuable pursuant to an outstanding debenture, of which 50,000 shares are issuable upon conversion of principal and 1,146 shares issuable upon conversion of interest thereon estimated through June 30, 2005.

(5) Michael Ragins has sole voting and dispositive power with respect to the shares held of record by offered by Meadowbrook Opportunity Fund LLC. Michael Ragins is the Managing Member of MYR Partners LLC, the Manager of Meadowbrook Capital Management LLC, the Investment Manager of Meadowbrook Opportunity Fund LLC. Meadowbrook Opportunity Fund LLC is not a broker dealer, nor is it affiliated with one.

(6) This prospectus covers the registration of up to 62,500 shares issuable pursuant to the exercise of an outstanding warrant and 127,864 shares issuable pursuant to an outstanding debenture, of which 125,000 shares are issuable upon conversion of principal and 2,864 shares are issuable upon conversion of interest thereon estimated through June 30, 2005.

(7) Keith Goodman is the natural person who exercises sole voting or dispositive power with respect to the shares held of record by Nite Capital LP. Nite Capital LP is not a broker dealer, nor is it affiliated with one.

(8) This prospectus covers the registration of up to 25,000 shares issuable pursuant to the exercise of an outstanding warrant and 51,146 shares issuable pursuant to an outstanding debenture, of which 50,000 shares are issuable upon the conversion of principal and 1,146 shares are issuable upon conversion of interest thereon estimated through June 30, 2005.

(9) Richard Schottenfeld, Ronald Weiss and David Koch are the only natural persons who exercise shared voting or dispositive powers with respect to the shares held of record by Schottenfeld Group LLC. Schottenfeld Group LLC is a broker dealer and, therefore is deemed to be an underwriter under Section 2(11) of the Securities Act of 1933.

(10) This prospectus covers the registration of up to 50,000 shares issuable pursuant to the exercise of an outstanding warrant and 102,291 shares issuable pursuant to an outstanding debenture, of which 100,000 shares are issuable upon the conversion of principal and 2,291 shares issuable upon conversion of interest thereon estimated through June 30, 2005.

(11) Vanessa Andrade is the natural person who exercises sole voting or dispositive power with respect to the shares held of record by Briarwood Investments. Briarwood Investments is not a broker dealer, nor is it affiliated with one.

(12) This prospectus covers the registration of up to 18,750 shares issuable pursuant to the exercise of an outstanding warrant and 38,359 shares issuable pursuant to an outstanding debenture, of which 37,500 shares are issuable upon the conversion of principal and 859 shares issuable upon conversion of interest thereon estimated through June 30, 2005.

(13) SSTA is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P and MG is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of SSTA and MG. Through their control of SSTA and MG, Messrs. Marxe and Greenhouse are the only individuals who share voting and investment control over the portfolio securities of each of the Special Situations funds listed above. None of Special Situations Technology Fund, L.P. , Special Situations Technology Fund II, L.P, and Special Situations Private Equity Fund, L.P. is a broker dealer, or is affiliated with one.

 (14) This prospectus covers the registration of up to 200,000 shares issuable pursuant to the exercise of an outstanding warrant and 409,166 shares shares issuable pursuant to an outstanding debenture, of which 400,000 shares are issuable upon the conversion of principal and 9,166 shares issuable upon conversion of interest thereon estimated through June 30, 2005.

(15) This prospectus covers the registration of up to 42,500 shares issuable pursuant to the exercise of an outstanding warrant and 86,948 shares issuable pursuant to an outstanding debenture, of which 85,000 shares are issuable upon the conversion of principal and 1,948 shares issuable upon conversion of interest thereon estimated through June 30, 2005.

(16) This prospectus covers the registration of up to 257,500 shares issuable pursuant to the exercise of an outstanding warrant and 526,802 shares issuable pursuant to an outstanding debenture, of which 515,000 shares are issuable upon the conversion of principal and 11,802 shares issuable upon conversion of interest thereon estimated through June 30, 2005.

 (17) This prospectus covers the registration of up to 12,500 shares issuable pursuant to the exercise of an outstanding warrant and 25,573 shares issuable pursuant to an outstanding debenture, of which 25,000 shares are issuable upon the conversion of principal and 573 shares are issuable upon conversion of interest thereon estimated through June 30, 2005.

(18) Daniel McKelvey, a managing partner of Forte Capital Partners LLC, serves as a consultant to IQB and sits on the board of IQB. Daniel McKelvey and Marcos Santos are the only natural persons who exercise shared voting or dispositive powers with respect to the shares held of record by Forte Capital Partners LLC. Forte Capital Partners LLC is not a broker dealer, nor is affiliated with one.

(19) This prospectus covers the registration of 53,194 shares issuable pursuant to the exercise of outstanding warrants and 108,825 shares issuable pursuant to an outstanding debenture, of which 106,388 shares are issuable upon the conversion of principal and 2,437 shares are issuable upon conversion of interest thereon estimated through June 30, 2005. Forte Capital Partners LLC acquired the foregoing notes and warrants in IQB's January 11, 2005 financing. This prospectus also covers the registration of 90,000 shares issuable pursuant to the exercise of an outstanding warrant issued to Forte Capital Partners in July 2004. See "Certain Transactions." This prospectus also covers the registration of 40,000 shares issuable pursuant to an outstanding warrant acquired from a third party.

(20) John Micek, Jr. is the father of Greg J. Micek, a Director of IQB. This prospectus covers the registration of up to 19,553 shares issuable upon the exercise of an outstanding warrant, 40,002 shares issuable upon conversion of an outstanding debenture of which 39,106 shares are issuable upon the conversion of outstanding principal and 896 shares are issuable upon conversion of interest estimated through June 30, 2005. This note and warrant was acquired in IQB's January 11, 2005 financing. This prospectus also covers the registration of 37,500 shares issuable upon the exercise of a warrant issued to Mr. Micek in July 2004 as part of IQB's private placement of $255,000 of convertible notes and warrants. This prospectus also covers the registration of 40,000 shares acquired from the exercise of a warrant issued to Mr. Micek as part of IQB's private placement of $400,000 of convertible debentures and warrants on June 1, 2003.

 (21) John Micek III is the brother of Greg J. Micek, a Director of IQB. The shares being registered were issued pursuant to the exercise of a stock option issued to Mr. Micek on December 1, 2001

 (22) This prospectus covers the registration of up to 100,000 shares issuable upon exercise of outstanding warrants. These warrants were acquired from IQB on September 18, 2003 as part of IQB's private placement of $700,000 in 6% convertible debentures due on September 18, 2004 to four accredited investors. These debentures were convertible anytime at the option of the holder into IQB common stock at $2.56 per share. In addition, IQB issued warrants to these investors to purchase up to 159,062 shares of IQB common stock at a per share exercise price of $5.00. These warrants expire on September 18, 2008. Mark Nordlicht is the sole natural person who exercises voting or dispositive power with respect to the shares held of record by Platinum Partners. Neither Platinum Partners Global Macro Fund nor Platinum Partners Value Arbitrage Fund is a broker dealer, or is affiliated with one.

(23) This prospectus covers the registration of up to 20,000 shares issuable upon the exercise of an outstanding warrant. This warrant was acquired from IQB in November 2003 as part of IQB private placement of $700,000 in 6% convertible debentures due on September 18, 2004 to four accredited investors. These debentures were convertible anytime at the option of the holder into IQB common stock at $2.56 per share. In addition, IQB issued warrants to these investors to purchase up to 159,062 shares of IQB common stock The warrant is exercisable at $5.00 per share and expires on September 17, 2008.

 (24) This prospectus covers the registration of up to 25,000 shares issuable upon the exercise of an outstanding warrant issued to Mr. McKelvey in August 2004 in consideration for consulting services pursuant to Section 1 of the Addendum to Consulting Agreement entered into between IQB and Mr. McKelvey on August 1, 2004. The warrants have an exercise price of $3.00 per share and expire on July 31, 2009. See "Certain Transactions."

(25) This prospectus covers the registration of up to 39,062 shares issuable upon the exercise of an outstanding warrant. This warrant was acquired from Jacob Engel who acquired the warrant from IQB in October 2003 as part of the issuance by IQB of $700,000 in 6% convertible debentures due September 18, 2004 to four accredited investors. These debentures were convertible anytime at the option of the holder into IQB common stock at $2.56 per share. In addition, IQB issued warrants to these investors to purchase up to 159,062 shares of IQB common stock. The warrant is exercisable at $5.00 per share and expires on September 17, 2008. Steve Halpern, Bob Hoyt, Dan Warsh and Stew Flink are the natural persons who exercise shared voting or dispositive powers with respect to the shares held of record by Crestview Capital. Crestview Capital is not a broker dealer, nor is affiliated with one.

(26) This prospectus covers the registration of up to 163,750 shares issuable upon the exercise of an outstanding warrant issued to Alpine Capital Partners in consideration for investment banking services in connection with IQB's financing completed on January 11, 2005. Evan Bines is the sole natural person who exercises voting or dispositive power with respect to the shares held of record by Alpine Capital Partners. Alpine Capital Partners is not a broker dealer, nor is affiliated with one.

(27) This prospectus covers the registration of 10,417 shares of restricted stock issued to Mr. Walsh as a bonus.

The preceding table has been prepared based upon information furnished to us by the selling stockholders named in the table.

Information about the selling stockholders may change over time.

                              PLAN OF DISTRIBUTION

      The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

      The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

      - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      - block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      - an exchange distribution in accordance with the rules of the applicable exchange;

      -     privately negotiated transactions;

      - short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

      - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

      - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      -     a combination of any such methods of sale; and

      -     any other method permitted pursuant to applicable law.

      The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

      The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

      The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Schottenfeld Group LLC is a broker/dealer and is therefore deemed to be an underwriter within the meaning of section 2(11) of the Securities Act.

      To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

      In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

      We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

      We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

                                     EXPERTS

The financial statements and schedules of IQB included herein and in the registration statement have been audited by Malone & Bailey, PC, independent certified public accountants, and have been included herein in reliance upon their report upon the authority of said firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                             PAGE(S)
                                                                                             -------
IQ Biometrix, Inc.

Independent Auditors' Report                                                                 F - 2

Financial Statements:

   Balance Sheet as of June 30, 2004                                                         F - 3

   Statements of Operations for the Year Ended June 30, 2004 and 2003                        F - 4

   Statements of Stockholders' Deficit for the Year Ended June 30, 2004
     and 2003                                                                                F - 5

   Statements of Cash Flows for the Year Ended June 30, 2004 and 2003                        F - 6

   Notes to Financial Statements                                                             F - 7

   Balance Sheet as of December 31, 2004                                                     F - 14

   Statements of Operations for the Three and Six Months Ended December 31,
     2004 and 2003 (Unaudited)                                                               F - 15

   Statements of Cash Flows for the Six Months Ended December 31, 2004
     and 2003 (Unaudited)                                                                    F - 16

   Notes to Financial Statements                                                             F - 17

Wherify Wireless, Inc.

Independent Auditors' Report                                                                 F - 19

Financial Statements:

   Balance Sheet as of June 30, 2004                                                         F - 21

   Statements of Operations for the Year Ended June 30, 2004 and 2003                        F - 22

   Statements of Stockholders' Deficit for the Year Ended June 30, 2004
     and 2003                                                                                F - 23

   Statements of Cash Flows for the Year Ended June 30, 2004 and 2003                        F - 24

   Notes to Financial Statements                                                             F - 25

   Balance Sheet as of December 31, 2004                                                     F - 30

   Statements of Operations for the Three and Six Months Ended December 31,
     2004 and 2003 (Unaudited)                                                               F - 31

   Statements of Cash Flows for the Six Months Ended December 31, 2004
     and 2003 (Unaudited)                                                                    F - 32

   Notes to Financial Statements                                                             F - 33

Pro Forma Financial Statements

   Consolidated Balance Sheet as of June 30, 2004                                            F - 34

   Consolidated Statement of Operations for the Year Ended June 30, 2004 (unaudited)         F - 36

   Consolidtated Balance Sheet as of December 31, 2004                                       F - 37

   Consolidated Statement of Operations for the Six Months Ended December 31, 2004           F - 41

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders IQ Biometrix, Inc. Fremont,
California

We have audited the accompanying consolidated balance sheet of IQ Biometrix, Inc. as of June 30, 2004 and the related statements of operations, stockholders' deficit and cash flows for the two years then ended. These financial statements are the responsibility of IQ Biometrix's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IQ Biometrix, Inc. as of June 30, 2004 and the results of its operations and its cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that IQ Biometrix will continue as a going concern. As shown in the financial statements, IQ Biometrix incurred net losses of $8,391,143 and $3,887,691 in fiscal 2004 and 2003, respectively, and has a working capital deficiency of $2,478,431 and a stockholders' deficit of $2,385,591 as of June 30, 2004. These conditions raise substantial doubt about IQ Biometrix's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONE & BAILEY, PC
Houston, Texas

September 9, 2004

                               IQ BIOMETRIX, INC.
                                  BALANCE SHEET
                                  JUNE 30, 2004

                                     ASSETS
CURRENT ASSETS:
  Cash .......................................................................... $      6,860
  Trade accounts receivable, net of allowance for doubtful accounts of $6,000 ...       20,255
  Inventory .....................................................................        1,027
  Prepaid expenses ..............................................................       65,036
  Total current assets ..........................................................       93,178
INTANGIBLES, net ................................................................       87,572
OFFICE EQUIPMENT, net ...........................................................        5,268
  Total assets .................................................................. $    186,018

                      LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Convertible debentures, net of unamortized discount of $183,333 ............... $  1,666,667
  Note payable ..................................................................      100,000
  Committed stock ...............................................................      246,851
  Accounts payable ..............................................................      328,818
  Accrued expenses ..............................................................      229,273
  Total current liabilities .....................................................    2,571,609
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT:
  Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued
Common stock, $0.01 par value;
50,000,000 shares authorized; 6,175,297 shares outstanding ......................       61,753
  Additional paid-in capital ....................................................   10,815,755
  Accumulated deficit ...........................................................  (13,263,099)
  Total stockholders' deficit ...................................................   (2,385,591)
  Total liabilities and stockholders' deficit ................................... $    186,018

          See accompanying summary of accounting policies and notes to financial statements.

                               IQ BIOMETRIX, INC.
                            STATEMENTS OF OPERATIONS
                       Years Ended June 30, 2004 and 2003

                                                      2004              2003
                                                 ------------      ------------
Revenue--software sales ......................   $    269,724      $    105,772
Operating expenses
  Cost of sales ..............................         49,748            25,851
  Selling expense ............................        373,606           260,477
  General and administrative .................      6,650,535         2,896,509
  Research and development ...................        171,918           147,562
  Interest, net ..............................      1,349,090           282,461
  Impairment .................................              0           350,000
  Depreciation and amortization ..............         65,970            30,603
  Total operating expenses ...................      8,660,867         3,993,463
Net Loss .....................................   $ (8,391,143)     $ (3,887,691)

Basic and Diluted loss per share .............   $      (0.38)     $      (0.23)
Weighted average shares outstanding ..........     21,979,673        16,928,344

          See accompanying summary of accounting policies and notes to financial statements.

                               IQ BIOMETRIX, INC.
                       STATEMENTS OF STOCKHOLDERS' DEFICIT
                       Years Ended June 30, 2004 and 2003

                                       Common
                                       Shares            Amount           Capital         Earnings            Total
                                     ----------      ------------      ------------     ------------      ------------
Balances, June 30, 2002 ...........  16,454,285      $    164,543      $    970,469     $   (984,265)     $    150,747
Shares sold .......................     500,000             5,000           195,000                            200,000
Options exercised .................     103,000             1,030             9,270                             10,300
Shares issued for services ........   1,848,600            18,486         1,588,388                          1,606,874
Options issued for services .......                             0           184,630                            184,630
Discount--convertible debt ........           0                 0           879,641                            879,641
Discount--note payable ............                             0            22,561                             22,561
Net loss ..........................                                                       (3,887,691)       (3,887,691)
Balances, June 30, 2003 ...........  18,905,885           189,059         3,849,959       (4,871,956)         (832,938)
Shares for stock payable ..........     760,000             7,600           219,895                            227,495
Options and warrants exercised ....     652,840             6,528            63,172                             69,700
Shares issued for services ........   4,121,717            41,217         5,051,668                          5,092,885
Shares for accrued expenses .......     189,637             1,896           173,518                            175,414
Shares for intangibles ............      71,111               711            54,285                             54,996
Discount--convertible debt ........                             0           700,000                            700,000
Option expense ....................                             0           518,000                            518,000
Net loss ..........................                                                       (8,391,143)       (8,391,143)
Balances, June 30, 2004 ...........  24,701,190      $    247,012      $ 10,630,496     $(13,263,099)     $ (2,385,591)

          See accompanying summary of accounting policies and notes to financial statements.

                               IQ BIOMETRIX, INC.
                            STATEMENTS OF CASH FLOWS
                       Years Ended June 30, 2004 and 2003

                                                                                        2004             2003
                                                                                    -----------      -----------
OPERATING ACTIVITIES:
  Net loss ......................................................................   $(8,391,143)     $(3,887,691)
  Adjustments to reconcile net loss to net cash used in operating activities
    Depreciation and amortization ...............................................        65,970           30,603
    Provision for bad debt ......................................................         8,496          350,000
    Option Expense ..............................................................       518,000          184,630
    Common stock and options issued for services ................................     5,092,885        1,606,874
    Amortization of debt discount ...............................................     1,178,847          240,022
    Changes in assets and liabilities:
      Accounts receivable .......................................................       (22,778)          (5,973)
      Prepaid expenses ..........................................................       (27,154)         (11,603)
      Inventory .................................................................         4,981           24,952
      Accrued liabilities .......................................................       230,472          174,217
      Committed stock ...........................................................       246,851          227,495
      Accounts payable ..........................................................       185,897           85,805
  Net cash used in operating activities .........................................      (908,676)        (980,669)
  Investing activities
      Purchase of fixed assets ..................................................        (1,845)         (11,161)
      Purchase of intellectual property .........................................            --               --
      Collection of advance to NSS ..............................................        50,000         (400,000)
      Purchase of intangible asset ..............................................            --          (63,002)
  Net cash used in investing activities .........................................        48,155         (474,163)
  Financing activities
      Proceeds from sale of common stock ........................................            --          200,000
      Proceeds from exercise of options .........................................        69,700           10,300
      Proceeds from new convertible notes payable ...............................       700,000        1,200,000
      Payments on short term notes payable ......................................      (100,000)              --
      Proceeds from short term notes payable ....................................       100,000           50,000
  Net cash provided by financing activities .....................................       769,700        1,460,300
  Net increase (decrease) in cash ...............................................       (90,821)           5,468
  Cash, beginning of year .......................................................        97,681           92,213
  Cash, end of year .............................................................   $     6,860      $    97,681
  Non-cash:
    Stock for accrued expenses ..................................................   $   175,414              $--
    Stock for intangibles .......................................................   $    54,996              $--

        The accompanying notes are an integral part of these consolidated financial statements.

                               IQ BIOMETRIX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

      IQ Biometrix, Inc. ("IQ Biometrix") is a security software and services company headquartered in Fremont, California. IQ Biometrix is a provider of facial composite software to local and national law enforcement agencies, the US military and other government agencies across North America.

      The FACES technology is a software tool that allows the creation and re-creation of billions of human faces. FACES replaces the need for a human sketch artist. This advanced technology can be used by any agency or organization whose responsibility lies in the public safety and security arena. The morphological coding of the FACES database of approximately 6,000 facial features has made it possible to set an industry standard for the comparison of facial images from law enforcement agencies, private security and businesses.

      IQ Biometrix California, Inc. ("IQB--California") was formed July 10, 2001 as a California corporation to purchase certain software-related assets from a Canadian bankruptcy court from a former Canadian company named InterQuest, Inc. ("InterQuest"). The software was developed in Canada beginning in 1988. The software was completed and marketing started in 1998. In 2000, InterQuest filed for bankruptcy protection in a Canadian court and went dormant. IQB--California arranged for purchase of the software and various packaging supplies in 2001 and paid $118,818 in early 2002. The purchase price was allocated as follows:
$80,818 to software and $38,000 to supplies inventory.

      On March 22, 2002, IQB--California agreed to a reorganization with JVWeb, an inactive publicly-traded Delaware company. Pursuant to this acquisition, IQ Biometrix--California shareholders agreed to exchange all of their shares for 12,854,231 shares of JVWeb. JVWeb also formed a new wholly-owned subsidiary, IQB Acquisition Corporation, which was renamed at the merger date to IQ Biometrix Operations, Inc., a Delaware company. IQB--California was merged into IQ Biometrix Operations, Inc. which remains a wholly-owned subsidiary of JVWeb. This reorganization is accounted for as a "reverse merger" with IQ Biometrix--California (now IQB Operations, Inc.) treated as the acquiror which purchased JVWeb and accounted for the acquisition using the purchase method. JVWeb officially changed its name to IQ Biometrix, Inc. in October 2002.

PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of IQ Biometrix, Inc. and its subsidiary IQB Operations after the elimination of inter-company accounts and transactions.

CASH AND CASH EQUIVALENTS

      IQ Biometrix considers all highly liquid debt instruments with original maturities not exceeding three months to be cash equivalents. At June 30, 2004, IQ Biometrix did not hold any cash equivalents.

INVENTORIES

      Inventories are valued at the lower of cost (first-in, first-out method) or market. IQ Biometrix periodically reviews for obsolete and slow-moving inventory based on historical usage, and future requirements. At June 30, 2004, inventory consisted of packaging materials related to the FACES 4.0 software.

OFFICE EQUIPMENT

      Equipment is stated at cost. Depreciation is computed using the straight-line method over 3 to 10 years.

Computer equipment--3 yrs .......................................      $ 13,467
Furniture & fixtures--10 yrs ....................................         1,000
                                                                         14,467
Less: accumulated depreciation ..................................        (9,199)
                                                                       $  5,268

INTANGIBLES

      Intangibles consist of software, including purchased software, and development of new software products and enhancements to existing software products. Until technological feasibility is established, costs associated with software development, including costs associated with the acquisition of intellectual property relating to software development is expensed as incurred. After technological feasibility is established and until the products are available for sale, software development costs are capitalized and amortized over the greater of the amount computed using (a) the ratio that current gross revenue for the product bears to the total of current and anticipated future gross revenue for that product or (b) the straight line method over the estimated economic life of the product including the period being reported on. The amortization period has been determined as the life of the product, which is three years.

      During fiscal 2003 and 2004, IQ Biometrix's software costs were amortized using the straight-line method over three years resulting in $61,689 of amortization in fiscal 2004. IQB estimates its amortization expense to be approximately $50,000 in fiscal 2005 and $36,000 in fiscal 2006.

      The following summarizes intangible assets at June 30, 2004:

Original software cost ..........................................       $ 80,818
FACES 4.0 upgrade ...............................................        117,998
                                                                         198,816
Less: accumulated amortization ..................................        111,244
                                                                        $ 87,572

REVENUE RECOGNITION

      IQ Biometrix follows the provisions of the statement of position "SOP" 97-2, Software Revenue Recognition as amended by SOP 98-9, Modification of SOP 97-2 Software Revenue Recognition, with Respect to Certain Transactions. Generally, IQ Biometrix recognizes revenue when it is realized or realizable and earned. IQ Biometrix considers revenue realized or realizable and earned when persuasive evidence of an arrangement exists, the product has been shipped or the services have been provided to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. IQ Biometrix reduces revenue for estimated customer returns, rotations and sales rebates when such amounts are estimable. When not estimable, IQ Biometrix defers revenue until the product is sold to the end customer. As part of its product sales price, IQ Biometrix provides telephone support, which is generally utilized by the customer shortly after the sale. The cost of the phone support is not significant but is accrued in the financial statements. To date, IQ Biometrix has not had any product returns.

      IQ Biometrix recognizes revenue for training on the date the training is performed. IQ Biometrix has only recognized approximately $11,000 related to training revenue since inception.

INCOME TAXES

      The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. IQ Biometrix records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

LOSS PER COMMON SHARE

      The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding.

      Diluted net loss per common share is computed by dividing the net loss, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For fiscal 2004 and 2003, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

USE OF ESTIMATES

      In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

STOCK BASED COMPENSATION

      IQ Biometrix adopted the disclosure requirements of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (FAS No. 123) and FAS No. 148 with respect to pro forma disclosure of compensation expense for options issued. For purposes of the pro forma disclosures, the fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model. Had IQ Biometrix recorded compensation expense for the fair value of stock options, net loss and loss per share would have been affected as indicated by the pro forma amounts below.

      IQ Biometrix applies APB No. 25 in accounting for its stock option plans and, accordingly, no compensation cost has been recognized in IQ Biometrix's financial statements for stock options that on the date of grant the exercise price per share was equal to or exceeded the fair value per share. However, compensation cost has been recognized for warrants and options granted to non-employees for services provided. If under FAS No. 123, IQ Biometrix determined compensation cost based on the fair value at the grant date for its stock options, net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                           2004             2003
                                                       -----------      -----------
Net loss
  As Reported .......................................  $(8,391,143)     $(3,887,691)
  Deduct: total stock based employee compensation
    expense determined under fair value method ......     (228,072)        (466,340)
  Add: total stock based employee compensation
    expense determined under intrinsicvalue method ..      108,967               --
  Pro forma .........................................  $(8,510,248)     $(4,354,031)

Basic and diluted loss per share
  As reported .......................................  $     (0.38)     $     (0.23)
  As reported .......................................  $     (0.38)     $     (0.26)

      The weighted average fair value of each option granted under IQ Biometrix's employee option plans during fiscal 2004 and 2003 was approximately $1.66 and $3.00, respectively. These amounts were determined using the Black Scholes option-pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option. The dividend yield was zero in 2004 and 2003. The expected volatility was based on the historic stock prices. The expected volatility ranged from 130% to 212%, and 133% for 2004 and 2003, respectively. The risk-free interest rate was the rate available on zero coupon U.S. government issues with a term equal to the remaining term for each grant. The risk-free rate was ranged from 1.5% to 3.5%% in 2004 and 3.5% in 2003. The expected life of the options was estimated to be between two and five years.

      The effects of applying FAS 123 on providing pro-forma disclosures are not necessarily likely to be representative of the effects on reported net income for future years.

RECENT ACCOUNTING PRONOUNCEMENTS

      IQ Biometrix does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

NOTE 2--GOING CONCERN

      IQ Biometrix's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business for the foreseeable future. Since inception in July 2001, IQ Biometrix has accumulated losses aggregating $13,263,099, has a negative working capital of $2,478,431, and a stockholders' deficit of $2,385,591, as of June 30, 2004, all of which raise substantial doubt about IQ Biometrix's ability to continue as a going concern.

      Management's plans for IQ Biometrix's continued existence include selling additional stock or borrowing additional funds to pay overhead expenses while current marketing efforts continue to raise its sales volume.

      IQ Biometrix's future success is dependent upon its ability to achieve profitable operations, generate cash from operating activities and obtain additional financing. There is no assurance that IQ Biometrix will be able to generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds.

      IQ Biometrix's inability to obtain additional cash could have a material adverse effect on its financial position, results of operations and its ability to continue in existence. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3--ACCRUED EXPENSES

      Accrued expenses consisted of the following at June 30, 2004:

Accrued interest ................................................       $172,084
Accrued insurance ...............................................          5,846
Accrued payroll .................................................         16,342
Accrued commissions .............................................         30,000
Acrrued taxes ...................................................          5,001
                                                                        $229,273

NOTE 4--NOTE PAYABLE

      In April and May, 2004, IQ Biometrix received a total of $50,000 for a 6% unsecured demand note payable from Greg J. Micek, a former officer and current director. The note balance at June 30, 2004 is $50,000. In June 2004, IQ Biometrix received $50,000 for a 6% unsecured demand note payable from Forte Capital Partners, LLC, which is managed by Daniel McKelvey, a current board member. The total note balance at June 30, 2004 is $100,000.

NOTE 5--CONVERTIBLE DEBENTURES

      In August and September 2002, IQ Biometrix sold convertible debentures with a face value of $350,000 to various individuals. The debentures are convertible into shares of IQ Biometrix at the option of the holder at 80% of the average closing price as of date of conversion, with a minimum conversion amount of $2.00 and a maximum conversion amount of $6.00 per share. The debentures accrue interest at 6% per annum and were due on August 1, 2003, but were not paid. The conversion price of the debentures is subject to adjustment at any time as the result of any subdivision, stock split, and combination of shares or recapitalization. Each debenture holder should have received 10,000 shares of common stock per $100,000 loaned as an origination fee. As of June 30, 2004, no shares have been issued.

      In March, April, and May 2003, IQ Biometrix sold convertible debentures with a face value of $400,000 and warrants to acquire up to 400,000 shares of common stock to two investors. The debentures are convertible into shares of IQ Biometrix at $.80 per share at maturity or upon prepayment of at least 75% of the face amount at the option of the holder. The debentures are due on September 30, 2004 and accrue interest at 10% per annum payable at maturity. At the option of the holder, the interest can be paid in either cash or additional shares of common stock. Warrants exercisable for 100,000 shares of IQ Biometrix common stock were issued upon the closing of this transaction and additional warrants exercisable for 100,000 shares of IQ Biometrix common stock are issued every quarter until the debentures mature. The warrants are exercisable for a period of five years from the date of issuance. The conversion price of the debentures and exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split, and combination of shares or recapitalization.

      In May and June 2003, IQ Biometrix sold convertible debentures with a face value of $400,000 and warrants exercisable for up to 80,000 shares of IQ Biometrix common stock to two individuals. The debentures are convertible into shares of IQ Biometrix at $1.20 to $2.00 per share at maturity or upon prepayment of at least 75% of the face amount at the option of the holder. The debentures are due on June 1, 2004 and accrue interest at 10% per annum payable at maturity. At the option of the holder, the interest can be paid in either cash or additional shares of common stock. The warrants are exercisable at $2.00 per share for a period of five years from the date of issuance. The conversion price of the debentures and exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split, and combination of shares or recapitalization.

      In September and October 2003, IQB issued its 6% convertible debentures due on September 18, 2004 in the aggregate principal amount of $500,000 and $200,000, respectively, to four accredited investors. Of these four investors, two were affiliated institutional funds. These debentures are convertible anytime at the option of the holder into IQ Biometrix common stock at $2.56 per share. In addition, IQ Biometrix issued warrants to the holders of these debentures to purchase up to 273,437 shares of the common stock of IQ Biometrix at a per share exercise price of $5.00.

      Under generally accepted accounting principles, IQ Biometrix is required to record the value of the beneficial conversion feature of these convertible debentures as a debt discount. In addition, the value of the warrants using the Black Scholes method is also recorded as a debt discount. The total debt discount recorded on the sales of convertible debentures during fiscal 2004 was approximately $700,000. This debt discount will be amortized and charged to interest expense over the terms of the respective debentures. In the event the investors convert the debentures prior to the maturity of the agreements then generally accepted accounting principles require IQ Biometrix to expense the unamortized balance of the debt discount in full.

      Through June 30, 2004, approximately $1,179,000 has been recorded as non-cash interest expense on IQ Biometrix statement of operations relative to the amortization of debt discount on these convertible debentures. Going forward, IQ Biometrix will incur non-cash interest expense of approximately $183,000 through June 30, 2005.

      Accrued and unpaid interest on these notes is approximately $172,000 at June 30, 2004.

NOTE 6--CAPITAL STOCK

      The total number of shares of capital stock which IQ Biometrix has the authority to issue is 60,000,000 shares. This included 10,000,000 shares of $.01 par value preferred stock and 50,000,000 share of $.01 par value common stock. The board of directors is authorized to create the preferred stock and designate the powers, preferences and rights of the preferred stock.

      During fiscal 2004, consultants exercised options to purchase 163,210 shares of common stock. IQ Biometrix received proceeds of $69,700.

During fiscal 2004, IQ Biometrix issued 1,030,429 shares of its common stock to various non-employees for consulting services valued at $5,092,885. IQ Biometrix also issued 190,000 shares of stock valued at approximately $227,000 for stock payable from the June 2003 balance sheet, 47,409 shares valued at approximately $175,000 for accrued expenses and 17,777 valued at approximately $55,000 as payment for intangible property pertaining to our product. The stock was valued using the closing price of IQB's common stock on the date issued and expensed immediately because, in general, the consultants had fully performed the services. This is in accordance with EITF 00-18, Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees, which requires recognizing equity instruments when issued if no obligation to earn the equity instrument exists.

NOTE 7--STOCK OPTIONS AND WARRANTS

      IQ Biometrix's 2001 Stock Option Plan provides for the grant of both qualified and non-qualified stock options to directors, employees and consultants. The option grants are administered by the Board of Directors, who has substantial discretion to determine which persons, amounts, time, price, exercise terms, and restrictions, if any.

      The following table summarizes stock option activity:

Outstanding July 1, 2002 ............................................    2,310,162
Granted .............................................................    1,855,000
Canceled or expired .................................................      (58,320)
Exercised ...........................................................     (103,000)
Outstanding June 30, 2003 ...........................................    4,003,842

Exercisable June 30, 2003 ...........................................    2,738,871

Weighted average option price of options granted during the year ....   $     0.32

Average remaining years of contractual life .........................            3

Outstanding July 1, 2003 ............................................    4,003,842
Granted .............................................................      991,500
Canceled or expired .................................................   (1,502,573)
Exercised ...........................................................     (582,840)
Outstanding June 30, 2004 ...........................................    2,909,929

Exercisable June 30, 2004 ...........................................    1,741,089

Weighted average option price of options granted during the year ....   $     1.30

Average remaining years of contractual life .........................            4

      Included in the 247,875 options issued during fiscal 2004 were 135,375 options issued to third party consultants. During fiscal 2004, IQ Biometrix expensed $409,033 related to the fair value of the options issued to these consultants. The fair value was determined using the Black Scholes pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option. The dividend yield was zero. The expected volatility ranged from 130% to 212% and was based on the historic stock prices. The risk-free interest rate was the rate available on zero coupon U.S. government issues with a term equal to the remaining term for each grant. The risk-free rate ranged from 1.5% to 3.5% in 2004. The expected life of the options was estimated to be between two and five years. The following table summarizes stock warrant activity:

Outstanding July 1, 2002 .......................................             --
Granted ........................................................      1,720,000
Canceled or expired ............................................             --
Exercised ......................................................             --
Outstanding June 30, 2003 ......................................      1,720,000

Exercisable June 30, 2003 ......................................      1,720,000

Weighted average exercise price ................................     $     0.72

Outstanding July 1, 2003 .......................................      1,720,000
Granted ........................................................      1,881,200
Canceled or expired ............................................     (1,000,000)
Exercised ......................................................        (70,000)
Outstanding June 30, 2004 ......................................      2,531,200

Exercisable June 30, 2004 ......................................      2,531,200

Weighted average exercise price ................................     $     0.53

      In September 2003, IQ Biometrix issued warrants exercisable for 100,000 shares of IQB's common stock to investors in connection with a sale of convertible debentures in the amount of $500,000. IQ Biometrix valued these warrants using the Black Scholes pricing model and will amortize the cost of the warrants over the term of the debentures and will include these costs as part of the debt discount. There was also a grant of 12,800 warrants to a third party as a finder's fee for the financing. IQ Biometrix valued these warrants using the Black Scholes pricing model and expensed the cost in the quarter ended September 30, 2003.

      In October 2003, IQ Biometrix issued warrants exercisable for 40,000 shares of IQB's common stock to investors in connection with a sale of convertible debentures in the amount of $200,000. IQ Biometrix valued these warrants using the Black Scholes pricing model and will amortize the cost of the warrants over the term of the debentures and will include these costs as part of the debt discount.

      In April 2003, IQ Biometrix issued 100,000 warrants to investors in connection with a sale of convertible debentures in the amount of $400,000. Additional warrants of 300,000 as part of the origination fee related to this debenture have accrued. IQ Biometrix valued these warrants using the Black Scholes pricing model and will amortize the cost of the warrants over the term of the debentures and will include these costs as part of the debt discount.

      The fair value of the warrants was determined using the Black Scholes pricing model, which values warrants based on the stock price at the grant date, the expected life of the warrant, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option. The dividend yield was zero in 2004 and 2003. The expected volatility was based on IQB's historic stock prices. The expected volatility ranged from 130% to 212% for all warrants issued in 2004. The risk-free interest rate was the rate available on zero coupon U.S. government issues with a term equal to the remaining term for each grant. The risk-free rate ranged from 1.5% to 3.5% in 2004 and the expected life of the warrants was estimated to be between two and five years.

NOTE 8--INCOME TAXES

      Income taxes are not due since IQ Biometrix has incurred a loss since inception. IQ Biometrix has deductible net operating losses of approximately $5,400,000 at June 30, 2004. These expire 20 years after incurred. Components of deferred tax assets and liabilities at June 30, 2004 are as follows:

Deferred tax asset ...................................              $ 1,800,000
Valuation allowance ..................................               (1,800,000)
Net deferred tax asset ...............................                      $--

      IQ Biometrix has recorded a full valuation allowance against its deferred tax asset since it believes it is more likely than not that such deferred tax asset will not be realized. The valuation allowance for deferred tax assets as of June 30, 2004 is approximately $1,800,000. The net change in the total valuation allowance for the years ended June 30, 2004 and 2003 was an increase of $906,000 and $588,000, respectively.

NOTE 9--COMMITMENTS AND CONTINGENCIES

      IQ Biometrix signed an office space lease effective February 1, 2004 and expiring January 31, 2005. The rent amount is $935 per month. During the year ended June 30, 2004, rent expense was $11,220 and for the year ended June 30, 2003 it was $91,808. The current lease expires in December 2004, and due to the pending merger, the lease has not been extended.

      IQ Biometrix has a commitment to issue stock valued at approximately $247,000 in its liabilities at June 30, 2004 for consultants. These shares were issued subsequent to year end as payment for services performed in fiscal 2004.

      IQB is currently named in a lawsuit with a former director seeking damages estimated at $75,000. IQ Biometrix is vigorously defending itself in this matter.

NOTE 10--RELATED PARTY TRANSACTIONS

      In May and June 2004, IQB issued short term notes to Greg J. Micek, a member of the board of directors, and Forte Capital Partners, LLC, whose managing partner is Daniel McKelvey also a member of IQB's board of directors. The loans were for working capital needs and made in the normal course of business with an annual interest rate of 6% and are due at the end of July 2004. In July 2004, Mr. Micek assigned his loan to an individual investor. In July and August, IQB issued a convertible debenture for $225,000 to an individual investor ($75,000) and Forte Capital Partners, LLC ($150,000). The short term note from Forte Capital Partners, LLC, ($50,000) was rolled into this note. This debenture carries a 10% annual interest rate and is convertible on the same terms as the next round of financing. Warrants were issued to both parties in conjunction with this debenture.

NOTE 11--SUBSEQUENT EVENTS

      Subsequent to June 30, 2004, IQ Biometrix issued 149,216 shares of its common stock to various consultants. IQ Biometrix recorded $503,377 in expense based on the closing price of the stock on the date issued.

      In July and August, IQB issued a convertible debenture for $225,000 to an individual investor ($75,000) and Forte Capital Partners, LLC ($150,000). A short term note from Forte Capital Partners, LLC, ($50,000) was rolled into this note. This debenture carries a 10% annual interest rate and is convertible on the same terms as the next round of financing. Warrants were issued to both parties in conjunction with this debenture.

      On November 29, 2004, IQB effected a 1 for 4 reverse split. All share and per share amounts presented have been restated to reflect the reverse split as if it had occurred on the first day of the first period presented.

                               IQ BIOMETRIX, INC.
                                  BALANCE SHEET
                                December 31, 2004
                                   (Unaudited)

                                     ASSETS
Current assets
   Cash                                                                           $  1,146,566
   Accounts receivable, net of allowance for doubtful accounts of $6,000                36,142
   Inventory                                                                            10,253
   Prepaid expenses                                                                      5,352
                                                                                  ------------
      Total current assets                                                           1,198,313

Equipment, net of $11,408 of accumulated depreciation                                    3,059

Intellectual property, net of $136,068 accumulated amortization                         64,750
                                                                                  ------------

   Total assets                                                                   $  1,266,122
                                                                                  ============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
   Convertible notes payable to investors, net                                    $  2,550,000
   Short term note payable                                                             349,204
   Accounts payable                                                                    252,773
   Stock payable                                                                       150,000
   Accrued expenses                                                                    287,820
                                                                                  ------------
        Total current liabilities                                                    3,589,797
                                                                                  ------------

Commitments and contingencies

Stockholders' Deficit:
Preferred stock, $.01 par value; 10,000,000 shares authorized, none issued
   Common stock, $.01 par value; 50,000,000 shares authorized;
   6,823,029 shares issued and oustanding                                               68,231
Additional paid-in capital                                                          12,832,463
Accumulated deficit                                                                (15,224,369)
                                                                                  ------------
   Stockholders' deficit                                                            (2,323,675)
                                                                                  ------------

   Total liabilities and stockholders' equity                                     $  1,266,122
                                                                                  ============

                               IQ BIOMETRIX, INC.
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                         For the three months ended        For the six months ended
                                                 December 31,                     December 31,
                                            2004             2003             2004             2003
                                        -----------      -----------      -----------      -----------
Revenue - software sales                $   161,353      $    55,253      $   213,513      $   138,348

Operating expenses
      Cost of sales                          (1,426)          36,014            3,846           51,082
      Selling expense                        87,288           32,120          173,563          180,814
      General and administrative            869,092          868,684        1,542,307        2,300,514
      Research and development                7,100           61,200           14,200          150,168
      Interest, net                         123,391          408,381          403,834          734,489
      Impairment                                 --           20,042               --           20,042
      Depreciation and amortization          11,719            1,053           27,033            7,668
                                        -----------      -----------      -----------      -----------
         Total operating expenses         1,097,164        1,427,494        2,164,783        3,444,777

                                        -----------      -----------      -----------      -----------
Net Loss                                $  (935,811)     $(1,372,241)     $(1,951,270)     $(3,306,429)
                                        ===========      ===========      ===========      ===========



Basic and Diluted loss per share             ($0.14)          ($0.26)          ($0.30)          ($0.65)
Weighted average shares
      outstanding                         6,675,079        5,293,052        6,493,374        5,048,258

                                IQ BIOMETRIX, INC
                             STATEMENT OF CASH FLOWS
               For the six months ended December 31, 2004 and 2003
                                   (Unaudited)

                                                               2004             2003
                                                           -----------      -----------
OPERATING ACTIVITIES:

Net loss                                                   $(1,951,270)     $(3,306,429)

Adjustments to reconcile net loss to
  net cash used in operating activities
    Depreciation and amortization                               27,033           37,123
    Option and warrant expense                                  50,806               --
    Common stock issued for services                         1,026,610        2,382,431
    Common stock issued for debt                               190,962
    Amortization of debt discount                              309,643          595,935
     Changes in assets and liabilities:
       Accounts receivable                                     (15,887)         (39,662)
       Prepaid expenses                                         59,684           18,808
       Inventory                                                (9,226)          (5,180)
       Committed stock                                         (96,851)              --
       Accounts payable and Accrued liabilities                 27,164         (227,119)
                                                           -----------      -----------
Net cash used by operating activities                         (572,294)        (353,131)
                                                           -----------      -----------

 Investing activities
       Purchase of fixed assets                                     --           (1,845)
       Receipt from NSS                                             --           50,000
                                                           -----------      -----------
Net cash provided by investing activities                           --           48,155
                                                           -----------      -----------

Financing activities
       Proceeds from exercise of warrants                       30,000               --
       Proceeds from exercise of options                        77,000           31,700
       Proceeds from new convertible notes payable                  --          600,000
       Conversion of notes payable                                  --          (50,000)
       Proceeds from short term notes payable                1,605,000               --
                                                           -----------      -----------
Net cash provided by financing activities                    1,712,000          581,700
                                                           -----------      -----------

Net increase in cash                                         1,139,706          276,724

Cash, beginning of period                                        6,860           97,681
                                                           -----------      -----------

Cash, end of period                                        $ 1,146,566      $   374,405
                                                           ===========      ===========

Non-cash:
    Stock for convertible debenture and interest           $   637,000      $        --
    Warrant exercise for retirement of short term note     $    50,000      $        --
    Stock issued for conversion of account payable         $     7,600      $        --

                               IQ BIOMETRIX, INC.

                      NOTES TO INTERIM FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of IQ Biometrix, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in IQ Biometrix's 2004 Annual Report filed with the SEC on Form 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for 2004 as reported in the 10-KSB have been omitted.

STOCK BASED COMPENSATION:

IQ Biometrix accounts for its employee stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. IQ Biometrix did not grant any options to purchase common stock to employees in the three months ending December 31, 2004, and therefore no expense was recorded under the intrinsic value method for the three months ending December 31, 2004.

NOTE 2 - CONVERTIBLE NOTES PAYABLE

In the quarter ending December 31, 2004, IQ Biometrix raised $30,000 pursuant to the issuance of an unsecured convertible promissory note. The note bears interest of 10% per annum and is due on March 31, 2005. In connection with this financing, IQ Biometrix also issued a warrant to purchase 60,000 shares of IQ Biometrix common stock at an exercise price of $2.00 per share, resulting in a discount of $13,039. The discount will be amortized over the life of the note. As of December 31, 2004, $7,243 was charged to interest expense. The note is convertible into IQ Biometrix common stock if IQ Biometrix raises $1,500,000 in an equity or equity equivalent offering at a conversion rate equal to the price of the equity sold in such subsequent offering. On January 11, 2005, IQ Biometrix received $3,300,000 in convertible debentures and warrants. As a result, the note has been converted into IQ Biometrix's common stock at $2.00 per share.

NOTE 3 - STOCK ISSUANCES

In the six months ending December 31, 2004, IQ Biometrix issued 84,000 shares of its common stock in connection with warrant and option exercises valued at $164,600. IQ Biometrix received $107,000 in cash, $50,000 in retirement of short term debt and $7,600 in retirement of accounts payable. During the three month period ended December 31, 2004, IQ Biometrix issued 44,000 shares of its common stock in connection with option exercises valued at $84,600. IQ Biometrix received $77,000 in cash and $7,600 in retirement of accounts payable.

During the six month period ended December 31, 2004, IQ Biometrix issued 314,931 shares of its common stock to consultants for services related to corporate development, marketing, investment banking, legal, investor relations and sales support valued at approximately $1,026,500. During the three month period ended December 31, 2004, IQ Biometrix issued 165,719 shares of its common stock to consultants for services related to corporate development, marketing, investment banking, legal, investor relations and sales support valued at approximately $508,400.

During the six month period ended December 31, 2004, IQ Biometrix issued 248,852 shares of its common stock in connection with the conversion of approximately $637,100 in outstanding principal and interest pursuant to three convertible debentures. During the three month period ended December 31, 2004, IQ Biometrix issued 41,822 shares of its common stock in connection with the conversion of approximately $107,100 in outstanding principal and interest pursuant to a convertible debenture .

NOTE 4 - SUBSEQUENT EVENTS:

On January 11, 2005, IQ Biometrix issued an aggregate of $3.3 million in convertible debentures and warrants to qualified institutional buyers, and a limited number of accredited individual and institutional investors. The convertible debentures bear interest at an annual rate of 5% and mature on June 30, 2005. The debentures are convertible at any time at the election of the holder into shares of IQ Biometrix common stock at a conversion price of $2.00 per share (the "Conversion Price"). IQ Biometrix has agreed to file with the SEC a resale registration statement relating to the common stock issuable upon conversion of the notes and warrants (the "Resale Registration Statement"). The debentures will automatically convert into shares of IQ Biometrix common stock at the Conversion Price upon the effectiveness of the Resale Registration Statement. In connection with the sale of the convertible debentures, the

Company issued warrants to purchase an aggregate of 825,000 shares of IQ Biometrix common stock for an exercise price of $2.70 per share. The conversion price of the debentures and the exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split and combination of shares or recapitalization or if IQ Biometrix sells any common stock or rights to acquire common stock at purchase price less than the conversion price of the debentures or the exercise price of the warrants As part of this financing, the convertible notes payable held by Forte Capital Partners, LLC and John Micek, Jr, were converted to debentures containing the same terms as the financing herein mentioned. There was no adjustment to the warrants previously issued, nor any additional warrants granted based on this conversion. Cash fees were paid to Alpine Capital Partners ($327,500) and Daniel McKelvey ($100,000) as part of consulting agreements with IQB.

On January 12, IQB issued bonuses to Greg J. Micek, a member of the board, and Michael P. Walsh, it's Chief Financial Officer in the amount of $100,000 each. Mr. Micek's bonus was paid half in cash and half in restricted stock, while Mr. Walsh's bonus was paid half in freely tradable stock and half in restricted stock.

On January 13, 2005, the board of directors extended the period to exercise 419,650 options held by 4 employees and directors to 180 days after termination. This is considered a modification of an existing award. The difference ($751,563) between the intrinsic value at the date of modification ($1,179,063) and the intrinsic value at the date of grant ($427,500) will be recognized at the date of termination. If the options expire prior to termination, the expense will never be recognized.

On January 13, 2005, the board of directors extended the period to exercise 166,350 options held by 5 consultants to 180 days after termination. This is considered a modification of an existing award. The fair value of the modified award was no different than the fair value of the original award on the modification date, therefore, there was no accounting consequence.

On January 24, 2005, IQ Biometrix extended the due date on a convertible debenture with Forte Capital Partners, LLC, to June 30, 2005. The face value of the debenture is $300,000. Daniel McKelvey, a member of IQ Biometrix board of directors is a managing partner of Forte Capital Partners, LLC.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Wherify Wireless, Inc.
Redwood City, California

      We have audited the accompanying balance sheet of Wherify Wireless, Inc., as of June 30, 2004 and the related statement of operations, stockholders deficit, and cash flows for the year ended June 30, 2004. These financial statements are the responsibility of Wherify Wireless, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wherify Wireless, Inc., as of June 30, 2004, and the results of its operations and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States of America.

      The accompanying financial statements have been prepared assuming that Wherify will continue as a going concern. As discussed in Note 2 to the financial statements, Wherify suffered recurring losses from operations and has a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      As discussed in Note 14 to the financial statements, errors resulting in an understatement of revenue and accounts receivable were discovered by management in December 2004. Accordingly, adjustments have been made as of June 30, 2004 and the year then ended, to correct these errors.

MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

September 11, 2004, except
for Note 14 which is dated
December 14, 2004

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Wherify Wireless, Inc.
Redwood City, California

      We have audited the accompanying related statement of operations, stockholders deficit, and cash flows for the year ended June 30, 2003 of Wherify Wireless, Inc. These financial statements are the responsibility of Wherify Wireless, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business; however, currently such realization of assets and liquidation of liabilities are subject to significant uncertainties.

      As of June 30, 2003, Wherify's current liabilities exceeded it current assets by $6,790,000 and its total liabilities exceeded its total assets by $5,876,000. These factors, among others, indicate that the Company may be unable to continue existence. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

      The appropriateness of the Company to continue using the aforementioned basis of accounting is dependent upon, among other things, the ability to: (1) obtain profitability and positive cash flow from ongoing operations and (2) maintain and increase existing credit facilities or raise additional capital.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the results of Wherify Wireless, Inc.'s operations and its cash flows for the year ended June 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

Paritz & Company
Hackensack, New Jersey

                             WHERIFY WIRELESS, INC.
                                  BALANCE SHEET

                                                                                                                   June 30, 2004
                                                                                                                   -------------
                                                     ASSETS
CURRENT ASSETS:
  Cash & cash equivalents .....................................................................................    $  1,173,028
  Accounts receivable, net of allowance $0 ....................................................................           9,755
  Inventory, net ..............................................................................................          21,800
  Prepaid expenses ............................................................................................          21,430
  TOTAL CURRENT ASSETS ........................................................................................       1,226,013
Property and equipment, net ...................................................................................         368,531
Other assets ..................................................................................................         226,017
TOTAL ASSETS ..................................................................................................    $  1,820,561

                                     LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable ............................................................................................    $  5,035,940
  Accrued liabilities .........................................................................................         241,576
  Accrued liabilities to related party ........................................................................       3,381,307
  TOTAL CURRENT LIABILITIES ...................................................................................       8,658,823
Commitments
STOCKHOLDERS' DEFICIT
  Series A, convertible, no par value: 1,140,423 shares authorized, issued and outstanding ....................       8,553,413
  Series B, convertible, no par value: 555,383 shares authorized and 555,382 shares issued and outstanding ....       5,137,284
  Series C, convertible, no par value: 2,900,000 shares authorized, 2,516,440 shares issued and outstanding ...      21,722,055
  Common stock, no par value, 10,000,000 shares authorized 2,955,726 shares issued and outstanding ............         628,173
  Accumulated deficit .........................................................................................     (42,879,187)
  TOTAL STOCKHOLDERS' DEFICIT .................................................................................      (6,838,262)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT ...................................................................    $  1,820,561

          See accompanying summary of accounting policies and notes to financial statements.

                             WHERIFY WIRELESS, INC.
                             STATEMENT OF OPERATIONS

                                                                  Year Ended June 30,
                                                               2004                 2003
                                                          ------------         ------------
REVENUE ...............................................   $     80,341         $  1,165,178
COST OF SALES .........................................        440,382            2,175,458
GROSS LOSS ............................................       (360,041)          (1,010,280)
OPERATING EXPENSES:
  General and administrative ..........................      6,439,950            7,949,092
  Rent expense payable to related party ...............      1,436,341            1,174,535
  Depreciation and amortization .......................        248,687              315,424
  TOTAL OPERATING EXPENSES ............................      8,124,978            9,439,051
LOSS FROM OPERATIONS ..................................     (8,485,019)         (10,449,331)
  Interest expense ....................................       (132,043)             (15,251)
  Interest and other income ...........................         19,117                7,041
NET LOSS ..............................................   $ (8,597,944)        $(10,457,541)

Basic and diluted net loss per share ..................   $      (2.92)        $      (3.95)
Weighted average number of shares outstanding .........      2,949,318            2,647,000

          See accompanying summary of accounting policies and notes to financial statements.

                             WHERIFY WIRELESS, INC.
                       STATEMENT OF STOCKHOLDERS' DEFICIT
                       Years Ended June 30, 2003 and 2004

                                          Convertible Preferred Stock       Common Stock
                                          ---------------------------       ------------
                                                                                                                       Total
                                                                                                   Accumulated     Stockholders'
                                           Shares         Amount         Shares       Amount         Deficit          Deficit
                                          ---------   ------------      ---------   ------------   ------------    ------------
BALANCE--JUNE 30, 2002 ................   2,225,890   $ 21,642,729      2,629,726   $    139,173   $(23,823,702)   $ (2,041,800)

Issuance of Series C
Convertible Preferred Stock for cash ..     642,413      6,151,493             --             --             --       6,151,493

Exercise of common stock
options at average exercise
price of $1.50 per share ..............          --             --         15,000         22,500             --          22,500

Issuance of common stock with
fair value of $1.50 for services ......          --             --        300,000        450,000             --         450,000

Net loss ..............................          --             --             --             --    (10,457,541)    (10,457,541)

BALANCE--JUNE 30, 2003 ................   2,868,303     27,794,222      2,944,726        611,673    (34,281,243)     (5,875,348)

Issuance of Series C
Convertible Preferred Stock for cash ..   1,191,108      6,372,000                                                    6,372,000

Conversion of note payable
and interest for Series C
Convertible Preferred Stock
at $7.50 per share ....................     139,466      1,045,995                                                    1,045,995

Conversion of invoice payable
and interest for Series C
Convertible Preferred Stock
at $15.00 per share ...................      13,369        200,535                                                      200,535

Issuance of Common Stock for
services at $1.50 .....................                                    11,000         16,500                         16,500

Net loss                                                                                             (8,597,944)     (8,597,944)

BALANCE--JUNE 30, 2004 ................   4,212,246   $ 35,412,752      2,955,726   $    628,173   $(42,879,187)   $ (6,838,262)

          See accompanying summary of accounting policies and notes to financial statements.

                             WHERIFY WIRELESS, INC.
                             STATEMENT OF CASH FLOWS

                                                                                             Year ended June 30,
                                                                                            2004              2003
                                                                                        ------------      ------------
OPERATING ACTIVITIES:
  Net loss ...........................................................................  $ (8,597,944)     $(10,457,541)
 Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization ......................................................       248,687           315,424
  Write off note receivable--related party ...........................................       144,337
  Common stock issued for services ...................................................        16,500           450,000
  Prefrerred stock issued for interest ...............................................        45,995
 Changes in assets and liabilities:
  Accounts receivable ................................................................        66,154           (75,897)
  Inventory ..........................................................................        28,200           172,396
  Prepaid expenses and other current assets ..........................................       (30,754)          277,395
  Accounts payable and accrued expenses ..............................................     2,567,604         2,021,292
NET CASH USED IN OPERATING ACTIVITIES ................................................    (5,511,221)       (7,296,930)
INVESTING ACTIVITIES:
  Purchase of property and equipment .................................................       (63,570)
NET CASH USED IN INVESTING ACTIVITIES ................................................       (63,570)
FINANCING ACTIVITIES:
  Deferred stock compensation ........................................................            --            38,264
  Proceeds from issuance of common stock .............................................            --            22,500
  Proceeds from issuance of note payable .............................................            --         1,000,000
  Proceeds from issuance of mandatorily redeemable convertible preferred stock, net ..     6,372,000         6,151,493
NET CASH FROM FINANCING ACTIVITIES ...................................................     6,372,000         7,212,257
CHANGE IN CASH AND CASH EQUIVALENTS ..................................................       797,209           (84,673)
CASH AND CASH EQUIVALENTS--BEGINNING OF PERIOD .......................................       375,819           460,492
CASH AND CASH EQUIVALENTS--END OF PERIOD .............................................  $  1,173,028      $    375,819

Supplemental disclosures of non-cash activities
  Issuance of preferred stock for accounts payable ...................................  $    200,535      $         --
  Issuance of preferred stock for short term note and interest .......................     1,000,000                --

          See accompanying summary of accounting policies and notes to financial statements.

                             WHERIFY WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Nature of business. Wherify Wireless, Inc. ("Wherify") was incorporated in the State of California on March 28, 1998. Wherify develops technology and the related hardware to provide location-tracking services using Global Positioning Satellite technology in real time for people and their property.

      Since inception, Wherify has primarily been involved in conducting research and development, business planning and capital-raising activities.

      Certain amounts in financial statements of prior years have been reclassified to conform to the presentation of the current year for comparative purposes.

      Restatements of fiscal year 2004 were made. See note 14 for details.

      Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of expenses. Actual results could differ from those estimates.

      Cash and Cash Equivalents. For purposes of the statement of cash flows, Wherify considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

      Revenue Recognition. Wherify recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured. This typically occurs when the product is shipped.

      Allowance for Doubtful Accounts. Bad debt expense is recognized based on management's estimate of likely losses per year, based on past experience and an estimate of current year uncollectible amounts. There was $0 allowance for doubtful accounts as of June 30, 2004.

      Inventories. Inventories are valued at the lower of first-in, first-out
(FIFO) cost or market.

      Property and equipment is valued at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are three to seven years.

      Impairment of Long-Lived Assets. Wherify reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. Wherify assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.

      Income taxes. Wherify recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Wherify provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

      Basic and diluted net loss per share calculations are presented in accordance with Financial Accounting Standards Statement 128, and are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. Basic and diluted loss per share is the same due to the absence of common stock equivalents.

      Stock options and warrants. Wherify accounts for non-cash stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, Accounting for Equity Investments That Are Issued to Non-Employees for Acquiring, or in Conjunction with Selling Goods or Services. Common stock issued to non-employees and consultants is based upon the value of the services received or the quoted market price, whichever value is more readily determinable. Wherify accounts for stock options and warrants issued to employees under the intrinsic value method. Under this method, Wherify recognizes no compensation expense for stock options or warrants granted when the number of underlying shares is known and the exercise price of the option or warrant is greater than or equal to the fair market value of the stock on the date of grant. The following table illustrates the effect on net loss and net loss per share if Wherify had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                                                 2004              2003
                                                                             ------------      ------------
Net loss as reported ......................................................  $ (8,597,944)     $(10,457,541)
Add:
  stock based compensation determined under intrinsic value-based method ..            --                --
Less:
  stock based compensation determined under fair value-based method .......      (143,986)         (193,099)
  Pro forma net loss ......................................................  $ (8,741,930)     $(10,650,640)

Basic and diluted net loss per common share:
  As reported .............................................................  $      (2.92)     $      (3.95)
  Pro forma ...............................................................         (2.96)            (4.02)

      The weighted average fair value of the stock options granted during fiscal 2004 and 2003 was $.42 and $.62, respectively. Variables used in the Black-Scholes option-pricing model include (1) 3.5% risk-free interest rate, (2) expected option life is the actual remaining life of the options as of each year end, (3) expected volatility was zero (minimal value), and (4) zero expected dividends.

      Recently issued accounting pronouncements. Wherify does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Wherify's results of operations, financial position or cash flow.

NOTE 2--GOING CONCERN

      As shown in the accompanying financial statements, Wherify incurred recurring net losses of $8,597,944 and $10,457,541 in fiscal 2004 and 2003, respectively, has an accumulated deficit of $42,879,187 and a working capital deficit of $7,432,810 as of June 30, 2004. These conditions create an uncertainty as to Wherify's ability to continue as a going concern. Management is trying to raise additional capital through sales of preferred stock. The financial statements do not include any adjustments that might be necessary if Wherify is unable to continue as a going concern.

NOTE 3--LOAN RECEIVABLE--OFFICER

      In fiscal 2004, Wherify wrote off amounts advanced to a senior officer totaling $144,337 from loan receivable from officer to compensation expense.

NOTE 4--INVENTORY

      Inventory consisted of the following as of June 30, 2004:

Finished goods ..............................................         $ 243,320
Less: allowance for slow moving inventory ...................          (221,520)
Net inventory ...............................................         $  21,800

NOTE 5--PROPERTY AND EQUIPMENT

      Property and equipment consisted of the following at June 30, 2004:

Description                                                Life          Amount
-----------                                                ----          ------
Leasehold improvements.......................          10 years      $   78,462
Computer equipment...........................           3 years         767,558
Office furniture and equipment...............           7 years         140,290
Equipment....................................           7 years         365,175
                                                                      1,351,485
Less: accumulated depreciation...............                         (982,954)
                                                                     $  368,531

      Depreciation expense totaled $248,686 and $315,424 in fiscal 2004 and 2003, respectively.

NOTE 6--ACCRUED LIABILITIES TO RELATED PARTY

      Wherify leases office space under a ten year operating lease which began in September 1999 from a 5% shareholder of Wherify. Wherify was required to pay a security deposit totaling $226,072 which is reflected in other assets on the balance sheet as of June 30, 2004. Basic rent expense charged to operations for fiscal 2004 and 2003 was $1,192,016 and $1,130,360, respectively.

Future minimum lease payments under a non-cancelable operating lease is as follows:

Year Ending June 30,
  2005 ......................................................         $1,223,000
  2006 ......................................................          1,254,000
  2007 ......................................................          1,284,000
  2008 ......................................................          1,315,000
  2009 ......................................................          1,346,000
  After 2008 ................................................            452,000

      As of June 30, 2004, Wherify is behind on rent totaling $3,381,307.

NOTE 7--COMMITMENTS

      Wherify has agreed to several payout plans for various vendors for old accounts payable. The payouts total approximately $617,000 and are scheduled to be paid out through September 2005.

NOTE 8--CONVERTIBLE PREFERRED STOCK

      As of June 30, 2004, Preferred Stock consists of the following:

                                                  Issued and
                                 Authorized       Outstanding
                                   Shares            Shares             Value
Series A ....................    1,140,423          1,140,423        $ 8,553,413
Series B ....................      555,383            555,383          5,137,284
Series C ....................    2,900,000          2,516,440         21,722,055

      The holders of Convertible Preferred Stock have certain rights as follows:

Voting

      Each holder of the Series A, B and C Stock is entitled to a number of votes equal to the number of shares of common stock into which the shares could be converted. As of June 30, 2004, holders of Series A, B and C are entitled to one vote for each share of Preferred A, B or C they hold.

      Notwithstanding the provisions of the paragraph above, at each annual or special meeting called for the purpose of electing directors, the holders of Series A, B and C, all voting together as a single class on an as-converted basis, shall be entitled to elect two members of the Board of Directors and the holders of the common stock, voting as a single class, shall be entitled to elect the remaining members of the Board of Directors.

Dividends

      Holders of Series A, B and C are entitled to a non-cumulative dividend, when and if declared by the Board of Directors, at the rate of $0.75 per share per annum for Series A, $0.925 per share per annum for Series B, and $1.50 per share per annum for Series C prior and in preference to any distribution on the common stock. Through June 30, 2004 the Board of Directors has declared no dividends.

Liquidation

      In the event of any liquidation, change in control, dissolution or winding up of Wherify, the holders of the Series A, B and C shall be entitled to receive, prior and in preference to any distribution to the holders of the common stock, an amount per share equal to $7.50 per share for Series A, $9.25 per share for Series B and $15.00 per share for Series C, plus an amount equal to all accrued but unpaid dividends on such shares. Any amounts remaining after such distribution shall be distributed ratably to the holders of common stock.

Conversion

      Each share of Series A, B and C is convertible, at the option of the holder into common stock, according to a conversion ratio, subject to adjustments for dividends, splits, subdivisions, combinations, consolidation of common stock, distributions, reclassification, exchange and substitution. As of June 30, 2004, the each holder of Series A, B and C is entitled to one share of common stock for each share of Series A, B or C they hold. Each share of Series A, B and C automatically converts into the number of shares of common stock at the then effective conversion rate upon the earlier of: (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of Wherify to the public with aggregate proceeds to Wherify in excess of $10,000,000 and (ii) the affirmative vote or written consent of a majority of the outstanding shares of such Series A, B and C.

      At June 30, 2004 Wherify reserved a total of 4,212,246 shares of common stock for the conversion of Series A, B, and C Convertible Preferred Stock.

Issuance

      Series A Convertible Preferred stock was sold from June 1999 through February 2003 for $7.50 per share.

      Series B Convertible Preferred stock was sold from April 2000 through December 2000 for $9.25 per share.

      Series C Convertible Preferred stock was sold from August 2001 through June 2002 for $15 per share.

      In fiscal 2003, Wherify sold 642,413 shares of Series C Convertible Preferred stock for proceeds of $6,151,485.

      In fiscal 2004, Wherify sold 1,191,108 shares of Series C Convertible Preferred stock for proceeds of $6,372,000, issued 139,466 shares of Series C Convertible Preferred stock for a note payable and accrued interest totaling $1,045,995, and issued 13,369 shares of Series C Convertible Preferred stock for accounts payable totaling $200,535.

NOTE 9--COMMON STOCK

      Wherify has the right to repurchase, at the original issue price, the unvested portion of the common stock issued to employees in connection with Wherify's formation. The vesting period is ratable over four years and 2,955,726 shares were subject to repurchase at June 30, 2004.

      In fiscal 2003, Wherify issued 15,000 shares of common stock for the exercise of options for proceeds totaling $22,500 and issued 300,000 shares of common stock for services valued at $450,000.

      In fiscal 2004, Wherify issued 11,000 shares of common stock for services valued at $16,500.

NOTE 10--STOCK OPTION PLAN

      In 1999 Wherify adopted the 1999 Stock Option Plan ("the Plan"). The Plan provides for the granting of stock options to employees and consultants of Wherify. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees and consultants. Wherify has reserved 900,000 shares of common stock for issuance under the Plan.

      Options under the Plan may be granted for periods of up to ten years and at an exercise price equal to the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. To date, options granted generally are exercisable immediately as of the effective date of the option agreement.

      Summary information regarding options is as follows:

                                                                      Weighted
                                                                       Average
                                                     Options         Share Price
Outstanding at June 30, 2002 ...................     564,814          $    .47
Year ended June 30, 2003:
  Granted ......................................     323,000               .10
  Exercised ....................................    (141,000)
  Forfeited ....................................    (178,500)              .21
Outstanding at June 30, 2003 ...................     568,314              2.57
Year ended June 30, 2004:
  Granted ......................................     399,376              1.53
  Forfeited ....................................    (273,356)             2.93
Outstanding at June 30, 2004 ...................     694,334          $   1.83

Options outstanding and exercisable as of June 30, 2004:

                                          Outstanding
                                          -----------
                                                                     Exercisable
                                         Number      Remaining           Number
Exercise Price                        of Shares           life        of Shares
--------------                        ---------           ----        ---------
$1.50........................           327,000        7 years           65,400
 3.00........................             7,800        8 years            7,800
 6.00........................            38,158        8 years           20,224
 1.65........................           321,376        9 years          125,337
                                        694,334                          218,761

NOTE 11--INCOME TAXES

      Wherify uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During fiscal 2004 and 2003, Wherify incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $42,800,000 at June 30, 2004, and will expire in the years 2013 through 2024.

      At June 30, 2004, deferred tax assets consisted of the following:

Deferred tax assets
  Net operating losses ......................................      $ 14,500,000
  Less: valuation allowance .................................       (14,500,000)
Net deferred tax asset ......................................      $          0

NOTE 12--QUALCOMM LICENSE

      In January 2003, Wherify purchased a license for CDMA communications protocol technology from Qualcomm Corporation. The purchase price was $1 million and $250,000 was paid in fiscal 2003. In fiscal 2004, Wherify's management determined that the CDMA technology would be only a temporary fix and that the competing GSM technology was required for long-term product viability. Consequently, the remaining balance of the license cost, or $750,000, was written off in fiscal 2004. The replacement GSM technology for Wherify's next generation product line scheduled for release in early calendar 2005 is part of the products Wherify is buying from its supplier. In June 2004, Wherify agreed to a modification of the licensing contract to increase the remaining balance due from $500,000 to $625,000 in exchange for extending the due date for payment to January 2005. As of June 30, 2004, Wherify's accounts payable still includes the agreed-to remaining $625,000 unpaid balance of the Qualcomm license fee purchase price.

NOTE 13--SUBSEQUENT EVENTS

      In July, August and September 2004, Wherify sold 463,924 shares of Series C Convertible Preferred Stock for proceeds totaling $3,479,465.

NOTE 14--RESTATEMENT

      In December 2004, errors resulting in an understatement of revenue and accounts receivable for the year ended June 30, 2004 were discovered by management. A flaw in Wherify's billing system caused earned revenue of $88,715 to be unbilled. Accordingly, adjustments have been made as of June 30, 2004 and the year then ended, to increase revenue and accounts receivable by $88,715.

                             WHERIFY WIRELESS, INC.
                                  BALANCE SHEET
                                   (UNAUDITED)

                                                                   December31,
                                                                       2004
                                                                  ------------
              ASSETS

CURRENT ASSETS:

  Cash & cash equivalents                                         $  3,933,797
  Accounts receivable, net of allowance of $0                            9,575
  Notes receivable                                                     100,452
  Prepaid expenses                                                      28,882
                                                                  ------------
     TOTAL CURRENT ASSETS                                            4,072,706

Property and equipment, net                                            343,664
Other assets                                                           226,072
                                                                  ------------
TOTAL ASSETS                                                      $  4,642,442
                                                                  ============

              LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable                                                $  4,346,485
  Accrued liabilities related party                                  3,689,762
  Accrued liabilities                                                  217,756
  Stock payable                                                      1,969,716
                                                                  ------------
     TOTAL CURRENT LIABILITIES                                      10,223,719
                                                                  ------------

  Commitments                                                               --

STOCKHOLDERS' DEFICIT Series A, convertible, no par value:

  1,140,423 shares authorized, 8,553,413 issued and outstanding      8,553,413
  Series B, convertible, no par value:
  555,383 shares authorized, 555,383 shares issued
  and outstanding                                                    5,137,284

  Series C, convertible, no par value:
  2,900,000 shares authorized, 1,122,498 shares issued
  and outstanding                                                   26,881,520

  Common stock, no par value:
   10,000,000 shares authorized, 3,249,357 shares
   issued and outstanding                                              628,173

  Accumulated deficit                                              (46,781,667)
                                                                  ------------
     TOTAL STOCKHOLDERS' DEFICIT                                    (5,581,277)
                                                                  ------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                       $  4,642,442
                                                                  ============

                             WHERIFY WIRELESS, INC.
                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                     Three Months December 31,         Six Months December 31,
                                                      2004             2003             2004             2003
                                                  -----------      -----------      -----------      -----------
REVENUE                                           $    17,442      $        --      $    61,963      $    87,723

COST OF SALES                                          67,245               --          106,436          351,758
                                                  -----------      -----------      -----------      -----------
GROSS LOSS                                            (49,803)              --          (44,473)        (264,035)
                                                  -----------      -----------      -----------      -----------

OPERATING EXPENSES:
      General and administrative                    2,673,907        1,062,488        3,887,339        3,044,970
      Depreciation and amortization                    24,122           78,578           47,144          139,459
                                                  -----------      -----------      -----------      -----------
         TOTAL OPERATING EXPENSES                   2,698,029        1,141,066        3,934,483        3,184,429
                                                  -----------      -----------      -----------      -----------

LOSS FROM OPERATIONS                               (2,747,832)      (1,141,066)      (3,978,956)      (3,448,464)

      Interest expense                                 16,612           14,947           25,735          107,707
      Interest and other income                        (6,603)          (1,100)         (16,730)          (1,441)
      State income taxes                                   --               --            3,232            1,965
                                                  -----------      -----------      -----------      -----------
NET LOSS                                          $(2,757,841)     $(1,154,913)     $(3,991,193)     $(3,556,695)
                                                  ===========      ===========      ===========      ===========

Basic and diluted net loss per share              $     (0.93)     $     (0.39)     $     (1.35)     $     (1.21)

Weighted average number of shares outstanding       2,955,726        2,945,726        2,955,726        2,945,563

                             WHERIFY WIRELESS, INC.
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                            Six Months       Six Months
                                                           December 31,     December 31,
                                                               2004             2003
                                                           -----------      -----------
OPERATING ACTIVITIES:
      Net loss                                             $(3,991,193)     $(3,556,695)
      Adjustments to reconcile net loss to
      net cash used in operating activities:
          Depreciation and amortization                         47,144          139,459
          Write off note receivable - related party                 --          134,958
          Common stock issued for services                          --            1,500
          Preferred stock issued for interest                       --           45,995
      Changes in assets and liabilities:
          Accounts receivable                                   88,895           52,905
          Interest receivable from note receivable                (452)              --
          Inventory                                             21,800           32,207
          Prepaid expenses and other current assets             (7,509)              --
          Accounts payable and accrued expenses              1,564,894          990,854
                                                           -----------      -----------
NET CASH USED IN OPERATING ACTIVITIES                       (2,276,421)      (2,158,817)
                                                           -----------      -----------
INVESTING ACTIVITIES:
      Purchase of property and equipment                       (22,276)              --
      Loan to another entity                                  (100,000)              --
                                                           -----------      -----------
NET CASH USED IN INVESTING ACTIVITIES                         (122,276)              --
                                                           -----------      -----------
FINANCING ACTIVITIES:
      Proceeds from sale of
          convertible preferred stock, net                   5,159,466        1,956,000
                                                           -----------      -----------
NET CASH FROM FINANCING ACTIVITIES                           5,159,466        1,956,000
                                                           -----------      -----------

CHANGE IN CASH AND CASH EQUIVALENTS                          2,760,769         (202,817)

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD              1,173,028          375,819
                                                           -----------      -----------

CASH AND CASH EQUIVALENTS - END OF PERIOD                  $ 3,933,797      $   173,002
                                                           ===========      ===========

Supplemental disclosures of non-cash activities
      Issuance of preferred stock for accounts payable     $        --      $   200,535
      Issuance of preferred stock for short term note               --        1,000,000

                             WHERIFY WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Wherify Wireless, Inc. ("Wherify") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Wherify's Annual Report filed with the SEC on Form S-2. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal 2004 as reported in the S-2 have been omitted.

NOTE 2 - STOCK BASED COMPENSATION:

Wherify accounts for its employee stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Wherify granted 70,000 options to purchase common stock to employees in the six months ending December 31, 2004. All options vest immediately, have an exercise price of 100 percent of market value on the date of grant and expire 10 years from the date of grant. Wherify recorded compensation expense of $0 under the intrinsic value method during the six months ended December 31, 2004.

The following table illustrates the effect on net loss and net loss per share if, Wherify had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                Three Months Ended                    Six Months Ended
                                                    December 31,                         December 31,
                                               2004               2003              2004             2003
                                          -------------      -------------      -----------      -----------
Net loss as reported                      $  (2,757,841)     $  (1,154,913)     $(3,991,193)     $(3,556,695)
Add:  stock based
         compensation
         determined under
         intrinsic value-
         based method                                --                 --               --               --
Less: stock based
         compensation
         determined under
         fair value-
         based method                                --                 --          (30,783)         (44,416)
                                          -------------      -------------      -----------      -----------

   Pro forma net loss                     $  (2,757,841)     $  (1,154,913)     $(4,021,976)     $(3,601,111)
                                          =============      =============      ===========      ===========

Basic and diluted net
   loss per common share:
   As reported                            $           (.93)  $           (.39)  $     (1.35)     $     (1.21)
   Pro forma                                          (.93)              (.39)        (1.36)           (1.22)

NOTE 3 - EQUITY

During the six months ended December 31, 2004, Wherify sold 732,917 shares of Series C convertible preferred stock for $5,159,466.

During December 2004, Wherify received $1,969,716 for shares Wherify has not issued as of December 31, 2004. Wherify owes four individuals 196,971 shares of Series C convertible preferred stock.

NOTE 4 SUBSEQUENT EVENTS

During January 2005, Wherify sold approximately 809,500 shares of Series C Convertible Preferred Stock for proceeds totaling $8,095,000.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                             Consolidated Pro Forma
                                  Balance Sheet
                                  June 30, 2004
                                 (in thousands)

                                                                               Adjustments
                                                                               -----------
                                                                                                           Pro Forma
                                                         IQB        Wherify        Debit        Credit   Combined
                                                        -------     -------      --------       ------    -------
Assets
Current assets
  Cash & cash equivalents ........................     $      7    $  1,173      14,949(5,6)             $ 13,880
  Accounts receivable ............................           20          10                                    30
  Inventory ......................................            1          22                                    23
  Prepaid expenses ...............................           65          21                                    86
  Total current assets ...........................           93       1,226                                14,019
PP&E, net ........................................            5         369                                   374
Other assets .....................................           --         226          --                       226
Intellectual property, net .......................           88          --                                    88
  Total assets ...................................     $    186    $  1,821                              $ 14,707

Liabilities and Stockholders' Deficit
Current liabilities
  Convertible notes payable to investors .........     $  1,667    $     --       1,667(1)               $      0
  Accounts payable ...............................          329       5,036                                 5,365
  Accrued liabilities to related party ...........           --       3,381                                 3,381
  Note Payable ...................................          100          --                                   100
  Commited/Stock Payable .........................          247          --         247(2)                      0
  Accrued expenses ...............................          229         242         172(1)                    299
  Total current liabilities ......................        2,572       8,659                                 9,145
Stockholders' deficit
Common stock and paid in capital .................       10,877         628            (1)       1,839
                                                                                       (2)         247
                                                                                       (3)      25,358
                                                                                       (4)      22,149
                                                                                       (5)       3,300
                                                                                       (6)      11,649     73,798
Preferred Stock A ................................           --       8,553       8,553(4)                     --
Preferred Stock B ................................           --       5,137       5,137(4)                     --
Preferred Stock C ................................           --      21,722      21,722(4)                     --
                                                                                 25,358(3)
Accumulated deficit ..............................      (13,263)    (42,878)           (4)      13,263    (68,236)
  Stockholders' deficit ..........................       (2,386)     (6,838)                                5,562
  Total liabilities and stockholders' equity .....     $    186    $  1,821      75,556         75,556   $ 14,707

--------------------------
Notes

(1) Assumes that investors who hold convertible debentures issued by IQB prior to January 11, 2005 will convert 100% of the outstanding principal and interest due under those debentures and into IQB common stock immediately prior to the merger, which the investors have agreed to do.

(2) Assumes that commitments to issue stock of IQB and Wherify were fulfilled and such stock was issued as of the date of these pro forma financial statements.

(3) Impairment based on 6,175,298 outstanding shares of IQB at June 30, 2004 with a closing price of $3.72 at June 30, 2004. It was determined pursuant to relevant accounting rules that no substantiation for goodwill of $25,358,000 exists and therefore all goodwill related to the business of IQB will be written off upon the closing of the merger.

(4) As a result of reverse merger accounting, IQB stockholder's deficit will be rolled into the combined company's initial common stock and paid in capital. Holders of Wherify preferred stock will receive shares of IQB common stock as a result of the merger.

(5) On January 11, 2005, IQB issued $3,300,000 in convertible debentures and warrants. The value of these debentures are offset by a beneficial conversion discount of $1,809,000 and the value of the warrants of $1,491,000. The discount is taken against paid in capital and will be amortized over the life of the debentures as interest expense.

(6) During December 2004 and January 2005, Wherify issued and sold approximately 1,200,000 shares of Series C Preferred Stock at $10.00 per share for an aggregate purchase price of $11,649,000. Holders of Series C preferred stock will receive shares of IQB common stock in exchange for their shares of Series C preferred stock as a result of the merger.

(7) The Wherify issuance of Series C preferred stock carries a beneficial conversion discount of $7,440,000. The discount would result in a debit and a credit to paid in capital for a $0 net effect.

                             Consolidated Pro Forma
                             Statement of Operations
                        Twelve Months Ended June 30, 2004
                                 (in thousands)

                                                         I             W            Adj.         Pro Forma
                                                     --------      --------       -------         --------
Revenue ...........................................       270            81            --              351
Cost of sales  Total Cost of Goods Sold ...........       111           440            --              551
  Gross Margin ....................................       159          (360)           --             (200)
Operating expenses
  Selling expense .................................       374            --           374
  General and administrative ......................     6,651         7,876        14,527
  Research and development ........................       172            --           172
  Impairment ......................................        --            --        25,358(2)        25,358
  Depreciation/Amortization .......................         4           249           253
  Total operating expenses ........................     7,201         8,125        25,358           40,684
Loss from Operations ..............................    (7,042)       (8,485)      (25,358)         (40,884)
Interest expense ..................................     1,349           132           183(1)         1,664
Interest and other income .........................        --           (19)           --              (19)
Net Loss ..........................................  $ (8,391)     $ (8,598)      (25,541)        $(42,529)

--------------------------
(1) Acceleration of IQB convertible debt issuance discount due to early conversion of notes.

(2) Impairment based on 6,175,298 outstanding shares of IQB at June 30, 2004 with a closing price $3.72, including stockholder's deficit of $2,386,000 at June 30, 2004. It was determined there was no substantiation for a goodwill of $25,358,000.

                             Consolidated Pro Forma
                                  Balance Sheet
                                December 31, 2004
                                 (in thousands)

                                                                                          Adjustments
                                                                                          -----------            Pro Forma
                                                          IQB          Wherify      Debit             Credit     Combined
                                                        -------        -------      ------            ------     ---------
Current assets
  Cash & cash equivalents                             $   1,147      $   3,934      11,575 (5,6)                 $  16,656
  Accounts receivable                                        36              9                                          45
  Loan receivable                                            --            101                                         101
  Inventory                                                  10             --                                          10
  Prepaid expenses                                            5             28                                          33
                                                             --             --                                          --
     Total current assets                                 1,198          4,072                                      16,845
PP&E, net                                                     3            344                                         347
Other assets                                                 --            226                --                       226
Intellectual property, net                                   65             --                                          65
  Total assets                                        $   1,266      $   4,642                                   $  17,483


Current liabilities
  Convertible notes payable to investors              $   2,543      $      --       1,418 (1,5)       2,175     $   3,300
  Accounts payable                                          253          4,346                                       4,599
  Accrued liabilities to related party                       --          3,690                                       3,690
  Notes Payable                                             355             --         355   (1)                        --
  Commited/Stock Payable                                    150          1,970       2,120   (2)                        --
  Accrued expenses                                          288            218         197   (1)                       309
     Total current liabilities                            3,589         10,224                                      11,898


Common stock and paid in capital                         12,901            628               (1)                     1,970
                                                                                             (2)                     2,120
                                                                                             (3)                    41,555
                                                                                             (4)                    38,249
                                                                                             (6)       9,400       106,823
Preferred Stock A                                            --          8,553       8,553   (4)                        --
Preferred Stock B                                            --          5,137       5,137   (4)                        --
Preferred Stock C                                            --         26,882      26,882   (4)                        --
Accumulated deficit                                     (15,224)       (46,782)              (4)       2,323       (59,683)
Current earnings                                                                    41,555   (3)                   (41,555)
                                                             --             --                                          --
  Stockholders' deficit                                  (2,323)        (5,582)                                      5,585
                                                             --             --                                          --
  Total liabilities and stockholders' equity          $   1,266      $   4,642      97,792            97,792     $  17,483

Notes -

(1) Merger agreement calls for the conversion of all IQB convertible debentures and interest just prior to closing of the merger.

(2)   Stock commitments to convert into equity

(3) Impairment based on 6,823,0229 outstanding shares of IQ Biometrix at December 31,2004 with a closing price of $5.75 at December 31, 2004. It was determined there was no substanitiation for a goodwill of $41,555,000.

(4) As a result of the reverse merger accounting, the IQB stockholder's deficit is rolled into the initial common stock and paid in capital. Wherify preferred shareholders converted into IQB common stock of the merged company.

(5) Convertible debentures issued by IQB of $3,300,000 issued in a round of financing completed January 11, 2005. This effects debt and goodwill because the beneficial conversion Discount of $2,022,000 and warrant value of $1,034,000, offset the value of the notes of $3,300,000. Since this would affect debt and the Stockholders deficit section of IQB which is eliminated in the merger, the offset is goodwill.

(6) Wherify sales of Series C Preferred Stock completed January 13, 2005 for $9,400,000, converted into common stock upon completion of the merger.

(7) The Wherify issuance carries a beneficial conversion discount of $2,918,000. There is no entry needed due to the net loss on the financials

                             Consolidated Pro Forma
                             Statement of Operations
                       Six Months Ended December 31, 2004
                                 (in thousands)

                                               I             W          Adj.       Pro Forma
                                           --------      --------    --------      --------
Revenue                                    $    214      $     62     $    --      $    276

Cost ofsales
Total Cost of Goods Sold                          4           106          --           110
                                           --------      --------    --------      --------
              Gross Margin                      210           (44)         --           166

Operating expenses
          Selling expense                       174            --                       174
          General and administrative          1,542         3,887                     5,429
          Research and development               14            --                        14

          Impairment                             --            --      41,555 (2)    41,555
          Depreciation/Amortization              27            47                        74
                                           --------      --------    --------      --------
              Total operating expenses        1,757         3,934      41,555        47,246
                                           --------      --------    --------      --------

Loss from Operations                         (1,547)       (3,978)    (41,555)      (47,080)


Interest expense                                404            26          82 (1)       512
Interest and other income                        --           (16)         --           (16)
Taxes                                            --             3          --             3

Net Loss                                   $ (1,951)     $ (3,991)   $(41,637)     $(47,579)


(1) Accleration of IQB convertible debt issuance discount due to early conversion of notes.

(2) Impairment based on 6,823,0229 outstanding shares of IQ Biometrix at December 31,2004 with a closing price of $5.75 at December 31, 2004.It was determined there was no substanitiation for a goodwill of $41,555,000.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

IQB's Certificate of Incorporation provides that, to the fullest extent authorized by the Delaware Law, IQB shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") because he is or was a director or officer of IQB, or is or was serving at the request of IQB as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him in connection with such Proceeding.

Under Section 145 of the Delaware Law, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed Proceeding (other than an action by or in the right of the corporation) if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of any threatened, pending or completed action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

IQB's Certificate of Incorporation also provides that expenses incurred by a person in his capacity as director of IQB in defending a Proceeding may be paid by IQB in advance of the final disposition of such Proceeding as authorized by the Board of Directors of IQB in advance of the final disposition of such Proceeding as authorized by the Board of Directors of IQB upon receipt of an undertaking by or on behalf of such person to repay such amounts unless it is ultimately determined that such person is entitled to be indemnified by IQB pursuant to the Delaware Law. Under Section 145 of the Delaware Law, a corporation must indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred in by him in connection with the defense of a Proceeding if he has been successful on the merits or otherwise in the defense thereof.

IQB's Certificate of Incorporation provides that a director of IQB shall not be personally liable to IQB of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of a director's duty of loyalty to IQB or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law for the willful or negligent unlawful payment of dividends, stock purchase or stock redemption or
(iv) for any transaction from which a director derived an improper personal benefit.

IQB has procured directors' and officers' liability insurance which insures against liabilities that directors and officers of IQB may incur in such capacities.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND OFFERING.

The estimated expenses set forth below, will be borne by IQB.

Item                                                                Amount
----                                                                ------
SEC Registration Fee .......................................      $    768
Legal Fees and Expenses ....................................      $100,000
Accounting Fees and Expenses ...............................      $  7,500
Printing ...................................................      $  4,000

Total ......................................................      $111,768

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

                               IQ BIOMETRIX, INC.
                              (F/K/A "JVWEB, INC.")

      All shares and share prices in this section have been adjusted to account for IQB's 1 for 4 reverse stock split effected on November 29, 2004.

      Prior to the merger of IQ Biometrix California and IQB, IQB issued to Greg
J. Micek a Convertible Secured Promissory Note for an investment in the amount of $100,000. This note automatically converted into 25,000 shares of common stock upon the consummation of the merger. The issuance of the note and the issuance of the common stock underlying the note are claimed to be exempt pursuant to Section 4(2) and 4(6) of the Securities Act of 1933.

      On each of November 26, 2002 and December 17, 2002, IQB issued to Special Equity IV, L.P. an accredited institutional investor, 62,500 shares of IQB common stock for the purchase price of $100,000. The parties memorialized this transaction on February 11, 2003 (See Exhibit 10.02). The issuance of the common stock is claimed to be exempt pursuant to Section 4(2) and 4(6) of the Securities Act of 1933.

      In December 2002, IQB issued to a resigning director of IQB 5,875 shares of IQB's common stock. The issuance of these shares is claimed to be exempt pursuant to Section 4(2) and 4(6) of the Securities Act of 1933. On March 22, 2002 (after taking into account certain post-closing adjustments), IQB issued 3,338,558 shares of its common stock in connection with the merger of IQ Biometrix California, Inc. with and into a subsidiary of IQB. These shares were issued to approximately 87 of the now former shareholders of IQB all of whom represented to IQB that they were accredited. These issuances are claimed to be exempt pursuant to Rule 506 of Regulation D under the Securities Act of 1933 with respect to U.S. persons and pursuant to Regulation S under the Securities Act of 1933 with respect to non-U.S. persons. Also, in connection with the merger, IQB assumed IQ Biometrix California's obligations under its stock plan, thus obligating IQB to issue up to 108,635 additional shares of common stock pursuant to options or stock grants issued pursuant to the assumed plan (after taking into account certain post-closing adjustments). The issuances of the common stock underlying these options or stock grants are claimed to be exempt pursuant to Rule 701 under the Securities Act of 1933. All of these options have expired.

      In June, August, September, November and December, 2002, IQB issued to three accredited investors 6% convertible subordinated debentures in the aggregate principal amount of $350,000. IQB issued $50,000 in 6% convertible debentures in June 2002, $100,000 in 6% convertible debentures in August 2002, $50,000 in convertible debentures in September 2002, $50,000 in 6% convertible debentures in November 2002 and $100,000 in 6% convertible debentures in December 2003. These notes are convertible at any time prior to the maturity date into IQB common stock at the option of the holder at a conversion price of $2.00 per share and mature on March 31, 2005. Accrued but unpaid interest is convertible into IQB common stock on the maturity date at the option of IQB. The issuances of these debentures are claimed to be exempt, and the issuance of the common stock underlying these debentures will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.

      On February 11, 2003, IQB and Special Equity IV, L.P. entered into Purchase and Sale Agreement whereby, in consideration of Special Equity's assignment to IQB of a promissory note made payable by a third party to Special Equity in the original principal amount of $2.2 million, IQB issued to Special Equity 175,000 shares of its common stock and granted to Special Equity warrants to purchase up to 250,000 shares of IQB's common stock for a per-share purchase price of $4.00. The issuances of IQB common stock, warrants and common stock underlying the warrants to Special Equity are claimed to be exempt pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933. The warrants issued in this transaction expired October 2003. See exhibits 10.01, 10.03 and 10.06.

      In April 2003, IQB issued to two accredited investors 10% secured convertible debentures in the aggregate principal amount of $400,000. For 30 days after maturity (or, in the event of prepayment in full prior to maturity, for 30 days after such prepayment date) the holder may elect to convert the note into shares of IQB common stock at a conversion price of $0.80 per share. In addition, if IQB pays, on or before the maturity date, at least 75% of the outstanding principal and accrued interest under the note, the holder will have the right to purchase a number of additional shares of IQB common stock equal to the quotient of 25% of the principal amount under the note divided by a purchase price of $0.80 per share. The issuances of these debentures are claimed to be exempt, and the issuance of the common stock underlying or purchasable pursuant to these debentures and the issuance of the warrants and of the common stock underlying the warrants will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933. See exhibits 10.24 and 10.27.

      In June 2003, IQB issued to two accredited investors 10% secured convertible debentures in the aggregate principal amount of $400,000. The holder may elect to convert the note into shares of IQB common stock at a conversion price of $2.00 per share. In addition, if IQB pays in cash, on or before the maturity date, the outstanding principal and accrued interest under the note, the holder will have the right to purchase a number of shares of IQB common stock equal to the principal and interest amount outstanding under the note divided by a purchase price of $2.00 per share. In addition, IQ Biometrix issued warrants to the holders of these debentures to purchase up to 80,000 shares of IQ Biometrix common stock at a per share exercise price of $2.00. The issuances of these warrants and debentures are claimed to be exempt, and the issuance of the common stock underlying or purchasable pursuant to these warrants and debentures will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933. See exhibits 10.24, 10.25 and 10.26 In July 2004, 40,000 of these warrants were exercised. In exchange for the shares, IQB received $30,000 cash and cancellation of a $50,000 short term note.

      On August 1, 2003, IQB and Daniel McKelvey entered into a consulting agreement (exhibit 10.41). Pursuant to Section 2 of this consulting agreement, IQB issued Mr. McKelvey a warrant (exhibit 10.42) to purchase 50,000 shares of IQB common stock with an exercise price of $2.00 per share. Twenty-five percent of the shares issuable upon exercise of the warrant vested on the first day of each quarter beginning August 1, 2003, subject to Mr. McKelvey continuing to provide services to IQB on that date. The warrant is exercisable any time before midnight July 31, 2008 and includes a cashless exercise provision . The warrant is fully vested. On August 1, 2004, IQB and Mr. McKelvey entered into the Consulting Agreement Addendum, pursuant to which the parties agreed to extend the consulting agreement (exhibit 10.46) for 6 months on the same terms and conditions, except that under Section 1 of the addendum IQB issued Mr. McKelvey a warrant (exhibit 10.41) to purchase 25,000 shares of IQB common stock with an exercise price of $3.00. Fifty percent of the shares issuable upon exercise of the warrant vested on the first day of each quarter beginning August 1, 2004. The warrant expires at midnight July 31, 2009 and includes a cashless exercise provision. As of the date of this prospectus, the warrant is fully vested. The issuances of these warrants and debentures are claimed to be exempt, and the issuance of the common stock underlying or purchasable pursuant to these warrants and debentures will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.

      In September, October and November 2003, IQB issued 6% convertible debentures due on September 18, 2004 in the aggregate principal amount of $700,000 to four accredited investors. Of these four investors, two were affiliated institutional funds. These debentures are convertible anytime at the option of the holder into IQB common stock at $2.56 per share. In addition, IQB issued warrants to the holders of these debentures to purchase up to 159,062 shares of the common stock of IQB at a per share exercise price of $5.00. The issuances of these warrants and debentures are claimed to be exempt, and the issuance of the common stock underlying or purchasable pursuant to these warrants and debentures will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933. In September 2004, debentures representing $500,000 in principal and accrued interest of $30,000 were converted at the request of the holder into 207,030 shares of IQB common stock at the conversion price of $2.56. In December 2004, debentures representing $100,000 in principal and accrued interest of $7,065 were converted at the request of the holder into 41,822 shares of IQB common stock at the conversion price of $2.56. See exhibits 10.32 through 10.39.

      On December 19, 2003, IQB issued 29,909 shares of its Common Stock to Greg Micek, a member of its Board of Directors, in consideration for the repayment of debt, reimbursement of expenses and payment for consulting services. This is part of a severance and mutual release agreement between IQB and Mr. Micek. Mr. Micek is an accredited investor and the issuance of the common stock is claimed to be exempt pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933. See Exhibit 10.31.

      In July, August and October 2004, IQB issued an aggregate of 205,000 in 10% convertible debentures to two accredited investors. The debentures mature on March 31, 2005. Principal and interest under the debentures are convertible at any time on or prior to maturity at the option of the holder into shares of IQB common stock at a price of $2.00 per share. In connection with this offering IQB issued warrants to purchase 510,000 shares of IQB common stock, at a per share exercise price of $2.00. The warrants are exercisable from the date of issuance and expire in July, August and October 2009. The issuances of these warrants and debentures are claimed to be exempt, and the issuance of the common stock underlying or purchasable pursuant to these warrants and debentures will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933. See exhibits 10.43 through 10.49.

      On January 11, 2005, IQB issued an aggregate of $3.3 million in convertible debentures and warrants to qualified institutional buyers, and a limited number of accredited individual and institutional investors. The convertible debentures bear interest at an annual rate of 5% and mature on June 30, 2005. The principal and accrued but unpaid interest thereon are convertible at any time at the election of the holder into shares of IQB common stock at a conversion price of $2.00 per share (the "Conversion Price"). The debentures and any accrued but unpaid interest thereon will automatically convert into shares of IQB common stock at the Conversion Price upon the effectiveness of this registration statement. In connection with the sale of the convertible debentures, IQB issued warrants to purchase an aggregate of 825,000 shares of IQB common stock for an exercise price of $2.70 per share expiring on January 11, 2010. These warrants carry a cashless exercise provision and are mandatorily exercisable at the option of IQB if the stock price trades at 200% of the exercise price for a period of 20 consecutive trading days, following the effectiveness of this registration statement. The conversion price of the debentures and the exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split and combination of shares or recapitalization or if IQB sells or is deemed to have sold any common stock or rights to acquire common stock at purchase price less than the conversion price of the debentures or the exercise price of the warrants. The issuances of these warrants and debentures are claimed to be exempt, and the issuance of the common stock underlying or purchasable pursuant to these warrants and debentures will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933. See exhibits 10.55 through 10.79.

      On January 12, 2005, IQB issued bonuses to Greg J. Micek, a member of the board, and Michael P. Walsh, its Chief Financial Officer in the amount of $100,000 each. Mr. Micek's bonus was paid half in cash and half in 10,416 shares of restricted stock, while Mr. Walsh's bonus was paid with 20,833 shares of restricted stock. The issuances of restricted and unrestricted stock are claimed to be exempt pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.

      During the past two years IQB issued an aggregate of 528,960 shares of IQB's common stock in consideration for services rendered. Of the 528,960 shares of IQB common stock issued, 23,750 shares were issued in consideration for legal services valued at $110,400, 31,249 shares were issued as executive bonuses valued at $150,000, 90,510 shares were issued in consideration for business and management consulting services valued at $440,809, 320,200 shares were issued for investor relations services valued at $1,715,711, 12,000 shares were issued for sales and marketing services valued at $52,560, and 82,500 shares were issued pursuant to the exercise of stock options. Each of the service providers and each of the other recipients of IQB shares were either accredited or sophisticated. We believe that these individuals have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the prospective investment. In addition, because of the services they performed for IQB, these individuals had sufficient access to material information about IQB. The shares were issued in transactions that we believe satisfies the requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of the Securities Act of 1933, as amended.

                                ITEM 27. EXHIBITS

      (a) The following Exhibits are filed herewith unless otherwise indicated:

      Exhibit No.   Description

          2.01 Agreement and Plan of Merger dated as of April 14, 2004, by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix A to the joint proxy statement/prospectus which is part of the Registration Statement on Form S-4/A filed on January 19, 2005).

          2.02 Amendment No. 1 to Agreement and Plan of Merger dated as of August 13, 2004 by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix B to the joint proxy statement/prospectus which is part of the Registration Statement on Form S-4/A filed on January 19, 2005).

          2.03 Amendment No. 2 to Plan of Merger dated as of December 7, 2004 by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix C to the joint proxy statement/prospectus which is part of the Registration Statement on Form S-4/A filed on January 19,
                    2005).

          2.04 Amendment No. 3 to Agreement and Plan of Merger dated as of January 13, 2005 by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix D to the joint proxy statement/prospectus which is part of the Registration Statement on Form S-4/A filed on January 19, 2005).

          3.02 Bylaws of IQB are incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997.

          3.04 Amended and Restated Articles of Incorporation of IQB are incorporated herein by reference from IQB's Definitive Proxy Statement on Form Def 14A (SEC File No. 0-24001) filed October 12, 2004

          4.01 Specimen Common Stock Certificate is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997.

          4.02 2004 Consultant Compensation plan is hereby incorporated by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-112937) filed February 18, 2004.

          4.03 Registration of of Stock Option are hereby incorporated by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-116207) filed June 4, 2004.

          4.04 Amendment to the 2004 Consultant Compensation plan is hereby incorporated by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-112937) filed October 13, 2004.

          4.05 2005 Consultant Compensation plan is hereby incorporated by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-123145) filed March 4, 2005.

          5.01      Opinion of The Crone Law Group LLP.

          10.01 Asset Purchase Agreement dated February 11, 2003 by and between Special Equity IV, L.P. and IQB is incorporated herein by reference from IQB's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

          10.02 Stock Purchase Agreement dated February 11, 2003 by and between Special Equity IV, L.P. and IQB is incorporated herein by reference from IQB's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

          10.03 Warrant to Purchase Common Stock dated February 11, 2003 between IQB and Special Equity IV, L.P. is incorporated herein by reference from IQB's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

          10.06 Bill of Sale and Assignment dated February 11, 2003 executed by Special Equity IV, L.P. in favor of IQB is incorporated herein by reference from IQB's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

          10.10 Memorandum of Agreement regarding stock options dated August 1, 2002 by and between IQB and William Scigliano is incorporated herein by reference from IQB's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002.

          10.12 Memorandum of Agreement regarding stock options dated August 1, 2002 by and between IQB and Greg J. Micek is incorporated herein by reference from IQB's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002.

          10.24 Form of Warrant to Purchase Common Stock Issued to Holders dated May 28, 2003 is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

          10.25 10% Secured Convertible Debenture dated May 28, 2003 between IQB and John J. Micek, Jr. is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

          10.26 10% Secured Convertible Debenture dated May 28, 2003 between IQB and Neil Morris is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

          10.27 10% Secured Convertible Debenture dated May 28, 2003 between IQB and Elisa Micek and Forte Capital Partners, LLC is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

          10.28 10% Secured Promissory Note between IQB and Network Storage Systems, Inc. dated May 4, 2003 is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

          10.29 Security Agreement between IQB the the Lenders dated May 4, 2003 is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

          10.31 Severence and Mutual release between IQB and Greg Micek dated September 30, 2003

          10.32 6% Secured Convertible Debenture dated September 18, 2003 between IQB and Platinum Partners Value Arbitrage Fund is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 14, 2003.

          10.33 6% Secured Convertible Debenture dated September 18, 2003 between IQB and Platinum Partners Global Macro Fund, LP is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 14, 2003.

          10.34 Warrant to Purchase Common Stock Issued to Platinum Partners Value Arbitrage Fund, LP 2003 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 14, 2003.

          10.35 Warrant to Purchase Common Stock Issued to Platinum Partners Global Macro Fund, LP 2003 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 14, 2003.

          10.36 6% Secured Convertible Debenture dated October 30, 2003 between IQB and William Ritger is incorporated herein by reference from IQB's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

          10.37 6% Secured Convertible Debenture dated October 8, 2003 between IQB and Jacob Engel is incorporated herein by reference from IQB's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

          10.38 Warrant to Purchase Common Stock Issued to William Ritger is incorporated herein by reference from IQB's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

          10.39 Warrant to Purchase Common Stock Issued to Jacob Engel is incorporated herein by reference from IQB's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

          10.40 Amendment to Employment Agreement between IQ Biometrix and William B. Scigliano dated April 13, 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

          10.41 Consulting Agreement between IQ Biometrix and Daniel P. McKelvey dated August 1, 2003 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

          10.42 Warrant to Purchase Common Stock Issued to Daniel McKelvey dated August 2003.

          10.43 6% Secured Convertible Debenture dated August 18, 2004 between IQB and John Micek, Jr. and Forte Capital Partners, LLC is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

          10.44 Warrant to Purchase Common Stock Issued to Forte Capital Partners, LLC dated July 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

          10.45 Warrant to Purchase Common Stock Issued to John Micek, Jr. dated July 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

          10.46 Amendment to consulting agreement between IQB and Daniel McKelvey dated August 1, 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

          10.47 Warrant to Purchase Common Stock Issued to Forte Capital Partners, LLC dated August 17, 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

          10.48 Warrant to Purchase Common Stock Issued to John Micek, Jr. dated August 17, 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

          10.49 Warrant to Purchase Common Stock Issued to Forte Capital Partners, LLC dated October 13, 2004.

          10.50 IQB's 2000 Non-Qualified Stock Option Plan is incorporated herein by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-43884) filed August 16, 2000,
                    Item 8, Exhibit 4.02.

          10.51 IQ Biometrix California, Inc. 2001 Stock Plan is incorporated herein by reference from IQB's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a) (iii), Exhibit 99.03.

          10.52 IQB's Year 2002 Consultant Compensation Plan is incorporated herein by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-96873) filed July 7, 2002, Item 8, Exhibit 4.02.

          10.53 IQB's Year 2003 Consultant Compensation Plan is incorporated herein by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-107447) filed July 28, 2003, Item 8, Exhibit 4.02.

          10.54 IQB's Year 2004 Consultant Compensation Plan is incorporated herein by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-112937) filed February 18, 2004,
                    Item 8, Exhibit 4.1.

          10.55 Purchase and Registration Rights Agreement dated January 11, 2005 are incorporated herein by reference from IQB's Current Report on Form 8-K (SEC File No. 000-24001) filed January 11, 2005. cross reference Exhibits 10.43 and 10.46

          10.56 Reference from IQB's quarterly Report on Form 10-QSB (SEC File NO. 000.24001) filed February 10, 2005 Amendment to Consulting Agreement Between IQB and Liviakis Financial Communications, Inc. dated January 1, 2005

          10.57 Consulting Agreement with Apline Capital Partners dated January 2004.

          10.58 5% Convertible Debenture issued to Austin Lewis dated January 10, 2005.

          10.59 Warrant to Purchase Common Stock Issued to Austin Lewis dated January 10, 2005.

          10.60 5% Convertible Debenture issued to Briarwood Investments dated January 10, 2005.

          10.61 Warrant to Purchase Common Stock Issued to Briarwood Investments dated January 10, 2005.

          10.62 5% Convertible Debenture issued to Enable Capital Partners dated January 10, 2005.

          10.63 Warrant to Purchase Common Stock Issued to Enable Capital Partners dated January 10, 2005.

          10.64 5% Convertible Debenture issued to Forte Capital Partners LLC dated January 10, 2005.

          10.65 Warrant to Purchase Common Stock Issued to Forte Capital Partners LLC dated January 10, 2005.

          10.66 5% Convertible Debenture issued to Meadowbrook Opportunity Fund dated January 10, 2005.

          10.67 Warrant to Purchase Common Stock Issued to Meadowbrook Opportunity Fund dated January 10, 2005.

          10.68 5% Convertible Debenture issued to Ron Nash dated January 10, 2005.

          10.69 Warrant to Purchase Common Stock Issued to Ron Nash dated January 10, 2005.

          10.70 5% Convertible Debenture issued to Nite Capital dated January 10, 2005.

          10.71 Warrant to Purchase Common Stock Issued to Nite Capital dated January 10, 2005.

          10.72 5% Convertible Debenture issued to Schottenfeld Group LLC dated January 10, 2005.

          10.73 Warrant to Purchase Common Stock Issued to Schottenfeld Group LLC dated January 10, 2005.

          10.74 5% Convertible Debenture issued to Special Situations Private Equity Fund, L.P. dated January 10, 2005.

          10.75 Warrant to Purchase Common Stock Issued to Special Situations Private Equity Fund, L.P. dated January 10, 2005.

          10.76 5% Convertible Debenture issued to Special Situations Technology Fund, L.P. dated January 10, 2005.

          10.77 Warrant to Purchase Common Stock Issued to Special Situations Technology Fund, L.P. dated January 10, 2005.

          10.78 5% Convertible Debenture issued to Special Situations Technology Fund II, L.P. dated January 10, 2005.

          10.79 Warrant to Purchase Common Stock Issued to Special Situations Technology Fund II, L.P. dated January 10, 2005.

          10.80 Warrant to Purchase Common Stock Issued to Daniel McKelvey dated August 2004.

          21.01     IQ Biometrix Operations, Inc.

          21.02     Wherify Acquisition, Inc.

          23.01     Consent of Malone & Bailey, P.C.

          23.02     Consent of The Crone Law Group LLP (included in Exhibit
                    5.01).*

          23.03     Consent of Paritz & Co.

-------------------
* Previously filed.

                              ITEM 28. UNDERTAKINGS

A. The undersigned Registrant will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and include any additional or changed material information on the plan of distribution.

(2) For the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B. (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

(2) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing this Registration on Form SB-2 and has duly caused this Amendment No. 1 to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, California on March 25, 2005.


                                        IQ BIOMETRIX, INC.


                                        By: /s/ William Scigliano
                                            ------------------------------------
                                            William Scigliano,
                                            Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                  Title                           Date
----                                  -----                           ----

/s/William Scigliano         Director and Chief               March 25, 2005
-------------------------    Executive Officer
William Scigliano            (Principal Executive Officer)


/s/ Greg. J. Micek           Director                         March 25, 2005
-------------------------
Greg J. Micek


/S/Daniel McKelvey           Director                         March 25, 2005
-------------------------
Daniel McKelvey


/S/Michael P Walsh           Chief Financial Officer,         March 25, 2005
-------------------------    Treasurer & Controller
Michael P Walsh              (Principal Financial Officer
                             and Principal Accounting
                             Officer)

                                Index of Exhibits

      Exhibit No.   Description

          2.01 Agreement and Plan of Merger dated as of April 14, 2004, by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix A to the joint proxy statement/prospectus which is part of the Registration Statement on Form S-4/A filed on January 19, 2005).

          2.02 Amendment No. 1 to Agreement and Plan of Merger dated as of August 13, 2004 by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix B to the joint proxy statement/prospectus which is part of the Registration Statement on Form S-4/A filed on January 19, 2005).

          2.03 Amendment No. 2 to Plan of Merger dated as of December 7, 2004 by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix C to the joint proxy statement/prospectus which is part of the Registration Statement on Form S-4/A filed on January 19,
                    2005).

          2.04 Amendment No. 3 to Agreement and Plan of Merger dated as of January 13, 2005 by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix D to the joint proxy statement/prospectus which is part of the Registration Statement on Form S-4/A filed on January 19, 2005).

          3.02 Bylaws of IQB are incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997.

          3.04 Amended and Restated Articles of Incorporation of IQB are incorporated herein by reference from IQB's Definitive Proxy Statement on Form Def 14A (SEC File No. 0-24001) filed October 12, 2004.

          4.01 Specimen Common Stock Certificate is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997.

          5.01      Opinion of The Crone Law Group LLP.

          10.06 Memorandum of Agreement regarding stock options dated August 1, 2002 by and between IQB and William Scigliano is incorporated herein by reference from IQB's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002.

          10.08 Memorandum of Agreement regarding stock options dated August 1, 2002 by and between IQB and Greg J. Micek is incorporated herein by reference from IQB's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002.

          10.09 Asset Purchase Agreement dated February 11, 2003 by and between Special Equity IV, L.P. and IQB is incorporated herein by reference from IQB's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

          10.10 Stock Purchase Agreement dated February 11, 2003 by and between Special Equity IV, L.P. and IQB is incorporated herein by reference from IQB's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

          10.11 Bill of Sale and Assignment dated February 11, 2003 executed by Special Equity IV, L.P. in favor of IQB is incorporated herein by reference from IQB's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

          10.12 Purchase and Sale Agreement dated February 11, 2003 between IQB and Special Equity IV, L.P. is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

          10.13 Bill of Sale and Assignment of Interest dated February 11, 2003 between IQB and Special Equity IV, L.P. is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

          10.14 Warrant to Purchase Common Stock dated February 11, 2003 between IQB and Special Equity IV, L.P. is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

          10.15 Stock Purchase Agreement dated February 11, 2003 between IQB and Special Equity IV, L.P. is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

          10.16 Security Agreement dated March 31, 2003 between IQB and Lenders is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

          10.17 Warrant to Purchase Common Stock Issued to Holder is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

          10.18 10% Secured Convertible Debenture dated May 28, 2003 between IQB and John J. Micek, Jr. is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

          10.19 10% Secured Convertible Debenture dated May 28, 2003 between IQB and Neil Morris is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

          10.20 10% Secured Convertible Debenture dated May 28, 2003 between IQB and Elisa Micek and Forte Capital Partners, LLC is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

          10.21 10% Secured Promissory Note between IQB and Network Storage Systems, Inc. dated May 4, 2003 is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

          10.22 Security Agreement between IQB the the Lenders dated May 4, 2003 is incorporated herein by reference from IQB's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

          10.27 Warrant to Purchase Common Stock Issued to Platinum Partners Value Arbitrage Fund, LP 2003 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB-2 (SEC File No. 000-24001) filed October 14, 2003.

          10.29 6% Secured Convertible Debenture dated October 16, 2003 between IQB and William Ritger is incorporated herein by reference from IQB's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

          10.31 Warrant to Purchase Common Stock Issued to William Ritger is incorporated herein by reference from IQB's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

          10.32 Warrant to Purchase Common Stock Issued to Jacob Engel is incorporated herein by reference from IQB's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

          10.33 Employment Agreement between IQ Biometrix and William B. Scigliano dated March 2, 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

          10.34 Consulting Agreement between IQ Biometrix and Daniel P. McKelvey dated August 1, 2003 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

          10.36 6% Secured Convertible Debenture dated August 18, 2004 between IQB and John Micek, Jr. and Forte Capital Partners, LLC is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

          10.37 Warrant to Purchase Common Stock Issued to Forte Capital Partners, LLC dated July 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

          10.38 Warrant to Purchase Common Stock Issued to John Micek, Jr. dated July 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

          10.39 Amendment to consulting agreement between IQB and Daniel McKelvey dated August 1, 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

          10.40 Warrant to Purchase Common Stock Issued to Forte Capital Partners, LLC dated August 17, 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

          10.41 Warrant to Purchase Common Stock Issued to John Micek, Jr. dated August 17, 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

          10.42 Warrant to Purchase Common Stock Issued to Forte Capital Partners, LLC dated October 13, 2004 is incorporated herein by reference from IQB's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed October 1, 2004.

          10.44 IQB's 2000 Non-Qualified Stock Option Plan is incorporated herein by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-43884) filed August 16, 2000,
                    Item 8, Exhibit 4.02.

          10.45 IQ Biometrix California, Inc. 2001 Stock Plan is incorporated herein by reference from IQB's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a) (iii), Exhibit 99.03.

          10.46 IQB's Year 2002 Consultant Compensation Plan is incorporated herein by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-96873) filed July 7, 2002, Item 8, Exhibit 4.02.

          10.47 IQB's Year 2003 Consultant Compensation Plan is incorporated herein by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-107447) filed July 28, 2003, Item 8, Exhibit 4.02.

          10.48 IQB's Year 2004 Consultant Compensation Plan is incorporated herein by reference from IQB's Registration Statement on Form S-8 (SEC File No. 333-112937) filed February 18, 2004,
                    Item 8, Exhibit 4.1.

          10.49 Purchase Agreement, Registration Rights Agreement, Convertible Debenture and Warrant Agreement dated January 11, 2005 are incorporated herein by reference from IQB's Current Report on Form 8-K (SEC File No. 000-24001) filed January 11, 2005.

          10.50 Reference from IQB's quarterly Report on Form 10-QSB (SEC File NO. 000.24001) filed February 10, 2005 Amendment to Consulting Agreement Between IQB and Liviakis Financial Communications, Inc. dated January 1, 2005

          21.01     IQ Biometrix Operations, Inc.

          21.02     Wherify Acquisition, Inc.

          23.01     Consent of Malone & Bailey, P.C.

          23.02     Consent of The Crone Law Group LLP (included in Exhibit
                    5.01).

          23.03     Consent of Paritz & Co.

--------------------